Exhibit 10.1

EXECUTION VERSION

$15,000,000

SENIOR SECURED PRIMING AND SUPERPRIORITY

DEBTOR-IN-POSSESSION CREDIT AGREEMENT

dated as of July 7, 2010,

among

MEDICAL STAFFING NETWORK, INC.,

AS A DEBTOR AND DEBTOR-IN-POSSESSION,

MEDICAL STAFFING HOLDINGS, LLC AND

MEDICAL STAFFING NETWORK HOLDINGS, INC.,

EACH AS A DEBTOR AND DEBTOR-IN-POSSESSION,

THE LENDERS PARTY HERETO

and

GENERAL ELECTRIC CAPITAL CORPORATION,

AS ADMINISTRATIVE AGENT AND COLLATERAL AGENT

ttt

GE CAPITAL MARKETS, INC.,

AS SOLE LEAD ARRANGER AND SOLE BOOKRUNNER

Exhibits:
Exhibit A	Form of Assignment
Exhibit B	Form of Note
Exhibit C	Form of Notice of Borrowing
Exhibit D	Form of Guaranty and Security Agreement
Exhibit E	Form of Initial Budget
Exhibit F	Form of Interim Order

Schedules:
Schedule I	Commitments
Schedule 4.2	Permits
Schedule 4.3	Ownership of Borrower and Subsidiaries
Schedule 4.5	Material Adverse Effect
Schedule 4.7	Litigation
Schedule 4.8	Taxes
Schedule 4.10	Existing Defaults
Schedule 4.12	Labor Matters
Schedule 4.13	List of Plans
Schedule 4.14	Environmental Matters
Schedule 4.16	Real Property
Schedule 8.1	Existing Indebtedness
Schedule 8.2	Existing Liens
Schedule 8.3	Existing Investments

SENIOR SECURED PRIMING AND SUPERPRIORITY

DEBTOR-IN-POSSESSION CREDIT AGREEMENT

THIS SENIOR SECURED PRIMING AND SUPERPRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT (THIS “AGREEMENT”) IS MADE AS OF THIS 7TH DAY OF JULY, 2010 BY AND AMONG MEDICAL STAFFING NETWORK, INC., A DELAWARE CORPORATION AND A DEBTOR AND DEBTOR-IN-POSSESSION UNDER THE BANKRUPTCY CODE (AS DEFINED BELOW) (THE “BORROWER”), MEDICAL STAFFING HOLDINGS, LLC, A DELAWARE LIMITED LIABILITY COMPANY AND A DEBTOR AND DEBTOR-IN-POSSESSION UNDER THE BANKRUPTCY CODE (“MSH”), AND MEDICAL STAFFING NETWORK HOLDINGS, INC., A DELAWARE CORPORATION AND A DEBTOR AND DEBTOR-IN-POSSESSION UNDER THE BANKRUPTCY CODE (“MSNH”, EACH A “HOLDINGS ENTITY” AND COLLECTIVELY, “HOLDINGS”), THE LENDERS (AS DEFINED BELOW) AND GENERAL ELECTRIC CAPITAL CORPORATION (“GE CAPITAL”), AS ADMINISTRATIVE AGENT AND COLLATERAL AGENT FOR THE LENDERS (IN SUCH CAPACITY, AND TOGETHER WITH ITS SUCCESSORS AND PERMITTED ASSIGNS, THE “ADMINISTRATIVE AGENT”).

W I T N E S S E T H:

WHEREAS, on July 2, 2010 (the “Petition Date”), the Borrower, Holdings and each other Guarantor (as defined below) (each a “Debtor” and collectively, the “Debtors”), commenced Chapter 11 Case Nos. 10-29101 through 10-29112, administratively consolidated as Case No. 10-29101-EPK (each a “Case” and collectively, the “Cases”) under the Bankruptcy Code (as defined below) with the United States Bankruptcy Court for the Southern District of Florida, Palm Beach Division (the “Bankruptcy Court”);

WHEREAS, from and after the Petition Date, the Debtors will continue to operate their respective businesses and to manage their respective properties as debtors and debtors-in-possession pursuant to Section 1101(a) and 1108 of the Bankruptcy Code;

WHEREAS, prior to the Petition Date, the Borrower received financing pursuant to that certain First Lien Credit Agreement dated as of July 2, 2007 and amended and restated as of March 12, 2009 (as amended, supplemented, restated or otherwise modified from time to time prior to the date hereof, the “Pre-Petition First Lien Credit Agreement”), among the Borrower, Holdings, GE Capital, as administrative agent (the “Pre-Petition First Lien Agent”), GE Capital Markets, Inc., as sole lead arranger and sole bookrunner, Firstlight Financial Corporation, as documentation agent, and the various lenders from time to time party thereto (the “Pre-Petition First Lien Lenders”);

WHEREAS, prior to the Petition Date, the Borrower also received financing pursuant to that certain Second Lien Credit Agreement dated as of July 2, 2007 and amended and restated as of March 12, 2009 (as amended, supplemented, restated or otherwise modified from time to time prior to the date hereof, the “Pre-Petition Second Lien Credit Agreement”), among the Borrower, Holdings, NexBank, SSB, as successor to GE Capital, as administrative agent and collateral agent (the “Pre-Petition Second Lien Agent”) and the various lenders from time to time party thereto (the “Pre-Petition Second Lien Lenders”); and

WHEREAS, the Borrower has requested, and the Lenders have agreed to make available to the Borrower, a senior secured priming and superpriority debtor-in-possession revolving loan credit facility in an original principal amount (subject to entry of the Final Order (as defined below)) of $15,000,000, the proceeds of which will be used to fund working capital and certain other expenses of the Borrower and the Guarantors during the pendency of the Cases in accordance with the Budget;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS, INTERPRETATION AND ACCOUNTING TERMS

Section 1.1 Defined Terms. As used in this Agreement, the following terms have the following meanings:

“363 Asset Purchase Agreement” means an asset purchase agreement to be delivered by Purchaser pursuant to which the Debtors will Sell, and the Purchaser will buy, substantially all of the assets of the Debtors in the 363 Sale.

“363 Sale” means the Sale of substantially all of the assets of the Debtors under section 363 of the Bankruptcy Code.

“Administrative Agent” has the meaning specified in the preamble hereto.

“Affected Lender” has the meaning specified in Section 2.18.

“Affiliate” means, with respect to any Person, each officer, director, general partner or joint-venture of such Person and any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person; provided, however, that no Secured Party shall be an Affiliate of the Borrower. For purpose of this definition, “control” means the possession of either (a) the power to vote, or the beneficial ownership of, 10% or more of the Voting Stock of such Person or (b) the power to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Aggregate Liquidity” means, at any time, the aggregate amount of (a) unused availability under the Facility at such time plus (b) the Borrower’s and its Subsidiaries’ unrestricted cash on hand.

“Agreement” has the meaning specified in the preamble hereto.

“Approved Fund” means, with respect to any Lender, any Person (other than a natural Person) that (a) is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and (b) is advised or managed by (i) such Lender, (ii) any Affiliate of such Lender or (iii) any Person (other than an individual) or any Affiliate of any Person (other than an individual) that administers or manages such Lender.

“Assignment” means an assignment agreement entered into by a Lender, as assignor, and any Person, as assignee, pursuant to the terms and provisions of Section 11.2 (with the consent of any party whose consent is required by Section 11.2), in substantially the form of Exhibit A, or any other form approved by the Administrative Agent.

“Avoidance Actions” means any claims, demands, actions or causes of action available to the Debtors or their bankruptcy estates through the exercise of the powers granted pursuant to Chapter 5 of the Bankruptcy Code.

“Avoidance Action Proceeds” means the proceeds of Avoidance Actions, including proceeds received through demand, settlement or trial of Avoidance Actions.

“Bankruptcy Code” means chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101, et seq.

“Bankruptcy Court” has the meaning specified in the recitals hereto.

“Bankruptcy Court Order” means, collectively, the Interim Order and the Final Order.

“Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA (whether governed by the laws of the United States or otherwise) to which any Group Member incurs or otherwise has any obligation or liability, contingent or otherwise.

“Bidding Procedures” means the bidding procedures to implement the 363 Sale, in the form attached to the order of the Bankruptcy Court approving the bidding procedures.

“Borrower” has the meaning specified in the preamble hereto.

“Borrowing” means a borrowing consisting of Loans made on the same day by the Lenders according to their respective Commitments and in accordance with the Budget, as set forth by the Borrower on the Notice of Borrowing therefor.

“Budget” means the Initial Budget, as supplemented by each approved Proposed Budget.

“Business Day” means any day of the year that is not a Saturday, Sunday or a day on which banks are required or authorized to close in New York City.

“Capital Expenditures” means, for any Person for any period, the aggregate of all expenditures, including, without limitation, capitalized software costs, whether or not made through the incurrence of Indebtedness, by such Person and its Subsidiaries during such period for the acquisition, leasing (pursuant to a Capital Lease), construction, replacement, repair, substitution or improvement of fixed or capital assets or additions to equipment, in each case required to be capitalized under GAAP on a Consolidated balance sheet of such Person, excluding interest capitalized during construction.

“Capital Lease” means, with respect to any Person, any lease of, or other arrangement conveying the right to use, any property (whether real, personal or mixed) by such Person as lessee that has been or should be accounted for as a capital lease on a balance sheet of such Person prepared in accordance with GAAP.

“Capitalized Lease Obligations” means, at any time, with respect to any Capital Lease, any lease entered into as part of any Sale and Leaseback Transaction of any Person or any synthetic lease, the amount of all obligations of such Person that is (or that would be, if such synthetic lease or other lease were accounted for as a Capital Lease) capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Carve-Out” means (a) the amount of Debtors’ Professional Fees incurred before the delivery of a Carve-Out Trigger Notice that are ultimately allowed by final order of the Bankruptcy Court, (b) the amount of Committee Professional Fees incurred before the delivery of a Carve-Out Trigger Notice that are ultimately allowed by final order of the Bankruptcy Court, (c) all allowed and unpaid Professional Fees that are incurred from and after the delivery of a Carve-Out Trigger Notice in an aggregate amount not in excess of the Carve-Out Cap and (d) the payment of fees pursuant to 28 U.S.C. § 1930(a).

“Carve-Out Cap” means, with respect to (a) Debtors’ Professional Fees (excluding fees due to Jefferies & Company, Inc. in accordance with the Jefferies Engagement Letter), $500,000, and (b) Committee Professional Fees, $25,000.

“Carve-Out Trigger Notice” means a written notice delivered by the Administrative Agent to Borrower’s lead counsel, the U.S. Trustee for the Cases and lead counsel to any statutory committee appointed in the Cases following the occurrence and during the continuation of a Default.

“Case” has the meaning specified in the recitals hereto.

“Cash Collateral Account” means a deposit account or securities account in the name of the Borrower and under the sole control (as defined in the applicable UCC) of the Administrative Agent and (a) in the case of a deposit account, from which the Borrower may not make withdrawals except as permitted by the Administrative Agent and (b) in the case of a securities account, with respect to which the Administrative Agent shall be the entitlement holder and the only Person authorized to give entitlement orders with respect thereto.

“Cash Equivalents” means (a) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by the United States federal government or (ii) issued by any agency of the United States federal government the obligations of which are fully backed by the full faith and credit of the United States federal government, (b) any readily-marketable direct obligations issued by any other agency of the United States federal government, any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case having a rating of at least “A-1” from S&P or at least “P-1” from Moody’s, (c) any commercial paper rated at least “A-1” by S&P or “P-1” by Moody’s and issued by any Person organized under the laws of any state of the United States, (d) any Dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by (i) any Lender or (ii) any commercial bank that is (A) organized under the laws of the United States, any state thereof or the District of Columbia, (B) “adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and (C) has Tier 1 capital (as defined in such regulations) in excess of $250,000,000 and (e) shares of any United States money market fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clause (a), (b), (c) or (d) above with maturities as set forth in the proviso below, (ii) has net assets in excess of $500,000,000 and (iii) has obtained from either S&P or Moody’s the highest rating obtainable for money market funds in the United States; provided, however, that the maturities of all obligations specified in any of clauses (a), (b), (c) and (d) above shall not exceed 365 days.

“Cash Flow Forecast” means a statement of sources and uses of cash of the Debtors for the 13 weeks immediately following the week during which a Cash Flow Forecast is delivered to the Administrative Agent in form and with detail substantially similar to the Cash Flow Forecast delivered to the Administrative Agent on July 1, 2010, which shall reflect the Borrower’s good faith projection of all cash receipts and disbursements in connection with the operation of its business in the 13-week period beginning on the date of the delivery of such Cash Flow Forecast.

“CERCLA” means the United States Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. §§ 9601 et seq.).

“Closing Date” means the date upon which the conditions precedent in Article III hereof have been satisfied or waived pursuant to Section 11.1 hereof.

“Closing Date Projections” means those financial projections, dated February 25, 2010, covering the Fiscal Year ending in 2010 and delivered to the Administrative Agent by the Borrower prior to the date hereof.

“Code” means the U.S. Internal Revenue Code of 1986.

“Collateral” means all property and interests in property and proceeds thereof now owned or hereafter acquired by any Loan Party in or upon which a Lien is granted or purported to be granted pursuant to any Loan Document, excluding any Avoidance Actions and Avoidance Action Proceeds.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans and acquire interests in other Outstandings, which commitment is in the amount set forth opposite such Lender’s name on Schedule I, as amended to reflect Assignments and as such amount may be reduced pursuant to this Agreement. The aggregate amount of the Commitments on the date hereof equals $15,000,000.

“Committee” means the statutory committee of unsecured creditors appointed by the Bankruptcy Court in the Cases.

“Committee Professional Fees” means the amount of actual expenditures and disbursements for the fees, costs and disbursements of the professionals retained by the Committee that are incurred in accordance with the Budget.

“Consolidated” means, with respect to any Person, the accounts of such Person and its Subsidiaries consolidated in accordance with GAAP.

“Constituent Documents” means, with respect to any Person, collectively and, in each case, together with any modification of any term thereof, (a) the articles of incorporation, certificate of incorporation or certificate of formation of such Person, (b) the bylaws, operating agreement or joint venture agreement of such Person, (c) any other constitutive, organizational or governing document of such Person, whether or not equivalent, and (d) any other document setting forth the manner of election or duties of the directors, officers or managing members of such Person or the designation, amount or relative rights, limitations and preferences of any Stock of such Person.

“Contractual Obligation” means, with respect to any Person, any provision of any Security issued by such Person or of any agreement or undertaking (other than a Loan Document) to which such Person is a party or by which it or any of its property is bound or to which any of its property is subject.

“Control Agreement” means, with respect to any deposit account, any securities account, commodity account, securities entitlement or commodity contract, an agreement, in form and substance satisfactory to the Administrative Agent, among the Administrative Agent, the financial institution or other Person at which such account is maintained or with which such entitlement or contract is carried and the Loan Party maintaining such account, effective to grant “control” (as defined under the applicable UCC) over such account to the Administrative Agent.

“Controlled Deposit Account” means each deposit account (including all funds on deposit therein) that is the subject of an effective Control Agreement and that is maintained by any Loan Party with a financial institution approved by the Administrative Agent.

“Controlled Securities Account” means each securities account or commodity account (including all financial assets held therein and all certificates and instruments, if any, representing or evidencing such financial assets) that is the subject of an effective Control Agreement and that is maintained by any Loan Party with a securities intermediary or commodity intermediary approved by the Administrative Agent.

“Copyrights” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to copyrights and all mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith.

“Corporate Chart” means a document in form reasonably acceptable to the Administrative Agent and setting forth, as of a date set forth therein, for each Person that is a Loan Party, that is subject to Section 7.10 or that is a Subsidiary or joint venture of any of them, (a) the full legal name of such Person, (b) the jurisdiction of organization and any organizational number and tax identification number of such Person, (c) the location of such Person’s chief executive office (or, if applicable, sole place of business) and (d) the number of shares of each class of Stock of such Person (other than Holdings) authorized, the number outstanding and the number and percentage of such outstanding shares for each such class owned, directly or indirectly, by any Loan Party or any Subsidiary of any of them.

“Credit Bid” means a credit bid by the Pre-Petition First Lien Agent and the Pre-Petition Consenting First Lien Lenders to acquire all the assets of the Loan Parties through the 363 Sale.

“Customary Permitted Liens” means, with respect to any Person, any of the following:

(a) Liens (i) with respect to the payment of taxes, assessments or other governmental charges or (ii) of suppliers, carriers, materialmen, warehousemen, workmen or mechanics and other similar Liens, in each case imposed by law or arising in the ordinary course of business, and, for each of the Liens in clauses (i) and (ii) above for amounts that are not yet due or that are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves or other appropriate provisions are maintained on the books of such Person in accordance with GAAP;

(b) Liens (i) of a collection bank on items in the course of collection arising under Section 4-208 of the UCC as in effect in the State of New York or any similar section under any applicable UCC or any similar Requirement of Law of any foreign jurisdiction, or (ii) arising by virtue of any statutory or common law provision relating to banker’s liens, rights of setoff or similar rights as to deposit accounts or other funds maintained with a creditor depository institution;

(c) pledges or cash deposits made in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance or other types of social security benefits (other than any Lien imposed by ERISA), (ii) to secure the performance of bids, tenders, leases (other than Capital Leases), sales or other trade contracts (other than for the repayment of borrowed money) or (iii) made in lieu of, or to secure the performance of, surety, customs, reclamation or performance bonds (in each case not related to judgments or litigation);

(d) judgment liens (other than for the payment of taxes, assessments or other governmental charges) securing judgments and other proceedings not constituting an Event of Default under Section 9.1(e) and pledges or cash deposits made in lieu of, or to secure the performance of, judgment or appeal bonds in respect of such judgments and proceedings;

(e) Liens (i) arising by reason of zoning restrictions, easements, licenses, reservations, restrictions, covenants, rights-of-way, encroachments, minor defects or irregularities in title (including leasehold title) and other similar encumbrances on the use of real property or (ii) consisting of leases, licenses or subleases granted by a lessor, licensor or sublessor on its property (in each case other than Capital Leases) otherwise permitted under Section 8.4 that, for each of the Liens in clauses (i) and (ii) above, do not, in the aggregate, materially (x) impair the value or marketability of such real property or (y) interfere with the ordinary conduct of the business conducted and proposed to be conducted at such real property;

(f) Liens of landlords or lessors and mortgagees of landlords or lessors (i) arising by statute or under any lease or related Contractual Obligation entered into in the ordinary course of business, (ii) on fixtures and movable tangible property located on the real property leased or subleased from such landlord, (iii) for amounts not yet due or that are being contested in good faith by appropriate proceedings diligently conducted and (iv) to the extent such amounts are contested, for which adequate reserves or other appropriate provisions are maintained on the books of such Person in accordance with GAAP; and

(g) the title and interest of a lessor or sublessor in and to personal property leased or subleased (other than through a Capital Lease), in each case extending only to such personal property.

“Debtor” has the meaning set forth in the recitals hereto.

“Debtors’ Professional Fees” means the fees, costs and disbursements of the professionals retained by the Debtors that are incurred in accordance with the Budget.

“Default” means any Event of Default and any event that, with the passing of time or the giving of notice or both, would become an Event of Default.

“Disclosure Documents” means all documents filed by any Group Member with the United States Securities and Exchange Commission.

“Dollars” and the sign “$” each mean the lawful money of the United States of America.

“Domestic Person” means any “United States person” under and as defined in Section 770l(a)(30) of the Code.

“E-Fax” means any system used to receive or transmit faxes electronically.

“Electronic Transmission” means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or E-Fax, or otherwise to or from an E-System or other equivalent service.

“Environmental Laws” means all Requirements of Law and Permits imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources, including CERCLA, the SWDA, the Hazardous Materials Transportation Act (49 U.S.C. §§ 5101 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.), the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.), the Clean Air Act (42 U.S.C. §§ 7401 et seq.), the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.), the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.), the Safe Drinking Water Act (42 U.S.C. §§ 300(f) et seq.), all regulations promulgated under any of the foregoing, all analogous Requirements of Law and Permits and any environmental transfer of ownership notification or approval statutes, including the Industrial Site Recovery Act (N.J. Stat. Ann. §§ 13:1K-6 et seq.).

“Environmental Liabilities” means all Liabilities (including costs of Remedial Actions, natural resource damages and costs and expenses of investigation and feasibility studies) that may be imposed on, incurred by or asserted against any Group Member as a result of, or related to, any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law or otherwise, arising under any Environmental Law or in connection with any environmental, health or safety condition or with any Release and resulting from the ownership, lease, sublease or other operation or occupation of property by any Group Member, whether on, prior or after the date hereof.

“Escrow Agreement” means that certain Escrow Agreement dated April 30, 2010 between the Borrower and CBIZ Goldstein Lewin, as escrow agent.

“E-Signature” means the process of attaching to or logically associating with an Electronic Transmission an electronic symbol, encryption, digital signature or process (including the name or an abbreviation of the name of the party transmitting the Electronic Transmission) with the intent to sign, authenticate or accept such Electronic Transmission.

“E-System” means any electronic system, including Intralinks® and ClearPar® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent, any of its Related Persons or any other Person, providing for access to data protected by passcodes or other security system.

“ERISA” means the United States Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, collectively, any Group Member, and any Person under common control, or treated as a single employer, with any Group Member, within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means any of the following: (a) a reportable event described in Section 4043(b) of ERISA (or, unless the 30-day notice requirement has been duly waived under the applicable regulations, Section 4043(c) of ERISA) with respect to a Title IV Plan, (b) the withdrawal of any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA, (c) the complete or partial withdrawal of any ERISA Affiliate from any Multiemployer Plan, (d) with respect to any Multiemployer Plan, the filing of a notice of reorganization, insolvency or termination (or treatment of a plan amendment as termination) under Section 4041A of ERISA, (e) the filing of a notice of intent to terminate a Title IV Plan (or treatment of a plan amendment as termination) under Section 4041 of ERISA, (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC, (g) the failure to make any required contribution to any Title IV Plan or Multiemployer Plan when due, (h) the imposition of a lien under Section 412 of the Code or Section 302 or 4068 of ERISA on any property (or rights to property, whether real or personal) of any ERISA Affiliate, (i) the failure of a Benefit Plan or any trust thereunder intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Requirements of Law to qualify thereunder and (j) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of any liability upon any ERISA Affiliate under Title IV of ERISA other than for PBGC premiums due but not delinquent.

“Event of Default” has the meaning specified in Section 9.1.

“Excluded Foreign Subsidiary” means any Subsidiary that is not a Domestic Person and in respect of which any of (a) the pledge of all of the Stock of such Subsidiary as Collateral for any Obligation of the Borrower, (b) the grant by such Subsidiary of a Lien on any of its property as Collateral for any Obligation of the Borrower or (c) such Subsidiary incurring Guaranty Obligations with respect to any Obligation of Holdings, the Borrower or any Domestic Person would, in the good faith judgment of the Borrower, result in materially adverse tax consequences to the Loan Parties and their Subsidiaries, taken as a whole; provided, however, that (x) the Administrative Agent and the Borrower may agree that, despite the foregoing, any such Subsidiary shall not be an “Excluded Foreign Subsidiary” and (y) no such Subsidiary shall be an “Excluded Foreign Subsidiary” if, with substantially similar tax consequences, such Subsidiary has entered into any Guaranty Obligations with respect to, such Subsidiary has granted a security interest in any of its property to secure, or more than 66% of the Voting Stock of such Subsidiary was pledged to secure, directly or indirectly, any Indebtedness (other than the Obligations) of any Loan Party.

“Facility” means the loan credit facility evidenced by this Agreement, including the Commitments and the provisions herein related to the Loans.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as determined by the Administrative Agent in its sole discretion.

“Federal Reserve Board” means the Board of Governors of the United States Federal Reserve System and any successor thereto.

“Fee Letter” means the letter agreement, dated as of July 7, 2010, addressed to the Borrower from the Administrative Agent and accepted by the Borrower, with respect to certain fees to be paid from time to time to the Administrative Agent and its Related Persons.

“Final Order” means a final order entered by the Bankruptcy Court in the Cases after a final hearing under Bankruptcy Rule 4001(c)(2) or such other procedures approved by the Bankruptcy Court, which order shall be substantially consistent with the Interim Order and shall otherwise be in form and substance satisfactory to the Administrative Agent and the Required Lenders.

“Financial Statement” means each financial statement delivered pursuant to Section 4.4 or 6.1.

“Fiscal Month” means each fiscal month period ending on or about January 31, February 28/29, March 31, April 30, May 31, June 30, July 31, August 31, September 30, October 31, November 30 or December 31.

“Fiscal Quarter” means each 3 Fiscal Month period ending on or about March 31, June 30, September 30 or December 31.

“Fiscal Year” means the twelve-month period ending on or about December 31.

“Foreign Subsidiary” means, with respect to any Person, a Subsidiary of such Person that is not a Domestic Person.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time, set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, in the statements and pronouncements of the Financial Accounting Standards Board and in such other statements by such other entity as may be in general use by significant segments of the accounting profession that are applicable to the circumstances as of the date of determination. Subject to Section 1.3, all references to “GAAP” shall be to GAAP applied consistently with the principles used in the preparation of the Financial Statements described in Section 4.4(a).

“GE Capital” has the meaning specified in the preamble hereto.

“Governmental Authority” means any nation, sovereign or government, any state or other political subdivision thereof, any agency, authority or instrumentality thereof and any entity or authority exercising executive, legislative, taxing, judicial, regulatory or administrative functions of or pertaining to government, including any stock exchange, regulatory body, arbitrator, public sector entity, or supra-national entity (including the European Union and the European Central Bank).

“Group Members” means, collectively, the Borrower, its Subsidiaries and Holdings.

“Group Members’ Accountants” means Ernst & Young LLP or other nationally-recognized independent registered certified public accountants reasonably acceptable to the Administrative Agent.

“Guarantor” means Holdings, each Wholly Owned Subsidiary of the Borrower that is not an Excluded Foreign Subsidiary and each other Person that enters into any Guaranty Obligation with respect to any Obligation of any Loan Party.

“Guaranty and Security Agreement” means a guaranty and security agreement, in substantially the form of Exhibit H, among the Administrative Agent, the Borrower and other Guarantors from time to time party thereto.

“Guaranty Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person for any Indebtedness, lease, dividend or other obligation (the “primary obligation”) of another Person (the “primary obligor”), if the purpose or intent of such Person in incurring such liability, or the economic effect thereof, is to guarantee such primary obligation or provide support, assurance or comfort to the holder of such primary obligation or to protect or indemnify such holder against loss with respect to such primary obligation, including (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of any primary obligation, (b) the incurrence of reimbursement obligations with respect to any letter of credit or bank guarantee in support of any primary obligation, (c) the existence of any Lien, or any right, contingent or otherwise, to receive a Lien, on the property of such Person securing any part of any primary obligation and (d) any liability of such Person for a primary obligation through any Contractual Obligation (contingent or otherwise) or other arrangement (i) to purchase, repurchase or otherwise acquire such primary obligation or any security therefor or to provide funds for the payment or discharge of such primary obligation (whether in the form of a loan, advance, stock purchase, capital contribution or otherwise), (ii) to maintain the solvency, working capital, equity capital or any balance sheet item, level of income or cash flow, liquidity or financial condition of any primary obligor, (iii) to make take-or-pay or similar payments, if required, regardless of non-performance by any other party to any Contractual Obligation, (iv) to purchase, sell or lease (as lessor or lessee) any property, or to purchase or sell services, primarily for the purpose of enabling the primary obligor to satisfy such primary obligation or to protect the holder of such primary obligation against loss or (v) to supply funds to or in any other manner invest in, such primary obligor (including to pay for property or services irrespective of whether such property is received or such services are rendered); provided, however, that “Guaranty Obligations” shall not include (x) endorsements for collection or deposit in the ordinary course of business and (y) product warranties given in the ordinary course of business. The outstanding amount of any Guaranty Obligation shall equal the outstanding amount of the primary obligation so guaranteed or otherwise supported or, if lower, the stated maximum amount for which such Person may be liable under such Guaranty Obligation.

“Hazardous Material” means any substance, material or waste that is classified, regulated or otherwise characterized under any Environmental Law as hazardous, toxic, a contaminant or a pollutant or by other words of similar meaning or regulatory effect, including petroleum or any fraction thereof, asbestos, polychlorinated biphenyls and radioactive substances.

“Hedging Agreement” means any Interest Rate Contract, foreign exchange, swap, option or forward contract, spot, cap, floor or collar transaction, any other derivative instrument and any other similar speculative transaction and any other similar agreement or arrangement designed to alter the risks of any Person arising from fluctuations in any underlying variable.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended from time to time, and any rules or regulation promulgated from time to time thereunder.

“Holdings” has the meaning specified in the preamble hereto.

“Holdings Entity” has the meaning specified in the preamble hereto.

“Indebtedness” of any Person means, without duplication, any of the following, whether or not matured: (a) all indebtedness for borrowed money, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all reimbursement and all obligations with respect to (i) letters of credit, bank guarantees or bankers’ acceptances or (ii) surety, customs, reclamation or performance bonds (in each case not related to judgments or litigation) other than those entered into in the ordinary course of business, (d) all obligations to pay the deferred purchase price of property or services, other than trade payables incurred in the ordinary course of business, (e) all obligations created or arising under any conditional sale or other title retention agreement, regardless of whether the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property, (f) all Capitalized Lease Obligations, (g) all obligations, whether or not contingent, to purchase, redeem, retire, defease or otherwise acquire for value any of its own Stock or Stock Equivalents (or any Stock or Stock Equivalent of a direct or indirect parent entity thereof) prior to the Scheduled Termination Date, valued at, in the case of redeemable preferred Stock, the greater of the voluntary liquidation preference and the involuntary liquidation preference of such Stock plus accrued and unpaid dividends, (h) all payments that would be required to be made in respect of any Hedging Agreement, to the extent that a termination (including an early termination) has occurred and (i) all Guaranty Obligations for obligations of any other Person constituting Indebtedness of such other Person; provided, however, that the items in each of clauses (a) through (i) above shall constitute “Indebtedness” of such Person solely to the extent, directly or indirectly, (x) such Person is liable for any part of any such item, (y) any such item is secured by a Lien on such Person’s property or (z) any other Person has a right, contingent or otherwise, to cause such Person to become liable for any part of any such item or to grant such a Lien.

“Indemnified Matter” has the meaning specified in Section 11.5.

“Indemnitee” has the meaning specified in Section 11.5.

“Initial Budget” mean the initial 13-week cash flow budget, substantially in the form of Exhibit E or such other form that is in form and substance satisfactory to the Administrative Agent and the Required Lenders, setting forth on a line-item basis (i) projected cash receipts, (ii) projected disbursements (including ordinary course operating expenses, bankruptcy-related expenses under the Cases, Capital Expenditures, asset sales and fees and expenses of the Administrative Agent and Pre-Petition First Lien Agent (including counsel, financial advisors and other professionals therefor) and any other fees and expenses relating to the Facility) and (iii) the Aggregate Liquidity.

“InteliStaf JV” means InteliStaf of Oklahoma, LLC.

“Intellectual Property” means all rights, title and interests in or relating to intellectual property and industrial property arising under any Requirement of Law and all IP Ancillary Rights relating thereto, including all Copyrights, Patents, Trademarks, Internet Domain Names, Trade Secrets and IP Licenses.

“Interim Order” means an interim order entered by the Bankruptcy Court in the Cases after an interim hearing and pursuant to the standards prescribed in section 364 of the Bankruptcy Code, Bankruptcy Rule 4001 and other applicable law, substantially in the form of Exhibit F.

“Internet Domain Names” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to Internet domain names.

“Investment” means, with respect to any Person, directly or indirectly, (a) to own, purchase or otherwise acquire, in each case whether beneficially or otherwise, any investment in, including any interest in, any Security of any other Person (other than any evidence of any Obligation), (b) to purchase or otherwise acquire, whether in one transaction or in a series of transactions, all or a significant part of the property of any other Person or a business conducted by any other Person or all or substantially all of the assets constituting the business of a division, branch, brand or other unit operation of any other Person, (c) to incur, or to remain liable under, any Guaranty Obligation for Indebtedness of any other Person, to assume the Indebtedness of any other Person or to make, hold, purchase or otherwise acquire, in each case directly or indirectly, any deposit, loan, advance, commitment to lend or advance, or other extension of credit (including by deferring or extending the date of, in each case outside the ordinary course of business, the payment of the purchase price for Sales of property or services to any other Person, to the extent such payment obligation constitutes Indebtedness of such other Person), excluding deposits with financial institutions available for withdrawal on demand, prepaid expenses, accounts receivable, deposits made in connection with the purchase of equipment or other assets and similar items created in the ordinary course of business, and excluding with respect to the Loan Parties, payments made from such deposit accounts on behalf of Intelistaf JV to the extent contemplated by the Budget or (d) to make, directly or indirectly, any contribution to the capital of any other Person.

“IP Ancillary Rights” means, with respect to any other Intellectual Property, as applicable, all foreign counterparts to, and all divisionals, reversions, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions of, such Intellectual Property and all income, royalties, proceeds and Liabilities at any time due or payable or asserted under or with respect to any of the foregoing or otherwise with respect to such Intellectual Property, including all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof, and, in each case, all rights to obtain any other IP Ancillary Right.

“IP License” means all Contractual Obligations (and all related IP Ancillary Rights), whether written or oral, granting any right title and interest in or relating to any Intellectual Property.

“IRS” means the Internal Revenue Service of the United States and any successor thereto.

“Jefferies Engagement Letter” means that certain Engagement Letter, dated as of February 8, 2010, between Jefferies & Company, Inc. and MSNH (as amended by that certain Amendment to Engagement Letter, dated as of June 9, 2010).

“Lender” means any financial institution or other Person that (a) is listed on the signature pages hereof as a “Lender” or (b) from time to time becomes a party hereto by execution of an Assignment, in each case together with its successors.

“Liabilities” means all claims, actions, suits, judgments, damages, losses, liability, obligations, responsibilities, fines, penalties, sanctions, costs, fees, taxes, commissions, charges, disbursements and expenses, in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest or other security arrangement and any other preference, priority or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“Loan” has the meaning specified in Section 2.1.

“Loan Documents” means, collectively, this Agreement, the Restructuring Support Agreement, any Notes, the Guaranty and Security Agreement, the Mortgages, the Control Agreements, the Fee Letter and, when executed, each document executed by a Loan Party and delivered to the Administrative Agent, or any Lender in connection with or pursuant to any of the foregoing or the Obligations, together with any modification of any term, or any waiver with respect to, any of the foregoing.

“Loan Party” means the Borrower and each Guarantor.

“Material Adverse Effect” means the occurrence, after June 9, 2010, of any change, effect, event, occurrence, development, circumstance or state of facts which has had or would reasonably be expected to have a materially adverse effect on the business, properties, operations, financial condition, prospects or results of operations of the Loan Parties, taken as a whole, or which would materially impair the Loan Parties’ ability to perform their obligations under this Agreement or have a materially adverse effect on or prevent or materially delay the consummation of the financial restructuring of the Borrower’s indebtedness; provided, however, that changes in the business, properties, operations, financial condition, prospects or results of operations of the Loan Parties arising by reason of any of the following shall not constitute a material adverse change (except, in the case of clauses (ii) through (v), to the extent disproportionately affecting the Loan Parties relative to other companies in the industry in which the Loan Parties operate, but taking into account for purposes of determining whether a Material Adverse Effect has occurred only the disproportionate impact): (i) the filing of a voluntary petition under Chapter 11 of the Bankruptcy Code or the effect, directly or indirectly, of such filing; (ii) changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates; (iii) factors generally affecting the industries or markets in which the Loan Parties operate; (iv) changes in general legal, tax, regulatory, political or business conditions that, in each case, generally affect the geographic regions or industries in which the Loan Parties conduct their business; and (v) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement.

“Material Environmental Liabilities” means Environmental Liabilities exceeding $500,000 in the aggregate.

“Maximum Lawful Rate” has the meaning specified in Section 2.9(d).

“Milestone” has the meaning specified in Section 7.12(g).

“Monthly Financial Statements” has the meaning specified in Section 6.1(a).

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means any mortgage, deed of trust or other document executed or required herein to be executed by any Loan Party and granting a security interest over real property in favor of the Administrative Agent as security for the Obligations.

“Mortgage Supporting Documents” means, with respect to any Mortgage for a parcel of real property, each document (including title policies or marked-up unconditional insurance binders (in each case, together with copies of all documents referred to therein), maps, ALTA (or TLTA, if applicable) as-built surveys (in form and as to date that is sufficiently acceptable to the title insurer issuing title insurance to the Administrative Agent for such title insurer to deliver endorsements to such title insurance as reasonably requested by the Administrative Agent), environmental assessments and reports and evidence regarding recording and payment of fees, insurance premium and taxes) that the Administrative Agent may reasonably request, to create, register, perfect, maintain, evidence the existence, substance, form or validity of or enforce a valid lien on such parcel of real property in favor of the Administrative Agent for the benefit of the Secured Parties, subject only to such Liens as the Administrative Agent may approve.

“Multiemployer Plan” means any multiemployer plan, as defined in Section 400l(a)(3) of ERISA, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“MSH” has the meaning specified in the preamble hereto.

“MSNH” has the meaning specified in the preamble hereto.

“Net Cash Proceeds” means proceeds received in cash from (a) any Sale of, or Property Loss Event with respect to, property, net of (i) the customary out-of-pocket cash costs, fees and expenses paid or required to be paid in connection therewith, (ii) taxes paid or reasonably estimated to be payable as a result thereof and (iii) any amount required to be paid or prepaid on Indebtedness (other than the Obligations and Indebtedness owing to any Group Member) secured by the property subject thereto or (b) any sale or issuance of Stock or incurrence of Indebtedness, in each case net of brokers’, advisors’ and investment banking fees and other customary out-of-pocket underwriting discounts, commissions and other customary out-of-pocket cash costs, fees and expenses, in each case incurred in connection with such transaction; provided, however, that any such proceeds received by any Subsidiary of the Borrower that is not a Wholly Owned Subsidiary of the Borrower shall constitute “Net Cash Proceeds” only to the extent of the aggregate direct and indirect beneficial ownership interest of the Borrower therein.

“Non-Funding Lender” has the meaning specified in Section 2.2(c).

“Non-U.S. Lender Party” means each of the Administrative Agent, each Lender, each SPV and each participant, in each case that is not a Domestic Person.

“Note” means a promissory note of the Borrower, in substantially the form of Exhibit B, payable to the order of a Lender in a principal amount equal to the amount of such Lender’s Commitment.

“Notice of Borrowing” has the meaning specified in Section 2.2.

“Obligations” means, with respect to any Loan Party, all amounts, obligations, liabilities, covenants and duties of every type and description owing by such Loan Party to the Administrative Agent, any Lender, any other Indemnitee, any participant or any SPV arising out of, under, or in connection with, any Loan Document, whether direct or indirect (regardless of whether acquired by assignment), absolute or contingent, due or to become due, whether liquidated or not, now existing or hereafter arising and however acquired, and whether or not evidenced by any instrument or for the payment of money, including, without duplication, (a) if such Loan Party is the Borrower, all Loans, (b) all interest, whether or not accruing after the filing of any petition in bankruptcy or after the commencement of any insolvency, reorganization or similar proceeding, and whether or not a claim for post-filing or post-petition interest is allowed in any such proceeding, and (c) all other fees, expenses (including fees, charges and disbursement of counsel, financial advisors and other professionals), interest, commissions, charges, costs, disbursements, indemnities and reimbursement of amounts paid and other sums chargeable to such Loan Party under any Loan Document.

“Other Taxes” has the meaning specified in Section 2.17(c).

“Outstandings” means, to the extent outstanding at any time, the aggregate principal amount of the Loans.

“Patents” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to letters patent and applications therefor.

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Pub. L. No. 107-56).

“PBGC” means the United States Pension Benefit Guaranty Corporation and any successor thereto.

“Permit” means, with respect to any Person, any permit, approval, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, and any other Contractual Obligations with, any Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Permitted Indebtedness” means any Indebtedness of any Group Member that is not prohibited by Section 8.1 or any other provision of any Loan Document.

“Permitted Investment” means any Investment of any Group Member that is not prohibited by Section 8.3 or any other provision of any Loan Document.

“Permitted Lien” means any Lien on or with respect to the property of any Group Member that is not prohibited by Section 8.2 or any other provision of any Loan Document.

“Person” means any individual, partnership, corporation (including a business trust and a public benefit corporation), joint stock company, estate, association, firm, enterprise, trust, limited liability company, unincorporated association, joint venture and any other entity or Governmental Authority.

“Petition Date” has the meaning specified in the recitals hereto.

“Pre-Petition Agents” means, collectively, the Pre-Petition First Lien Agent and the Pre-Petition Second Lien Agent.

“Pre-Petition Consenting First Lien Lender” means each “Consenting First Lien Lender” as defined in the Restructuring Support Agreement.

“Pre-Petition Credit Facilities” means, collectively, (a) “Facilities” as defined in the Pre-Petition First Lien Credit Agreement and (b) “Facilities” as defined in the Pre-Petition Second Lien Credit Agreement.

“Pre-Petition Loan Documents” means, collectively, (a) “Loan Documents” as defined in the Pre-Petition First Lien Credit Agreement and (b) “Loan Documents” as defined in the Pre-Petition Second Lien Credit Agreement.

“Pre-Petition First Lien Agent” has the meaning specified in the recitals hereto.

“Pre-Petition First Lien Collateral” means “Collateral” as defined in the Pre-Petition First Lien Credit Agreement.

“Pre-Petition First Lien Credit Agreement” has the meaning specified in the recitals hereto.

“Pre-Petition First Lien Lender” has the meaning specified in the recitals hereto.

“Pre-Petition Lenders” means, collectively, the Pre-Petition First Lien Lenders and the Pre-Petition Second Lien Lenders.

“Pre-Petition Liens” means, collectively, (a) a “Lien” as defined in the Pre-Petition First Lien Credit Agreement and (b) a “Lien” as defined in the Pre-Petition Second Lien Credit Agreement.

“Pre-Petition Majority Consenting First Lien Lenders” means the “Majority Consenting First Lien Lenders” as defined in the Restructuring Support Agreement.

“Pre-Petition Obligations” means, collectively, (a) “Obligations” as defined in the Pre-Petition First Lien Credit Agreement and (b) “Obligations” as defined in the Pre-Petition Second Lien Credit Agreement.

“Pre-Petition Protective Advances” means “Protective Advances” as defined in the Pre-Petition First Lien Credit Agreement.

“Pre-Petition Second Lien Agent” has the meaning specified in the recitals hereto.

“Pre-Petition Second Lien Credit Agreement” has the meaning specified in the recitals hereto.

“Pre-Petition Second Lien Lender” has the meaning specified in the recitals hereto.

“Pre-Petition Senior Permitted Encumbrances” mean any valid, enforceable, non-avoidable security interest in existence as of the Petition Date that is senior to the Pre-Petition Liens.

“Pro Rata Outstandings”, of any Lender at any time, means the outstanding principal amount of Loans owing to such Lender.

“Pro Rata Share” means, with respect to any Lender at any time, the percentage obtained by dividing (a) the Commitment (or, if such Commitment is terminated, the Pro Rata Outstandings therein) of such Lender, by (b) the sum of the Commitments (or, if such Commitments are terminated, the Pro Rata Outstandings therein) of all Lenders then in effect.

“Professional Expense Escrow” means an escrow account maintained by counsel for the Borrower subject to arrangements satisfactory to the Administrative Agent solely for payment of the Committee Professional Fees and the Debtors’ Professional Fees, in accordance with procedures in form and substance satisfactory to the DIP Agent which may be approved by the Court for the payment of professionals.

“Professional Fees” means, collectively, the Debtors’ Professional Fees and the Committee Professional Fees.

“Property Loss Event” means, with respect to any property, any loss of or damage to such property or any taking of such property or condemnation thereof.

“Proposed Budget” has the meaning specified in Section 6.1(c).

“Purchaser” means a purchaser under the 363 Asset Purchase Agreement.

“Register” has the meaning specified in Section 2.14(b).

“Related Person” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, trustee, representative, attorney, accountant, together with, if such Person is the Administrative Agent, each other Person to which the Administrative Agent has delegated duties pursuant to and in accordance with Section 10.4 or any comparable provision of any Loan Document.

“Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material into or through the environment.

“Released Parties” has the meaning specified in Section 11.23.

“Releasing Parties” has the meaning specified in Section 11.23.

“Remedial Action” means all actions required to (a) clean up, remove, treat or in any other way address any Hazardous Material in the indoor or outdoor environment, (b) prevent or minimize any Release so that a Hazardous Material does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care with respect to any Hazardous Material.

“Required Lenders” means, at any time, Lenders having at such time in excess of 50.0% of the aggregate Commitments (or, if such Commitments are terminated, the Pro Rata Outstandings) then in effect, ignoring, in such calculation, the amounts held by any Non-Funding Lender.

“Requirements of Law” means, with respect to any Person, collectively, the common law and all federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case that are binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means, with respect to any Person, any of the president, chief executive officer, treasurer, assistant treasurer, controller, managing member or general partner of such Person but, in any event, with respect to financial matters, any such officer that is responsible for preparing the Financial Statements delivered hereunder and, with respect to the Corporate Chart and other documents delivered pursuant to Section 6.1(e), documents delivered on the Closing Date and documents delivered pursuant to Section 7.10, the secretary or assistant secretary of such Person or any other officer responsible for maintaining the corporate and similar records of such Person.

“Restricted Payment” means (a) any dividend, return of capital, distribution or any other payment, whether direct or indirect (including through the use of Hedging Agreements, or the sale of property for less than fair market value, or the making, repayment, cancellation or forgiveness of Indebtedness and similar Contractual Obligations) and whether in cash, Securities or other property, in each case on account of any Stock or Stock Equivalent of the Borrower or any of its Subsidiaries, in each case now or hereafter outstanding and (b) any redemption, retirement, termination, defeasance, cancellation, purchase or other acquisition for value, whether direct or indirect (including through the use of Hedging Agreements, the making, repayment, cancellation or forgiveness of Indebtedness and similar Contractual Obligations), of any Stock or Stock Equivalent of any Group Member or of any direct or indirect parent entity of the Borrower, now or hereafter outstanding, and any payment for any such redemption, retirement, termination, cancellation, purchase or other acquisition, whether directly or indirectly and whether to a sinking fund or a similar fund.

“Restructuring Support Agreement” means that certain Restructuring Support Agreement, dated as of June 9, 2010, by and among the Borrower, Holdings, each Subsidiary of the Borrower party thereto, the Pre-Petition First Lien Agent, the Pre-Petition First Lien Lenders, and, solely with respect to Section 33 thereof, certain Pre-Petition Second Lien Lenders.

“S&P” means Standard & Poor’s Rating Services.

“Sale and Leaseback Transaction” means, with respect to any Person (the “obligor”), any Contractual Obligation or other arrangement with any other Person (the “counterparty”) consisting of a lease by such obligor of any property that, directly or indirectly, has been or is to be Sold by the obligor to such counterparty or to any other Person to whom funds have been advanced by such counterparty based on a Lien on, or an assignment of, such property or any obligations of such obligor under such lease.

“Sale Order” means the order entered by the Bankruptcy Court in form and substance satisfactory to Purchaser, the Administrative Agent and the Required Lenders, among other things, (a) authorizing the 363 Sale and a financial restructuring of the Company’s indebtedness and other obligations and (b) approving the Credit Bid and the 363 Asset Purchase Agreement as the highest and best bid.

“Scheduled Termination Date” means the day that is 90 days after the Closing Date; provided that the Scheduled Termination Date may be extended for an additional 30 days at the request of the Borrower and with the consent of the Administrative Agent and the Required Lenders, which consent shall not be unreasonably withheld, so long as (a) no Default or Event of Default shall have occurred and be continuing and (b) the Borrower shall have provided a Budget covering the proposed extension period, in form and substance satisfactory to the Administrative Agent and the Required Lenders.

“Secured Parties” means the Lenders, the Administrative Agent, each other Indemnitee and any other holder of any Obligation of any Loan Party.

“Security” means all Stock, Stock Equivalents, voting trust certificates, bonds, debentures, instruments and other evidence of Indebtedness, whether or not secured, convertible or subordinated, all certificates of interest, share or participation in, all certificates for the acquisition of, and all warrants, options and other rights to acquire, any Security.

“Sell” means, with respect to any property, to sell, convey, transfer, assign, license, lease or otherwise dispose of, any interest therein or to permit any Person to acquire any such interest, including, in each case, through a Sale and Leaseback Transaction or through a sale, factoring at maturity, collection of or other disposal, with or without recourse, of any notes or accounts receivable. Conjugated forms thereof and the noun “Sale” have correlative meanings.

“SPV” means any special purpose funding vehicle identified as such in a writing by any Lender to the Administrative Agent.

“Stated Rate” has the meaning specified in Section 2.9(d).

“Stock” means all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting.

“Stock Equivalents” means all securities convertible into or exchangeable for Stock or any other Stock Equivalent and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any Stock or any other Stock Equivalent, whether or not presently convertible, exchangeable or exercisable.

“Subordinated Debt” means any Indebtedness that is subordinated to the payment in full of the Obligations on terms and conditions satisfactory to the Administrative Agent.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company, association or other entity of which an aggregate of more than 50% of the outstanding Voting Stock is, at the time, owned or controlled directly or indirectly by, such Person or one or more Subsidiaries of such Person.

“Substitute Lender” has the meaning specified in Section 2.18(a).

“SWDA” means the Solid Waste Disposal Act (42 U.S.C. §§ 6901 et seq.).

“Tax Affiliate” means (a) the Borrower and its Subsidiaries and (b) any Affiliate of the Borrower with which the Borrower files or is eligible to file consolidated, combined or unitary tax returns.

“Tax Return” has the meaning specified in Section 4.8.

“Taxes” has the meaning specified in Section 2.17(a).

“Termination Date” shall mean the earliest of (a) the Scheduled Termination Date, (b) the effective date of a plan of reorganization for the Borrower and the Guarantors, (c) the date on which the Administrative Agent delivers a Termination Declaration pursuant to Section 9.2, (d) the date on which a 363 Sale is consummated or (e) the date on which the Loans and the Obligations have been indefeasibly repaid in full in cash and the Commitments have been terminated pursuant to Section 2.5.

“Title IV Plan” means a pension plan subject to Title IV of ERISA, other than a Multiemployer Plan, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“Trade Secrets” means all right, title and interest (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to trade secrets.

“Trademarks” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers and, in each case, all goodwill associated therewith, all registrations and recordations thereof and all applications in connection therewith.

“UCC” means the Uniform Commercial Code of any applicable jurisdiction and, if the applicable jurisdiction shall not have any Uniform Commercial Code, the Uniform Commercial Code as in effect in the State of New York.

“United States” means the United States of America.

“Unused Commitment Fee” has the meaning specified in Section 2.11.

“Upfront Facility Fee” has the meaning specified in Section 2.11.

“U.S. Lender Party” means each of the Administrative Agent, each Lender, each SPV and each participant, in each case that is a Domestic Person.

“Variance Report” means a variance report substantially in the form delivered to the Pre-Petition First Lien Lenders prior to the Closing Date, setting forth (i) the actual cash receipts, expenditures and disbursements for such immediately preceding calendar week on a line-item basis and the Aggregate Liquidity as of the end of such calendar week and (ii) the variance in dollar amounts of the actual expenditures and disbursements (excluding debt service, professional fees and Capital Expenditures) for each weekly period from those reflected for the corresponding period in the Budget.

“Voting Stock” means Stock of any Person having ordinary power to vote in the election of members of the board of directors, managers, trustees or other controlling Persons, of such Person (irrespective of whether, at the time, Stock of any other class or classes of such entity shall have or might have voting power by reason of the occurrence of any contingency).

“Weekly Flash Report” means a consolidated weekly flash report (a) by business group and (b) by branch, in each case including a comparison of flash revenue versus Budget.

“Weekly Hours Report” means a weekly report setting forth the aggregate actual hours billed (including subcontractor hours) during the time period covered by the Weekly Flash Report delivered in the immediately preceding week.

“Wholly Owned Subsidiary” of any Person means any Subsidiary of such Person, all of the Stock of which (other than nominal holdings and director’s qualifying shares) is owned by such Person, either directly or through one or more Wholly Owned Subsidiaries of such Person.

“Withdrawal Liability” means, at any time, any liability incurred (whether or not assessed) by any ERISA Affiliate and not yet satisfied or paid in full at such time with respect to any Multiemployer Plan pursuant to Section 4201 of ERISA.

Section 1.2 UCC Terms. The following terms have the meanings given to them in the applicable UCC: “commodity account”, “commodity contract”, “commodity intermediary”, “deposit account”, “entitlement holder”, “entitlement order”, “equipment”, “financial asset”, “general intangible”, “goods”, “instruments”, “inventory”, “securities account”, “securities intermediary” and “security entitlement”.

Section 1.3 Accounting Terms and Principles. All accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in accordance with GAAP. No change in the accounting principles used in the preparation of any Financial Statement hereafter adopted by Holdings shall be given effect if such change would affect a calculation that measures compliance with any provision of Article V or VIII unless the Borrower, the Administrative Agent and the Required Lenders agree to modify such provisions to reflect such changes in GAAP and, unless such provisions are modified, all Financial Statements and similar documents provided hereunder shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such change in GAAP.

Section 1.4 Payments. The Administrative Agent may set up standards and procedures to determine or redetermine the equivalent in Dollars of any amount expressed in any currency other than Dollars and otherwise may, but shall not be obligated to, rely on any determination made by any Loan Party. Any such determination or redetermination by the Administrative Agent shall be conclusive and binding for all purposes, absent manifest error. No determination or redetermination by any Secured Party or Loan Party and no other currency conversion shall change or release any obligation of any Loan Party or of any Secured Party (other than the Administrative Agent and its Related Persons) under any Loan Document, each of which agrees to pay separately for any shortfall remaining after any conversion and payment of the amount as converted. The Administrative Agent may round up or down, and may set up appropriate mechanisms to round up or down, any amount hereunder to nearest higher or lower amounts and may determine reasonable de minimis payment thresholds.

Section 1.5 Interpretation. (a) Certain Terms. Except as set forth in any Loan Document, all accounting terms not specifically defined herein shall be construed in accordance with GAAP (except for the term “property” which shall be interpreted as broadly as possible, including, in any case, cash, Securities, other assets, rights under Contractual Obligations and Permits and any right or interest in any property). The terms “herein”, “hereof” and similar terms refer to this Agreement as a whole. In the computation of periods of time from a specified date to a later specified date in any Loan Document, the terms “from” means “from and including” and the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.” In any other case, the term “including” when used in any Loan Document means “including without limitation.” The term “documents” means all writings, however evidenced and whether in physical or electronic form, including all documents, instruments, agreements, notices, demands, certificates, forms, financial statements, opinions and reports. The term “incur” means incur, create, make, issue, assume or otherwise become directly or indirectly liable in respect of or responsible for, in each case whether directly or indirectly, and the terms “incurrence” and “incurred” and similar derivatives shall have correlative meanings.

(b) Certain References. Unless otherwise expressly indicated, references (i) in this Agreement to an Exhibit, Schedule, Article, Section or clause refer to the appropriate Exhibit or Schedule to, or Article, Section or clause in, this Agreement and (ii) in any Loan Document, to (A) any agreement shall include, without limitation, all exhibits, schedules, appendixes and annexes to such agreement and, unless the prior consent of any Secured Party required therefor is not obtained, any modification to any term of such agreement, (B) any statute shall be to such statute as modified from time to time and to any successor legislation thereto, in each case as in effect at the time any such reference is operative and (C) any time of day shall be a reference to New York time. Titles of articles, sections, clauses, exhibits, schedules and annexes contained in any Loan Document are without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto. Unless otherwise expressly indicated, the meaning of any term defined (including by reference) in any Loan Document shall be equally applicable to both the singular and plural forms of such term.

ARTICLE II

THE FACILITY

Section 2.1 The Commitments.

(a) On the terms and subject to the conditions contained in this Agreement, each Lender severally, but not jointly, agrees to make loans in Dollars (each a “Loan”) to the Borrower from time to time on any Business Day during the period from the date hereof until the Termination Date in an aggregate principal amount at any time outstanding for all such loans by such Lender not to exceed such Lender’s Commitment; provided, however, that at no time shall any Lender be obligated to make a Loan in excess of such Lender’s Pro Rata Share of the amount by which the then effective Commitments exceeds the aggregate Outstandings at such time; provided, further, that (a) the Borrower shall only be entitled to borrow amounts to be used for the purposes set forth in Section 7.9 and solely to the extent such uses are set forth in the then current Budget, (b) prior to entry of the Final Order, the Borrower shall not be entitled to borrow more than $12,000,000 in the aggregate at any time outstanding and (c) upon entry of the Final Order, subject to clause (a), the Borrower shall be entitled to borrow the full amount of the Commitments less the amount of any Pre-Petition Protective Advances then remaining outstanding and less the amount of any reserves established by the Administrative Agent in its discretion in respect of the Carve-Out. Within the limits set forth in the first sentence of this Section 2.1, amounts of Loans repaid may be reborrowed under this Section 2.1.

(b) Contemporaneous Borrowing Upon Entry of Final Order. The parties hereto agree that, on the date the Final Order is entered and subject to satisfaction of the conditions set forth in Section 3.2, the Borrower shall be deemed to have delivered a Notice of Borrowing for the borrowing of Loans in an amount equal to the aggregate principal amount of Pre-Petition Protective Advances outstanding as of such date, which Loans shall be used to repay any such Pre-Petition Protective Advances in full.

Section 2.2 Borrowing Procedures. (a) Notice From the Borrower. Each Borrowing shall be made on notice given by the Borrower to the Administrative Agent not later than 12:00 p.m. on the date of the proposed Borrowing. Each such notice may be made in a writing substantially in the form of Exhibit C (a “Notice of Borrowing”) duly completed or by telephone if confirmed promptly, but in any event within one Business Day and prior to such Borrowing, with such a Notice of Borrowing, and shall set forth in reasonable detail the planned disbursements to be made with the proceeds of such Borrowing in accordance with the Budget as certified by a Responsible Officer of the Borrower.

(b) Notice to Each Lender. The Administrative Agent shall give to each Lender prompt notice of the Administrative Agent’s receipt of a Notice of Borrowing. Each Lender shall, before 11:00 a.m. on the date of the proposed Borrowing, make available to the Administrative Agent at its address referred to in Section 11.12, such Lender’s Pro Rata Share of such proposed Borrowing. Upon fulfillment or due waiver (i) on the Closing Date, of the applicable conditions set forth in Section 3.1 and (ii) on the Closing Date and any time thereafter, of the applicable conditions set forth in Section 3.2, the Administrative Agent shall make such funds available to the Borrower (in the case of Loans allocated in the Budget to payment of Professional Fees, by depositing such funds in the Professional Expense Escrow as identified in the relevant Notice of Borrowing) on the date set forth in the relevant Notice of Borrowing, so long as such date is in compliance herewith.

(c) Non-Funding Lenders. Unless the Administrative Agent shall have received notice from any Lender prior to the date such Lender is required to make any payment hereunder with respect to any Loan that such Lender will not make such payment (or any portion thereof) available to the Administrative Agent, the Administrative Agent may assume that such Lender has made such payment available to the Administrative Agent on the date such payment is required to be made in accordance with this Article II and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. The Borrower agrees to repay to the Administrative Agent on demand such amount (until repaid by such Lender) with interest thereon for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at the interest rate applicable to the Obligation that would have been created when the Administrative Agent made available such amount to the Borrower had such Lender made a corresponding payment available; provided, however, that such payment shall not relieve such Lender of any obligation it may have to the Borrower. In addition, any Lender that shall not have made available to the Administrative Agent any portion of any payment described above (any such Lender, a “Non-Funding Lender”) agrees to pay such amount to the Administrative Agent on demand together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at the Federal Funds Rate for the first Business Day and thereafter in the case of a payment in respect of a Loan or otherwise, at the interest rate applicable at the time to Loans. Such repayment shall then constitute the funding of the corresponding Loan (including any Loan deemed to have been made hereunder with such payment) or participation. The existence of any Non-Funding Lender shall not relieve any other Lender of its obligations under any Loan Document, but no other Lender shall be responsible for the failure of any Non-Funding Lender to make any payment required under any Loan Document.

Section 2.3 [Reserved].

Section 2.4 [Reserved].

Section 2.5 Reduction and Termination of the Commitments. (a) Optional. The Borrower may, upon notice to the Administrative Agent, terminate in whole or reduce in part ratably any unused portion of the Commitments; provided, however, that each partial reduction shall be in an aggregate amount that is an integral multiple of $500,000.

(b) Mandatory. All outstanding Commitments shall terminate on the Scheduled Termination Date.

Section 2.6 Repayment of Loans. The Borrower promises to repay the entire unpaid principal amount of the Loans on the Scheduled Termination Date.

Section 2.7 Optional Prepayments. The Borrower may prepay the outstanding principal amount of the Loan in whole or in part at any time (together with accrued interest thereon).

Section 2.8 Mandatory Prepayments. (a) Daily Cash Sweep. The Borrower hereby directs the Administrative Agent to apply any amounts deposited into a Controlled Deposit Account to prepay the Pre-Petition Protective Advances or the Obligations, as applicable, on a daily basis, in accordance with Section 2.12.

(b) Debt Issuances. Upon receipt on or after the Closing Date by any Loan Party or any of its Subsidiaries of Net Cash Proceeds arising from the incurrence by any Loan Party or any of its Subsidiaries of Indebtedness of the type specified in clause (a) or (b) of the definition thereof (other than any such Indebtedness permitted hereunder in reliance upon any of clauses (a) through (g) of Section 8.1), the Borrower shall immediately pay or cause to be paid to the Administrative Agent an amount equal to 100% of such Net Cash Proceeds.

(c) Asset Sales and Property Loss Events. Upon receipt on or after the Closing Date by any Loan Party or any of its Subsidiaries of Net Cash Proceeds arising from (i) any Sale by any Group Member of any of its property, to the extent resulting, in the aggregate with all other Sales from and after the Closing Date, in the receipt by any of them of Net Cash Proceeds in excess of $100,000, but excluding any Sales of its own Stock and Sales of property permitted hereunder in reliance upon any of clauses (a) through (e) of Section 8.4 or (ii) any Property Loss Event with respect to any property of any Group Member to the extent resulting in the aggregate, with all other such Property Loss Events from and after the Closing Date, in the receipt by any of them of Net Cash Proceeds in excess of $100,000, the Borrower shall immediately pay or cause to be paid to the Administrative Agent an amount equal to 100% of such Net Cash Proceeds.

(d) Excess Outstandings. On any date on which the aggregate principal amount of Outstandings exceeds the aggregate Commitments less any reserves established by the Administrative Agent in its discretion in respect of the Carve-Out (or such lesser amount permitted to be outstanding prior to entry of the Final Order), the Borrower shall pay to the Administrative Agent an amount equal to such excess.

Section 2.9 Interest. (a) Rate. All Loans and the outstanding amount of all other Obligations shall bear interest, in the case of Loans, on the unpaid principal amount thereof from the date such Loans are made and, in the case of such other Obligations, from the date such other Obligations are due and payable until, in all cases, paid in full, except as otherwise provided in clause (c) below, at a rate per annum equal to 10.00%.

(b) Payments. Interest accrued on any Loan shall be payable in arrears on the last day of each calendar month commencing with the first such day following the making of such Loan.

(c) Default Interest. Notwithstanding the rate of interest specified in clause (a) above or elsewhere in any Loan Document, effective immediately upon (A) the occurrence of any Event of Default under Section 9.1(a) or Section 9.1(e)(ii) or (B) the delivery of a notice by the Administrative Agent or the Required Lenders to the Borrower during the continuance of any other Event of Default and, in each case, for as long as such Event of Default shall be continuing, the principal balance of all Obligations (including any Obligation that bears interest by reference to the rate applicable to any other Obligation) shall bear interest at a rate that is 4.00% per annum in excess of the interest rate applicable to such Obligations from time to time, payable on demand or, in the absence of demand, on the date that would otherwise be applicable.

(d) Maximum Interest. In no event shall the interest charged with respect to the Loans, the Notes or any other Obligations of the Borrower under the Loan Documents exceed the maximum amount permitted under the laws of the jurisdiction whose law is specified as the governing law of this document pursuant to Section 11.14 or of any other applicable jurisdiction. For the purposes of making any such determination hereunder, the Loans hereunder shall be deemed a single loan in the amount of the Commitments. Notwithstanding anything to the contrary herein or elsewhere, if at any time the rate of interest payable for the account of any Lender hereunder or any other Loan Document (the “Stated Rate”) would exceed the highest rate of interest permitted under any applicable law to be charged by such Lender (the “Maximum Lawful Rate”), then for so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable for the account of such Lender shall be equal to the Maximum Lawful Rate; provided that if at any time thereafter the Stated Rate is less than the Maximum Lawful Rate, the Borrower shall, to the extent permitted by law, continue to pay interest for the account of such Lender at the Maximum Lawful Rate until such time as the total interest received by the Lender is equal to the total interest which such Lender would have received had the Stated Rate been (but for the operation of this provision) the interest rate payable. Thereafter, the interest rate payable for the account of such Lender shall be the Stated Rate unless and until the Stated Rate again would exceed the Maximum Lawful Rate, in which event this provision shall again apply. In no event shall the total interest received by any Lender exceed the amount which such Lender could lawfully have received had the interest been calculated for the full term hereof at the Maximum Lawful Rate with respect to such Lender. In computing interest payable with reference to the Maximum Lawful Rate applicable to any Lender, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made. If any Lender has received interest hereunder in excess of the Maximum Lawful Rate with respect to such Lender, such excess amount shall be applied to the reduction of the outstanding principal balance of its Loans or to other amounts (other than interest) payable hereunder, and if no such principal or other amounts are then outstanding, such excess or part thereof remaining shall be paid to the Borrower.

Section 2.10 [Reserved].

Section 2.11 Fees. (a) Unused Commitment Fee. The Borrower agrees to pay to each Lender a commitment fee on the actual daily amount by which the Commitment of such Lender exceeds its Pro Rata Share of the aggregate principal amount of Loans (the “Unused Commitment Fee”) from the date hereof through the Termination Date at a rate per annum equal to 0.50%, payable in arrears (i) on the last day of each calendar month and (ii) on the Termination Date.

(b) Additional Fees. The Borrower has agreed to pay the additional fees described in the Fee Letter.

(c) Upfront Facility Fee. To induce the Lenders to enter into this Agreement, Borrower shall pay on the Closing Date to Administrative Agent, for the ratable benefit of such Lenders that have signed this Agreement on or before the date hereof, a Closing Fee (the “Upfront Facility Fee”) equal to 3.00% of each such Lender’s Commitment.

Section 2.12 Application of Payments. (a) Application of Prepayments, Collections and Asset Sales. Until entry of the Final Order, subject to the provisions of clause (c) below with respect to the application of payments during the continuance of an Event of Default, any payment made by the Borrower to the Administrative Agent pursuant to Section 2.8(a) or any other prepayment of the Obligations required to be applied in accordance with this clause (a) and all collections of the Loan Parties (other than funds not required to be deposited into a Controlled Deposit Account in accordance with Section 7.11(a)), including, without limitation, insurance or condemnation proceeds and proceeds from any disposition of Collateral, in each case, in the ordinary course of business or otherwise, shall be applied first, solely in respect of cash on hand immediately prior to the filing of the Cases and collections related to activities of the Debtors prior to the filing of the Cases, to repay the Pre-Petition Protective Advances until indefeasibly repaid in full in cash, second, to pay Obligations in respect of any costs or expense reimbursements, fees or indemnities then due to the Lenders or the Administrative Agent, third, to pay accrued interest in respect of the Loans, fourth, to repay the outstanding principal balance of the Loans and, then, any excess shall be deposited into a Cash Collateral Account. Any payment made by the Borrower to the Administrative Agent pursuant to Section 2.8(b) shall be applied solely to repay the outstanding principal amount of the applicable excess.

(b) Application of Payments Following the Occurrence of an Event of Default and Delivery of a Carve-Out Trigger Notice. Each of Holdings and the Borrower hereby irrevocably waives, and agrees to cause each Loan Party and each other Group Member to waive, the right to direct the application during the continuance of an Event of Default of any and all payments in respect of any Obligation and any proceeds of Collateral and agrees that, notwithstanding the provisions of clause (a) above, the Administrative Agent may, and, upon either (A) the direction of the Required Lenders or (B) the termination of any Commitment or the acceleration of any Obligation pursuant to Section 9.2, shall, apply all payments in respect of any Obligation, all funds on deposit in any Cash Collateral Account and all other proceeds of Collateral (i) first, to pay Obligations in respect of any cost or expense reimbursements, fees or indemnities then due to the Administrative Agent, (ii) second, to pay Obligations in respect of any cost or expense reimbursements, fees or indemnities then due to the Lenders, (iii) third, to pay interest then due and payable in respect of the Loans, (iv) fourth, to repay the outstanding principal amounts of the Loans and (v) fifth, to the ratable payment of all other Obligations. Notwithstanding the foregoing, following delivery by the Administrative Agent of a Carve-Out Trigger Notice to the Borrower, no Professional Fees or Committee Professional Fees may be paid with the proceeds of Collateral until such Professional Fees or Committee Professional Fees have been paid first from retainers held by such professionals and second from amounts not otherwise payable to any professional in the Professional Expense Escrow.

(c) Application of Payments Generally. If sufficient amounts are not available to repay all outstanding Obligations described in any priority level set forth in this Section 2.12, the available amounts shall be applied, unless otherwise expressly specified herein, to such Obligations ratably based on the proportion of the Secured Parties’ interest in such Obligations. Any priority level set forth in this Section 2.12 that includes interest shall include all such interest, whether or not accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or similar proceeding, and whether or not a claim for post-filing or post-petition interest is allowed in any such proceeding.

Section 2.13 Payments and Computations. (a) Procedure. The Borrower shall make each payment under any Loan Document not later than 2:00 p.m. on the day when due to the Administrative Agent by wire transfer to the following account (or at such other account or by such other means to such other address as the Administrative Agent shall have notified the Borrower in writing within a reasonable time prior to such payment) in immediately available Dollars and without setoff or counterclaim:

ABA No. 021-001-033

Account Number 502-710-79

Deutsche Bank Trust Company Americas, New York, New York

Account Name: HH Cash Flow Collections

Reference: GE Capital Re Medical Staffing Network, Inc. 1st

Lien (CFN5387)

The Administrative Agent shall promptly thereafter cause to be distributed immediately available funds relating to the payment of principal, interest or fees to the Lenders, in accordance with the application of payments set forth in Section 2.12. The Lenders shall make any payment under any Loan Document in immediately available Dollars and without setoff or counterclaim. Payments received by the Administrative Agent after 2:00 p.m. shall be deemed to be received on the next Business Day.

(b) Computations of Interests and Fees. All computations of interest and of fees shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest and fees are payable.

(c) Payment Dates. Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, the due date for such payment shall be extended to the next succeeding Business Day without any increase in such payment as a result of additional interest or fees; provided, however, that such interest and fees shall continue accruing as a result of such extension of time.

(d) Advancing Payments. Unless the Administrative Agent shall have received notice from the Borrower to the Lenders prior to the date on which any payment is due hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Borrower shall not have made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent on demand such amount distributed to such Lender together with interest thereon (at the rate applicable to Loans hereunder) for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent.

Section 2.14 Evidence of Debt. (a) Records of Lenders. Each Lender shall maintain in accordance with its usual practice accounts evidencing Indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement. In addition, each Lender having sold a participation in any of its Obligations or having identified an SPV as such to the Administrative Agent, the Administrative Agent acting as agent of the Borrower solely for this purpose and solely for tax purposes, shall establish and maintain at its address referred to in Section 11.12 (or at such other address as such Lender shall notify the Borrower) a record of ownership, in which such Lender shall register by book entry (A) the name and address of each such participant and SPV (and each change thereto, whether by assignment or otherwise) and (B) the rights, interest or obligation of each such participant and SPV in any Obligation, in any Commitment and in any right to receive any payment hereunder.

(b) Records of Administrative Agent. The Administrative Agent, acting as agent of the Borrower solely for tax purposes and solely with respect to the actions described in this Section 2.14, shall establish and maintain at its address referred to in Section 11.12 (or at such other address as the Administrative Agent may notify the Borrower) (A) a record of ownership (the “Register”) in which the Administrative Agent agrees to register by book entry the interests (including any rights to receive payment hereunder) of the Administrative Agent and each Lender in the Outstandings, each of their obligations under this Agreement to participate in each Loan, and any assignment of any such interest, obligation or right and (B) accounts in the Register in accordance with its usual practice in which it shall record (1) the names and addresses of the Lenders (and each change thereto pursuant to Section 2.18 (Substitution of Lenders) and Section 11.2 (Assignments and Participations; Binding Effect)), (2) the Commitment of each Lender, (3) the amount of each Loan and each funding of any participation described in clause (A) above, (4) the amount of any principal or interest due and payable or paid and (5) any other payment received by the Administrative Agent from the Borrower and its application to the Obligations.

(c) Registered Obligations. Notwithstanding anything to the contrary contained in this Agreement, the Loans (including any Notes evidencing such Loans) are registered obligations, the right, title and interest of the Lenders and their assignees in and to such Loans shall be transferable only upon notation of such transfer in the Register and no assignment thereof shall be effective until recorded therein. This Section 2.14 and Section 11.2 shall be construed so that the Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (and any successor provisions).

(d) Prima Facie Evidence. The entries made in the Register and in the accounts maintained pursuant to clauses (a) and (b) above shall, to the extent permitted by applicable Requirements of Law, be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, however, that no error in such account and no failure of any Lender or the Administrative Agent to maintain any such account shall affect the obligations of any Loan Party to repay the Loans in accordance with their terms. In addition, the Loan Parties, the Administrative Agent, and the Lenders shall treat each Person whose name is recorded in the Register as a Lender for all purposes of this Agreement. Information contained in the Register with respect to any Lender shall be available for access by the Borrower, the Administrative Agent and such Lender at any reasonable time and from time to time upon reasonable prior notice. No Lender shall have access to or be otherwise permitted to review any information in the Register other than information with respect to such Lender unless otherwise agreed by the Administrative Agent.

(e) Notes. Within five (5) days of any Lender’s request, the Borrower shall execute and deliver Notes to such Lender evidencing the Loans of such Lender substantially in the form of Exhibit B; provided, however, that only one Note shall be issued to each Lender, except (i) to an existing Lender exchanging existing Notes to reflect changes in the Register relating to such Lender, in which case the new Notes delivered to such Lender shall be dated the date of the original Notes and (ii) in the case of loss, destruction or mutilation of existing Notes and similar circumstances. Each Note, if issued, shall only be issued as means to evidence the right, title or interest of a Lender or a registered assignee in and to the related Loan, as set forth in the Register, and in no event shall any Note be considered a bearer instrument or obligation.

Section 2.15 [Reserved].

Section 2.16 Capital Requirements. (a) Increased Capital Requirements. If at any time any Lender determines that, after the date hereof, the adoption of, or any change in or in the interpretation, application or administration of, or compliance with, any Requirements of Law from any Governmental Authority regarding capital adequacy, reserves, special deposits, compulsory loans, insurance charges against property of, deposits with or for the account of, Obligations owing to, or other credit extended or participated in by, any Lender or any similar requirement shall have the effect of reducing the rate of return on the capital of such Lender’s (or any corporation controlling such Lender) as a consequence of its obligations under or with respect to any Loan Document to a level below that which, taking into account the capital adequacy policies of such Lender or corporation, such Lender or corporation could have achieved but for such adoption or change, then, upon demand from time to time by such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender amounts sufficient to compensate such Lender for such reduction.

(b) Compensation Certificate. Each demand for compensation under this clause (a) shall be accompanied by a certificate of the Lender claiming such compensation, setting forth in reasonable detail the basis for computation of the amounts to be paid hereunder, which certificate shall be conclusive, binding and final for all purposes, absent manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

Section 2.17 Taxes. (a) Payments Free and Clear of Taxes. Except as otherwise provided in this Section 2.17, each payment by any Loan Party under any Loan Document shall be made free and clear of all present or future taxes, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto (and without deduction for any of them) (collectively, but excluding the taxes set forth in clauses (i) and (ii) below, the “Taxes”) other than for (i) taxes measured by net income (including branch profits taxes) and franchise taxes imposed in lieu of net income taxes, in each case imposed on any Secured Party as a result of a present or former connection between such Secured Party and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than such connection arising solely from any Secured Party having executed, delivered or performed its obligations or received a payment under, or enforced, any Loan Document) or (ii) taxes that are directly attributable to the failure (other than as a result of a change in any Requirement of Law) by any Secured Party to deliver the documentation required to be delivered pursuant to clause (f) below.

(b) Gross-Up. If any Taxes shall be required by law to be deducted from or in respect of any amount payable under any Loan Document to any Secured Party (i) such amount shall be increased as necessary to ensure that, after all required deductions for Taxes are made (including deductions applicable to any increases to any amount under this Section 2.17), such Secured Party receives the amount it would have received had no such deductions been made, (ii) the relevant Loan Party shall make such deductions, (iii) the relevant Loan Party shall timely pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable Requirements of Law and (iv) within 30 days after such payment is made, the relevant Loan Party shall deliver to the Administrative Agent an original or certified copy of a receipt evidencing such payment; provided, however, that no such increase shall be made with respect to, and no Loan Party shall be required to indemnify any such Secured Party pursuant to clause (d) below for, withholding taxes to the extent that the obligation to withhold amounts existed on the date that such Secured Party became a “Secured Party” under this Agreement in the capacity under which such Secured Party makes a claim under this clause (b), except in each case to the extent such Secured Party is a direct or indirect assignee (other than pursuant to Section 2.18 (Substitution of Lenders)) of any other Secured Party that was entitled, at the time the assignment of such other Secured Party became effective, to receive additional amounts under this clause (b).

(c) Other Taxes. In addition, the Borrower agrees to pay, and authorizes the Administrative Agent to pay in its name, any stamp, documentary, excise or property tax, charges or similar levies imposed by any applicable Requirement of Law or Governmental Authority and all Liabilities with respect thereto (including by reason of any delay in payment thereof), in each case arising from the execution, delivery or registration of, or otherwise with respect to, any Loan Document or any transaction contemplated therein (collectively, “Other Taxes”). Within 30 days after the date of any payment of Taxes or Other Taxes by any Loan Party, the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 11.12, the original or a certified copy of a receipt evidencing payment thereof.

(d) Indemnification. The Borrower shall reimburse and indemnify, within 30 days after receipt of demand therefor (with copy to the Administrative Agent), each Secured Party for all Taxes and Other Taxes (including any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.17) paid by such Secured Party and any Liabilities arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. A certificate of the Secured Party (or of the Administrative Agent on behalf of such Secured Party) claiming any compensation under this clause (d), setting forth in reasonable detail the basis for computation of the amounts to be paid thereunder and delivered to the Borrower with copy to the Administrative Agent, shall be conclusive, binding and final for all purposes, absent manifest error. In determining such amount, the Administrative Agent and such Secured Party may use any reasonable averaging and attribution methods.

(e) Mitigation. Any Lender claiming any additional amounts payable pursuant to this Section 2.17 shall use its reasonable efforts (consistent with its internal policies and Requirements of Law) to change the jurisdiction of its lending office if such a change would materially reduce any such additional amounts (or any similar amount that may thereafter accrue) and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.

(f) Tax Forms. (i) Each Non-U.S. Lender Party that, at any of the following times, is entitled to an exemption from United States withholding tax or, after a change in any Requirement of Law, is subject to such withholding tax at a reduced rate under an applicable tax treaty, shall (w) on or prior to the date such Non-U.S. Lender Party becomes a “Non-U.S. Lender Party” hereunder, (x) on or prior to the date on which any such form or certification expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (f) and (z) from time to time if requested by the Borrower or the Administrative Agent (or, in the case of a participant or SPV, the relevant Lender), provide the Administrative Agent and the Borrower (or, in the case of a participant or SPV, the relevant Lender) with two completed originals of each of the following, as applicable: (A) Forms W-8ECI (claiming exemption from U.S. withholding tax because the income is effectively connected with a U.S. trade or business), W-8BEN (claiming exemption from, or a reduction of, U.S. withholding tax under an income tax treaty) or any successor forms, (B) in the case of a Non-U.S. Lender Party claiming exemption under Sections 871(h) or 881(c) of the Code, Form W-8BEN (claiming exemption from U.S. withholding tax under the portfolio interest exemption) or any successor form and a certificate in form and substance acceptable to the Administrative Agent that such Non-U.S. Lender Party is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code or (C) any other applicable document prescribed by the IRS certifying as to the entitlement of such Non-U.S. Lender Party to such exemption from United States withholding tax or reduced rate with respect to all payments to be made to such Non-U.S. Lender Party under the Loan Documents. Unless the Borrower and the Administrative Agent have received forms or other documents satisfactory to them indicating that payments under any Loan Document to or for a Non-U.S. Lender Party are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Loan Parties and the Administrative Agent shall withhold amounts required to be withheld by applicable Requirements of Law from such payments at the applicable statutory rate.

(ii) Each U.S. Lender Party shall (A) on or prior to the date such U.S. Lender Party becomes a “U.S. Lender Party” hereunder, (B) on or prior to the date on which any such form or certification expires or becomes obsolete, (C) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (f) and (D) from time to time if requested by the Borrower or the Administrative Agent (or, in the case of a participant or SPV, the relevant Lender), provide the Administrative Agent and the Borrower (or, in the case of a participant or SPV, the relevant Lender) with two completed originals of Form W-9 (certifying that such U.S. Lender Party is entitled to an exemption from U.S. backup withholding tax) or any successor form.

(iii) Each Lender having sold a participation in any of its Obligations or identified an SPV as such to the Administrative Agent shall collect from such participant or SPV the documents described in this clause (f) and provide them to the Administrative Agent.

Section 2.18 Substitution of Lenders. (a) Substitution Right. In the event that any Lender that is not an Affiliate of the Administrative Agent (an “Affected Lender”), (i) makes a claim for payment pursuant to Section 2.17(b) (Taxes), (ii) becomes a Non-Funding Lender or (iii) does not consent to any amendment, waiver or consent to any Loan Document for which the consent of the Required Lenders is obtained but that requires the consent of other Lenders, the Borrower may either pay in full such Affected Lender the Obligations owed to such Affected Lender with the consent of the Administrative Agent or substitute for such Affected Lender any Lender or any Affiliate or Approved Fund of any Lender or any other Person acceptable (which acceptance shall not be unreasonably withheld or delayed) to the Administrative Agent (in each case, a “Substitute Lender”).

(b) Procedure. To substitute such Affected Lender or pay in full the Obligations owed to such Affected Lender, the Borrower shall deliver a notice to the Administrative Agent and such Affected Lender. The effectiveness of such payment or substitution shall be subject to the delivery to the Administrative Agent by the Borrower (or, as may be applicable in the case of a substitution, by the Substitute Lender) of (i) payment for the account of such Affected Lender, of, to the extent accrued through, and outstanding on, the effective date for such payment or substitution, all Obligations owing to such Affected Lender, (ii) in the case of a payment in full of the Obligations owing to such Affected Lender, payment of any amount that, after giving effect to the termination of the Commitment of such Affected Lender, is required to be paid pursuant to Section 2.8(d) (Excess Outstandings) and (iii) in the case of a substitution, (A) payment of the assignment fee set forth in Section 11.2(c) and (B) an assumption agreement in form and substance satisfactory to the Administrative Agent whereby the Substitute Lender shall, among other things, agree to be bound by the terms of the Loan Documents and assume the Commitment of the Affected Lender.

(c) Effectiveness. Upon satisfaction of the conditions set forth in clause (b) above, the Administrative Agent shall record such substitution or payment in the Register, whereupon (i) in the case of any payment in full, such Affected Lender’s Commitments shall be terminated and (ii) in the case of any substitution, (A) the Affected Lender shall sell and be relieved of, and the Substitute Lender shall purchase and assume, all rights and claims of such Affected Lender under the Loan Documents, except that the Affected Lender shall retain such rights expressly providing that they survive the repayment of the Obligations and the termination of the Commitments, (B) the Substitute Lender shall become a “Lender” hereunder having a Commitment in the amount of such Affected Lender’s Commitment and (C) the Affected Lender shall execute and deliver to the Administrative Agent an Assignment to evidence such substitution and deliver any Note in its possession; provided, however, that the failure of any Affected Lender to execute any such Assignment or deliver any such Note shall not render such sale and purchase (or the corresponding assignment) invalid.

ARTICLE III

CONDITIONS TO LOANS

Section 3.1 Conditions Precedent to Effectiveness. This Agreement, including the obligation of each Lender to make any Loan on the Closing Date, is subject to the satisfaction or due waiver of each of the following conditions precedent:

(a) Certain Documents. The Administrative Agent shall have received on or prior to the Closing Date each of the following, each dated the Closing Date unless otherwise agreed by the Administrative Agent, in form and substance satisfactory to the Administrative Agent and each Lender:

(i) this Agreement duly executed by Holdings and the Borrower and, for the account of each Lender having requested the same by notice to the Administrative Agent and the Borrower, Notes conforming to the requirements set forth in Section 2.14(e);

(ii) the Guaranty and Security Agreement, duly executed by the Borrower and each Guarantor, together with (A) copies of UCC, Intellectual Property and other appropriate search reports and of all effective prior filings listed therein, together with evidence of the termination of such prior filings and other documents with respect to the priority of the security interest of the Administrative Agent in the Collateral, in each case as may be reasonably requested by the Administrative Agent (excluding, for the avoidance of doubt, termination of the liens securing the Pre-Petition Obligations), (B) all documents representing all Securities being pledged pursuant to such Guaranty and Security Agreement and related undated powers or endorsements duly executed in blank and (C) all Control Agreements that, in the reasonable judgment of the Administrative Agent, are required for the Loan Parties to comply with the Loan Documents as of the Closing Date, each duly executed by, in addition to the applicable Loan Party, the applicable financial institution;

(iii) duly executed favorable opinions of counsel to the Loan Parties, each addressed to the Administrative Agent and the Lenders and addressing such customary bankruptcy matters as the Administrative Agent may reasonably request;

(iv) a copy of each Constituent Document of each Loan Party that is on file with any Governmental Authority in any jurisdiction, certified as of a recent date by such Governmental Authority, together with, if applicable, certificates attesting to the good standing of such Loan Party in such jurisdiction (and, if appropriate in any such jurisdiction, related tax certificates);

(v) a certificate of the secretary or other officer of each Loan Party in charge of maintaining books and records of such Loan Party certifying as to (A) the names and signatures of each officer of such Loan Party authorized to execute and deliver any Loan Document, (B) the Constituent Documents of such Loan Party attached to such certificate are complete and correct copies of such Constituent Documents as in effect on the date of such certification (or, for any such Constituent Document delivered pursuant to clause (v) above, that there have been no changes from such Constituent Document so delivered) and (C) the resolutions of such Loan Party’s board of directors or other appropriate governing body approving and authorizing the execution, delivery and performance of each Loan Document to which such Loan Party is a party;

(vi) a certificate of a Responsible Officer of the Borrower to the effect that each condition set forth in Section 3.2(b) has been satisfied;

(vii) a business associate agreement duly executed by each Group Member and the Administrative Agent in form and substance reasonably satisfactory to Borrower and Administrative Agent;

(viii) insurance certificates in form and substance satisfactory to the Administrative Agent demonstrating that the insurance policies required by Section 7.5 are in full force and effect and have all endorsements required by such Section 7.5;

(ix) financial statements, in form and substance as set forth in Section 4.4 and otherwise reasonably satisfactory to Administrative Agent, for Holdings for the Fiscal Month ending on or about May 31, 2010;

(x) the Fee Letter, duly executed by the Borrower and the Administrative Agent;

(xi) the Initial Budget, in form and substance acceptable to the Administrative Agent and the Lenders; and

(xii) such other documents and information as any Lender through the Administrative Agent may reasonably request.

(b) Lien Priority; Automatic Perfection. The Administrative Agent shall have received on or prior to the Closing Date, pursuant to (i) Sections 364(c)(2), (c)(3) and (d) of the Bankruptcy Code, (ii) the Loan Documents and (iii) entry of the Interim Order, a fully perfected, first priority security interest in the Collateral, which security interest shall be continuing, valid, binding, enforceable, non-avoidable and automatically perfected.

(c) Restructuring Support Agreement. The Restructuring Support Agreement shall be in full force and effect, and no defaults shall exist thereunder.

(d) Fee and Expenses. There shall have been paid to the Administrative Agent, for the account of the Administrative Agent, its Related Persons, any Lender, as the case may be, all fees and all reimbursements of costs or expenses, in each case due and payable under any Loan Document on or before the Closing Date.

(e) Interim Order and Other Bankruptcy Court Filings. The Administrative Agent shall have received a certified copy of the signed Interim Order, and the Interim Order shall be in full force and effect and shall not have been vacated, reversed, modified, amended or stayed without the written consent of the Administrative Agent and the Lenders and, if the Interim Order is the subject of a pending appeal in any respect, neither the making of the Loans nor the performance by the Loan Parties of their respective obligations under the Loan Documents shall be the subject of a presently effective stay pending appeal and requiring that challenges to the Pre-Petition Obligations must be filed no later than the earliest of (i) 60 days after entry of the Interim Order, (ii) 45 days after the formation of a Committee and (iii) three days prior to the date of the hearing to approve the 363 Sale, or will be deemed forever barred and the Debtors’ stipulations and releases related to the Pre-Petition Obligations shall be binding on all parties in interest.

Notwithstanding the foregoing, all orders entered by the Bankruptcy Court pertaining to cash management and adequate protection shall, and all other motions and pleadings filed or to be filed with, and submitted to, the Bankruptcy Court in connection therewith or otherwise to be filed on the Petition Date, including the Sale Order and the motion and order seeking approval of the Bidding Procedures, shall be in form and substance satisfactory to the Administrative Agent and the Required Lenders in their sole discretion; provided that the Interim Order shall include provisions, in form and substance satisfactory to Administrative Agent and the Required Lenders, with respect to, among other things, (i) permission for the use of cash and other collateral of the holders of the Pre-Petition Obligations, (ii) the adequate protection afforded to holders of such Pre-Petition Obligations, (iii) waivers of the “equities of the case” cutoff under Section 552(b) of the Bankruptcy Code and (iv) subject to entry of the Final Order, waivers of any surcharge to the collateral securing the Obligations or the Pre-Petition Obligations under Section 506(c) of the Bankruptcy Code.

(f) Collateral. In order to create in favor of the Collateral Agent, for the benefit of Secured Parties, a valid, perfected first priority security interest in the Collateral, subject to the terms of the Interim Order, each Loan Party shall have delivered to the Administrative Agent evidence that each Loan Party shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument and made or caused to be made any other filing and recording reasonably required by the Administrative Agent and Lenders.

(g) Consents. The Administrative Agent shall have received satisfactory evidence that each Group Member shall have received, after giving effect to the Interim Order, all consents and authorizations required pursuant to any material Contractual Obligation with any other Person and shall have obtained all Permits of, and effected all notices to and filings with, any Governmental Authority, in each case, as may be necessary in connection with the consummation of the transactions contemplated in any Loan Document.

(h) Litigation. Except as otherwise acceptable to the Administrative Agent and Required Lenders, no litigation shall have commenced which challenges the Obligations or the Pre-Petition Secured Obligations.

(i) No Material Adverse Effect. Except as otherwise acceptable to the Administrative Agent and Required Lenders, no event shall have occurred that could reasonably be expected to have a Material Adverse Effect.

(j) Payment of Fees. The Borrower shall have paid the fees required to be paid on the Closing Date in the respective amounts specified in Section 1.9 (including the fees specified in the Fee Letter), and shall have reimbursed the Administrative Agent for all fees, costs and expenses then due and payable.

(k) Bank Regulatory Information. The Lenders shall have received at least 10 days prior to the Closing Date all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

Section 3.2 Conditions Precedent to Each Loan. The obligation of each Lender on any date (including the Closing Date) to make any Loan is subject to the satisfaction of each of the following conditions precedent:

(a) Request. The Administrative Agent shall have received, to the extent required by Article II, a written, timely and duly executed and completed Notice of Borrowing.

(b) Representations and Warranties; No Defaults. The following statements shall be true on such date, both before and after giving effect to such Loan: (i) the representations and warranties set forth in any Loan Document shall be true and correct (A) if such date is the Closing Date, on and as of such date or, to the extent such representations and warranties expressly relate to an earlier date, on and as of such earlier date and (B) otherwise, in all material respects on and as of such date or, to the extent such representations and warranties expressly relate to an earlier date, on and as of such earlier date, except for such changes as are expressly permitted by the terms of this Agreement and (ii) no continuing default or continuing Event of Default shall exist after giving pro forma effect to the making of such Loan.

(c) Effectiveness of the Interim Order or Final Order. The Interim Order or the Final Order, as the case may be, shall be in full force and effect and shall not have been reversed, modified, stayed or amended unless such reversal, modification, stay or amendment is acceptable to the Administrative Agent and the Required Lenders.

(d) Additional Matters. The Administrative Agent shall have received a Notice of Borrowing and such additional documents and information as any Lender, through the Administrative Agent, may reasonably request.

The representations and warranties set forth in any Notice of Borrowing (or any certificate delivered in connection therewith) shall be deemed to be made again on and as of the date of the relevant Loan and the acceptance of the proceeds thereof.

Section 3.3 Determinations of Initial Borrowing Conditions. For purposes of determining compliance with the conditions specified in Section 3.1, each Lender shall be deemed to be satisfied with each document and each other matter required to be satisfactory to such Lender unless, prior to the Closing Date, the Administrative Agent receives notice from such Lender specifying such Lender’s objections and such Lender has not made available its Pro Rata Share of any Borrowing scheduled to be made on the Closing Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

To induce the Lenders and the Administrative Agent to enter into the Loan Documents, each of Holdings and the Borrower (and, to the extent set forth in any other Loan Document, each other Loan Party) represents and warrants to each of them each of the following on and as of each date applicable pursuant to Section 3.2:

Section 4.1 Corporate Existence; Compliance with Law. Upon entry of the Interim Order or the Final Order, as applicable, each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) is duly qualified to do business as a foreign entity and in good standing under the laws of each jurisdiction where such qualification is necessary, except where the failure to be so qualified or in good standing would not, in the aggregate, have a Material Adverse Effect, (c) has all requisite power and authority and the legal right to own, pledge, mortgage and operate its property, to lease or sublease any property it operates under lease or sublease and to conduct its business as now or currently proposed to be conducted, (d) is in compliance with its Constituent Documents, (e) is in compliance with all applicable Requirements of Law except where the failure to be in compliance would not have a Material Adverse Effect and (f) has all necessary Permits from or by, has made all necessary filings with, and has given all necessary notices to, each Governmental Authority having jurisdiction, to the extent required for such ownership, lease, sublease, operation, occupation or conduct of business, except where the failure to obtain such Permits, make such filings or give such notices would not, in the aggregate, have a Material Adverse Effect.

Section 4.2 Loan Documents. (a) Power and Authority. Upon entry of the Interim Order or the Final Order, as applicable, the execution, delivery and performance by each Loan Party of the Loan Documents and other transactions contemplated therein (i) are within such Loan Party’s corporate or similar powers and, at the time of execution thereof, have been duly authorized by all necessary corporate and similar action (including, if applicable, consent of holders of its Securities), (ii) do not (A) contravene such Loan Party’s Constituent Documents, (B) violate any applicable Requirement of Law, (C) conflict with, contravene, constitute a default or breach under, or result in or permit the termination or acceleration of, any Contractual Obligation of any Loan Party or any of its Subsidiaries (including other Loan Documents) other than, in the case of this clause (C), those that would not, in the aggregate, have a Material Adverse Effect and are not created or caused by, or a conflict, breach, default or termination or acceleration event under, any Loan Document or (D) result in the imposition of any Lien (other than a Permitted Lien) upon any property of any Loan Party or any of its Subsidiaries and (iii) do not require any Permit of, or filing with, any Governmental Authority or any consent of, or notice to, any Person, other than (A) with respect to the Loan Documents, the filings required to perfect the Liens created by the Loan Documents and (B) those listed on Schedule 4.2 and that have been, or will be prior to the Closing Date, obtained or made, copies of which have been, or will be prior to the Closing Date, delivered to the Administrative Agent, and each of which on the Closing Date will be in full force and effect.

(b) Due Execution and Delivery. Upon entry of the Interim Order or the Final Order, as applicable, from and after its delivery to the Administrative Agent, each Loan Document has been duly executed and delivered to the other parties thereto by each Loan Party party thereto, is the legal, valid and binding obligation of such Loan Party and is enforceable against such Loan Party in accordance with its terms.

Section 4.3 Ownership of Group Members. Set forth on Schedule 4.3 is a complete and accurate list showing, as of the Closing Date, for each Group Member and each Subsidiary of any Group Member and each joint venture of any of them, its jurisdiction of organization, the number of shares of each class of Stock authorized (if applicable), the number outstanding on the Closing Date and the number and percentage of the outstanding shares of each such class owned (directly or indirectly) by the Borrower or Holdings. All outstanding Stock of each of them has been validly issued, is fully paid and non-assessable (to the extent applicable) and, except in the case of Holdings, is owned beneficially and of record by a Group Member (or, in the case of the Borrower, by MSH) free and clear of all Liens other than the security interests created by the Loan Documents and, in the case of joint ventures, Permitted Liens. There are no Stock Equivalents with respect to the Stock of any Group Member (other than Holdings) or any Subsidiary of any Group Member or any joint venture of any of them and, as of the Closing Date, except as set forth on Schedule 4.3, there are no Stock Equivalents with respect to the Stock of Holdings. There are no Contractual Obligations or other understandings to which any Group Member, any Subsidiary of any Group Member or any joint venture of any of them is a party with respect to (including any restriction on) the issuance, voting, Sale or pledge of any Stock or Stock Equivalent of any Group Member or any such Subsidiary or joint venture.

Section 4.4 Financial Statements. (a) The financial statements which have been furnished to the Administrative Agent from time to time, including without limitation the audited Consolidated balance sheet of Holdings for the 2009 Fiscal Year and the related Consolidated statements of income, retained earnings and cash flows for the Fiscal Year then ended, certified by Ernst & Young, and the unaudited Consolidated balance sheet of Holdings as of the Fiscal Month ending on or about May 31, 2010 and the related Consolidated statements of income, retained earnings and cash flows of Holdings, fairly present in all material respects the Consolidated financial position, results of operations and cash flow of Holdings as at the dates indicated and for the periods indicated in accordance with GAAP (subject, in the case of unaudited financial statements, to the absence of footnote disclosure and normal recurring year-end audit adjustments).

(b) (i) On the Closing Date neither Holdings nor any of its Subsidiaries has any material liability or other obligation (including Indebtedness, Guaranty Obligations, contingent liabilities and liabilities for taxes, long-term leases and unusual forward or long-term commitments) that is not permitted by this Agreement and (ii) since the date of the audited Financial Statements referenced in clause (a) above, there has been no Sale of any material property of Holdings and its Subsidiaries and no purchase or other acquisition of any material property.

(c) The Initial Budget reflects projections for the 13-week period beginning the Petition Date on a weekly basis for such period. As of the Closing Date, the Initial Budget is based upon estimates and assumptions stated therein, all of which the Borrower believes to be reasonable and fair in light of conditions and facts known to the Borrower as of the Closing Date and reflect the good faith, reasonable and fair estimates by the Borrower of the future Consolidated financial performance of Holdings and the other information projected therein for the periods set forth therein.

Section 4.5 Material Adverse Effect. Upon entry of the Interim Order or the Final Order, as applicable, other than as disclosed in Schedule 4.5, there have been no events, circumstances, developments or other changes in facts that would, in the aggregate, have a Material Adverse Effect. In determining whether a Material Adverse Effect has occurred, it is understood that a Material Adverse Effect may occur at any time notwithstanding the fact that at such time no Default shall have occurred and be continuing. Furthermore, other than as disclosed in Schedule 4.5, no fact or circumstance is known to any Loan Party that, either alone or in conjunction with all other facts and circumstances, has had or reasonably could be expected in the future to have a Material Adverse Effect that has not been set forth in the financial statements.

Section 4.6 [Reserved].

Section 4.7 Litigation. Other than the Cases, except as set forth on Schedule 4.7 hereof there are no pending (or, to the knowledge of any Group Member, threatened) actions, investigations, suits, proceedings, audits, claims, demands, orders or disputes affecting any Group Member or its property which could reasonably be expected to adversely affect the Obligations, the Loan Documents and the other transactions contemplated therein or have a Material Adverse Effect. There is no action, investigation, suit proceeding, audit, claim, demand, order or dispute pending (or, to the knowledge of any Group Member, threatened) affecting any Group Member before any court or arbitrator or any Governmental Authority which questions or challenges the validity of this Agreement or any Loan Document or any transaction contemplated herein or therein.

Section 4.8 Taxes. Upon entry of the Interim Order or the Final Order, as applicable, except as set forth on Schedule 4.8 hereof, all federal, state, local and foreign income and franchise and other material tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by any Tax Affiliate have been filed with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed, to the knowledge of each Group Member all such Tax Returns are true and correct in all material respects, and all taxes, charges and other impositions reflected therein and any material taxes, charges or other impositions otherwise due and payable have been paid prior to the date on which any Liability may be added thereto for non-payment thereof except for those contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Tax Affiliate in accordance with GAAP. To the knowledge of any Group Member, except as set forth on Schedule 4.8, no Tax Return is under audit or examination by any Governmental Authority and no notice of such an audit or examination or any assertion of any claim for Taxes has been given or made by any Governmental Authority. Proper and accurate amounts have been withheld by each Tax Affiliate from their respective employees for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable Requirements of Law and such withholdings have been timely paid to the respective Governmental Authorities. No Tax Affiliate has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) or has been a member of an affiliated, combined or unitary group other than the group of which a Tax Affiliate is the common parent. Except as set forth on Schedule 4.8, no Tax Affiliate is aware of any individual proposed tax assessment against it or against any other Tax Affiliate in an amount greater than $25,000.

Section 4.9 Margin Regulations. The Borrower is not engaged in the business of extending credit for the purpose of, and no proceeds of any Loan or other extensions of credit hereunder will be used for the purpose of, buying or carrying margin stock (within the meaning of Regulation U of the Federal Reserve Board) or extending credit to others for the purpose of purchasing or carrying any such margin stock, in each case in contravention of Regulation T, U or X of the Federal Reserve Board.

Section 4.10 No Burdensome Obligations; No Material Post-Petition Defaults. No Group Member is a party to any Contractual Obligation, no Group Member has Constituent Documents containing obligations, and, to the knowledge of any Group Member, there are no applicable Requirements of Law, in each case the compliance with which would have, in the aggregate, a Material Adverse Effect. No Group Member (and, to the knowledge of each Group Member, no other party thereto) is in default under or with respect to any Contractual Obligation of any Group Member, other than those defaults that (a) would not, in the aggregate, have a Material Adverse Effect, (b) existed on the Petition Date as set forth on Schedule 4.10, (c) were occasioned by the filing of the Cases or (d) resulted from obligations with respect to which the Bankruptcy Code prohibits any Group Member from complying or permits any Group Member not to comply.

Section 4.11 Investment Company Act. No Group Member is an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company”, as such terms are defined in the Investment Company Act of 1940.

Section 4.12 Labor Matters. There are no strikes, work stoppages, slowdowns or lockouts existing, pending (or, to the knowledge of any Group Member, threatened) against or involving any Group Member, except, for those that would not, in the aggregate, have a Material Adverse Effect. Except as set forth on Schedule 4.12, as of the Closing Date, (a) there is no collective bargaining or similar agreement with any union, labor organization, works council or similar representative covering any employee of any Group Member, (b) no petition for certification or election of any such representative is existing or pending with respect to any employee of any Group Member and (c) no such representative has sought certification or recognition with respect to any employee of any Group Member.

Section 4.13 ERISA. Schedule 4.13 sets forth, as of the Closing Date, a complete and correct list of, and that separately identifies, (a) all Title IV Plans, (b) all Multiemployer Plans and (c) all material Benefit Plans sponsored, maintained or contributed to by, or required to be contributed to by, any Group Member or with respect to which any Group Member has or could reasonably be expected to have liability, contingent or otherwise, under ERISA. To the knowledge of each Group Member, each Benefit Plan, and each trust thereunder, intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Requirements of Law so qualifies. Except for those that would not, in the aggregate, have a Material Adverse Effect, (x) each Benefit Plan is in compliance with applicable provisions of ERISA, the Code and other Requirements of Law, (y) there are no existing or pending (or to the knowledge of any Group Member, threatened) claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigations involving any Benefit Plan to which any Group Member incurs or otherwise has or could have an obligation or any Liability and (z) no ERISA Event is reasonably expected to occur. On the Closing Date, no ERISA Event has occurred in connection with which obligations and liabilities (contingent or otherwise) remain outstanding. No ERISA Affiliate would have any Withdrawal Liability as a result of a complete withdrawal from any Multiemployer Plan on the date this representation is made.

Section 4.14 Environmental Matters. To the knowledge of Holdings and the Borrower, except as set forth on Schedule 4.14, (a) the operations of each Group Member are and have been in compliance with all applicable Environmental Laws, including obtaining, maintaining and complying with all Permits required by any applicable Environmental Law, other than non-compliances that, in the aggregate, would not have a reasonable likelihood of resulting in Material Environmental Liabilities, (b) no Group Member is party to, and no Group Member and no real property currently (or to the knowledge of any Group Member previously) owned, leased, subleased, operated or otherwise occupied by or for any Group Member is subject to or the subject of, any Contractual Obligation or any pending (or, to the knowledge of any Group Member, threatened) order, action, investigation, suit, proceeding, audit, claim, demand, dispute or notice of violation or of potential liability or similar notice under or pursuant to any Environmental Law other than those that, in the aggregate, are not reasonably likely to result in Material Environmental Liabilities, (c) no Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities has attached to any property of any Group Member and, to the knowledge of any Group Member, no facts, circumstances or conditions exist that could reasonably be expected to result in any such Lien attaching to any such property, (d) no Group Member has caused or suffered to occur a Release of Hazardous Materials at, to or from any real property of any Group Member and each such real property is free of contamination by any Hazardous Materials except for such Release or contamination that could not reasonably be expected to result, in the aggregate, in Material Environmental Liabilities, (e) no Group Member (i) is or has been engaged in, or has permitted any current or former tenant to engage in, operations, or (ii) knows of any facts, circumstances or conditions, including receipt of any information request or notice of potential responsibility under CERCLA or similar Environmental Laws, that, in the aggregate, would have a reasonable likelihood of resulting in Material Environmental Liabilities and (f) each Group Member has made available to the Administrative Agent copies of all existing environmental reports, reviews and audits and all documents pertaining to actual or potential Environmental Liabilities, in each case to the extent such reports, reviews, audits and documents are in their possession, custody or control.

Section 4.15 Intellectual Property. Each Group Member owns or licenses all Intellectual Property that is necessary for the operations of its businesses. To the knowledge of each Group Member, (a) the conduct and operations of the businesses of each Group Member does not infringe, misappropriate, dilute, violate or otherwise impair any Intellectual Property owned by any other Person and (b) no other Person has contested any right, title or interest of any Group Member in, or relating to, any Intellectual Property, other than, in each case, as cannot reasonably be expected to materially affect the Loan Documents and the transactions contemplated therein and would not, in the aggregate, have a Material Adverse Effect. In addition, (x) there are no pending (or, to the knowledge of any Group Member, threatened) actions, investigations, suits, proceedings, audits, claims, demands, orders or disputes affecting any Group Member with respect to, (y) no judgment or order regarding any such claim has been rendered by any competent Governmental Authority, no settlement agreement or similar Contractual Obligation has been entered into by any Group Member, with respect to and (z) no Group Member knows or has any reason to know of any valid basis for any claim based on, any such infringement, misappropriation, dilution, violation or impairment or contest, other than, in each case, as cannot reasonably be expected to affect the Loan Documents and the transactions contemplated therein and would not, in the aggregate, have a Material Adverse Effect.

Section 4.16 Title; Real Property. (a) Each Group Member has good and marketable fee simple title to all owned real property and valid leasehold interests in all leased real property, and owns all personal property, in each case that is purported to be owned or leased by it, including those reflected on the most recent Financial Statements delivered by the Borrower, and none of such property is subject to any Lien except Permitted Liens.

(b) Set forth on Schedule 4.16 is, as of the Closing Date, (i) a complete and accurate list of all real property owned in fee simple by any Group Member or in which any Group Member owns a leasehold interest setting forth, for each such real property, the current street address (including, where applicable, county, state and other relevant jurisdictions), the record owner thereof and, where applicable, each lessee and sublessee thereof, (ii) any lease, sublease, license or sublicense of such real property by any Group Member and (iii) for each such real property that the Administrative Agent has requested be subject to a Mortgage or that is otherwise material to the business of any Group Member, each Contractual Obligation by any Group Member, whether contingent or otherwise, to Sell such real property.

Section 4.17 Full Disclosure. The information prepared or furnished by or on behalf of any Group Member in connection with any Loan Document (including the information contained in any Financial Statement or Disclosure Document) or any other transaction contemplated therein, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances when made, not misleading; provided, however, that projections contained therein are not to be viewed as factual and that actual results during the periods covered thereby may differ from the results set forth in such projections by a material amount. All projections that are part of such information (including those set forth in any Budget delivered subsequent to the Closing Date) are based upon good faith estimates and stated assumptions believed to be reasonable and fair as of the date made in light of conditions and facts then known and, as of such date, reflect good faith, reasonable and fair estimates of the information projected for the periods set forth therein. All facts known to any Group Member and material to an understanding of the financial condition, business, property or prospects of the Group Member taken as one enterprise have been disclosed to the Lenders.

Section 4.18 Bankruptcy Representations. On and after the Petition Date and until the Termination Date:

(a) Commencement of the Cases. The Cases were commenced in accordance with applicable Law and proper notice thereof and of the hearings for the approval of any Bankruptcy Court Order will be given. The Borrower has given, on a timely basis as specified in the Interim Order or the Final Order, as applicable, all notices required to be given to all parties specified in such Bankruptcy Court Order.

(b) Creation of Security Interest; Valid Liens. The provisions of the Loan Documents and the Bankruptcy Court Orders (i) are effective to create in favor of the Agent, for the benefit of the Secured Parties, legal valid and perfected first priority Liens on and security interests in all rights, title and interests in the Collateral subject only to the Carve-Out and the Pre-Petition Senior Permitted Encumbrances and (ii) are enforceable against the Loan Parties.

(c) Obligations as Administrative Superpriority Expense Claims. Pursuant to clause (c)(1) of section 364 of the Bankruptcy Code and the Interim Order or the Final Order, as applicable, all Obligations hereunder and all other obligations of the Loan Parties under the Loan Documents (i) constitute allowed super-priority administrative expense claims in the Cases having priority over all administrative expense claims and unsecured claims of any kind whatsoever against the Loan Parties, whether now existing or hereafter arising, including all administrative expense claims of the kind specified in Sections 105, 326, 328, 330, 331, 503(b), 506(c), 507(a), 507(b), 546(c), 726, 1114 or any other provision of the Bankruptcy Code or otherwise under section 364(c)(1) of the Bankruptcy Code, (ii) are senior to the rights of the Loan Parties and any successor trustee or estate representative in the Cases or any subsequent proceeding or case under the Bankruptcy Code and (iii) are subject as to priority only to the Carve-Out and the Pre-Petition Senior Permitted Encumbrances, and shall not attach to or be payable from Avoidance Actions or Avoidance Action Proceeds.

(d) Effectives of Bankruptcy Court Order. The Interim Order or the Final Order, as applicable, (i) is in full force and effect and (ii) has not been reversed, modified, stayed or amended, other than reversals, modifications, stays or amendments as are requested by the Administrative Agent and the Required Lenders, each in their respective reasonable discretion, and approved of by the Bankruptcy Court.

Section 4.19 Use of Proceeds. The proceeds of the Loans have been used solely in accordance with Section 7.9.

Section 4.20 PATRIOT Act. No Group Member (and, to the knowledge of each Group Member, no joint venture or subsidiary thereof) is in violation in any material respects of any United States Requirements of Law relating to terrorism, sanctions or money laundering (the “Anti-Terrorism Laws”), including the United States Executive Order No. 13224 on Terrorist Financing (the “Anti-Terrorism Order”) and the PATRIOT Act.

ARTICLE V

FINANCIAL COVENANT

Each of Holdings and the Borrower (and, to the extent set forth in any other Loan Document, each other Loan Party) agrees with the Lenders and the Administrative Agent to the following, as long as any Obligation or any Commitment remains outstanding:

Section 5.1 Budget Covenants. Holdings and the Borrower shall not breach or fail to comply with any of the following:

(a) Cumulative Disbursement Covenant. The aggregate cumulative disbursements (excluding disbursements for subcontractor payments, debt service and professional fees) by the Loan Parties for any four-week period set forth in the Budget (which period, for the avoidance of doubt, shall include weeks prior to the Closing Date, as applicable) shall not be equal to an amount that is greater than 110% of the aggregate cumulative amount budgeted for such cumulative time period pursuant to the Budget.

(b) Minimum Collections Covenant. The aggregate cumulative collections (excluding subcontractor collections) by the Loan Parties for any four-week period set forth in the Budget (which period, for the avoidance of doubt, shall include weeks prior to the Closing Date, as applicable) shall not be equal to an amount that is less than 90% of the aggregate cumulative amount budgeted for such cumulative time period pursuant to the Budget.

(c) Covenant Test. Each of the covenants set forth above shall be tested on the Tuesday of each week during the term of the Facility for the one- or four-week period, as applicable, ending on the Sunday immediately prior to such test date.

ARTICLE VI

REPORTING COVENANTS

Each of Holdings and the Borrower (and, to the extent set forth in any other Loan Document, each other Loan Party) agrees with the Lenders and the Administrative Agent to each of the following, as long as any Obligation or any Commitment remains outstanding:

Section 6.1 Financial Reporting; Bankruptcy Court Filings. The Borrower shall deliver to the Administrative Agent, for delivery to each Lender, each of the following:

(a) Monthly Reports. As soon as available, and in any event within (i) 45 days after the end of each June and September and (ii) 30 days after the end of all other Fiscal Months, in each case certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the Consolidated financial position, results of operations and cash flow of Holdings as at the dates indicated and for the periods indicated (A) in accordance with GAAP (subject to the absence of footnote disclosure and normal year-end audit adjustments), the Consolidated unaudited balance sheet of Holdings as of the close of such Fiscal Month and related Consolidated statements of income and cash flow for such Fiscal Month and for that portion of the Fiscal Year ending as of the close of such Fiscal Month, setting forth in comparative form the figures for the corresponding period in the prior Fiscal Year and the figures contained in the Closing Date Projections and (B) operating metrics as of the close of such Fiscal Month, all in form and substance satisfactory to the Administrative Agent (the “Monthly Financial Statements”).

(b) Weekly Reports. (i) On each Thursday following the Closing Date commencing with the second Thursday to occur after the Closing Date, a Weekly Flash Report and (ii) on each Wednesday following the Closing Date, commencing with the second Wednesday to occur after the Closing Date, a Weekly Hours Report.

(c) Budget. On each Tuesday following the Closing Date, commencing with the second Tuesday to occur after the Closing Date, (i) a Cash Flow Forecast, and (ii) a proposed Budget for the immediately succeeding thirteen-week period (the “Proposed Budget”), in a form satisfactory to the Administrative Agent and the Required Lenders. The Administrative Agent, at the direction of the Required Lenders, shall have two (2) days following receipt of each Proposed Budget to approve or reject such Proposed Budget upon written notice to the Borrower; provided that any portion of a Proposed Budget that relates to periods covered by a previously approved Proposed Budget shall automatically be deemed approved to the extent that no changes have been made to the Proposed Budget for such periods. Upon receipt of a notice of rejection, the Borrower shall, within 24 hours of receipt of such notice, engage in good faith negotiations with the Lenders in order to develop a Proposed Budget that is reasonably acceptable to the Required Lenders (such revised Proposed Budget to be submitted within two (2) Business Days of the Borrower’s receipt of a notice of rejection). If no rejection shall have been delivered within the two-day period following delivery of a Proposed Budget, such Proposed Budget shall be deemed approved and shall constitute a supplement to the Initial Budget; provided, further, that, for the avoidance of doubt, the Borrower and the Required Lenders may mutually agree to modify line items in a Proposed Budget for weeks that have been previously approved by the Required Lenders.

(d) Variance Report. On each Tuesday following the Closing Date, commencing with the second Tuesday to occur after the Closing Date, a Variance Report.

(e) Management Discussion and Analysis; Lender Call. Together with each delivery of the financial statements for each Fiscal Month required by clause (a) above, a discussion and analysis of the financial condition and results of operations of the Group Members for the portion of the Fiscal Year then elapsed and discussing the reasons for any significant variations from the Budget for such period and the figures for the corresponding period in the previous Fiscal Year; provided that no discussion and analysis shall be required to be delivered with respect to the financial statements for any Fiscal Month if the Borrower, Holdings, their officers and advisors shall make themselves available to participate in a meeting with the Administrative Agent, the Lenders and Alvarez & Marsal Holdings, LLC on the date of delivery of such financial statements in accordance with Section 6.1(a).

(f) Bankruptcy Court Filings. As soon as practicable in advance of filing with the Bankruptcy Court, (a) the motion seeking approval of and proposed forms of the Interim Order and the Final Order, (b) the motions seeking approval of the Bidding Procedures and the 363 Sale, and proposed forms of the orders related thereto, (c) all other proposed orders and pleadings related to the Facility, (d) any plan of reorganization or liquidation, and/or any disclosure statement related to such plan, (e) any motion and proposed form of order seeking to extend or otherwise modify the Debtors’ exclusive periods set forth in section 1121 of the Bankruptcy Code and (f) any motion and proposed form of order filed with the Bankruptcy Court relating to any management equity plan, incentive plan or severance plan, the assumption, rejection, modification or amendment of any employment agreement, or the assumption, rejection, modification or amendment of any material contract (each of which must be in form and substance satisfactory to the Administrative Agent).

Section 6.2 Other Events. The Borrower shall give the Administrative Agent, for delivery to each Lender, notice of each of the following (which may be made by telephone if promptly confirmed in writing) within five (5) days after any Responsible Officer of any Group Member knows or has reason to know of it: (a)(i) any Default and any default or unmatured default under any other Contractual Obligation and (ii) any event that would have a Material Adverse Effect, specifying, in each case, the nature and anticipated effect thereof and any action proposed to be taken in connection therewith, (b) any event (other than any event involving loss or damage to property) reasonably expected to result in a mandatory payment of the Obligations pursuant to Section 2.8, stating the material terms and conditions of such transaction and estimating the Net Cash Proceeds thereof, (c) the commencement of, or any material developments in, any action, investigation, suit, proceeding, audit, claim, demand, order or dispute with, by or before any Governmental Authority affecting any Group Member or any property of any Group Member that (i) seeks to enjoin any Group Member, (ii) in the reasonable judgment of the Borrower, exposes any Group Member to liability in an aggregate amount in excess of $1,000,000 or (iii) would be reasonably likely to have a Material Adverse Effect, (d) the acquisition of any material real property or the entering into any material lease and (e) any event, occurrence or circumstance in which a material portion of the Collateral is damaged, destroyed or otherwise impaired or adversely affected.

Section 6.3 Copies of Notices and Reports. The Borrower shall promptly deliver to the Administrative Agent, for delivery to each Lender, copies of each of the following: (a) all reports that Holdings transmits to its security holders generally, (b) all documents that any Group Member files with the Securities and Exchange Commission, the National Association of Securities Dealers, Inc., any securities exchange or any Governmental Authority exercising similar functions, (c) all press releases not made available directly to the general public and (d) any material document transmitted or received pursuant to, or in connection with, any Contractual Obligation governing Indebtedness having a principal amount of $3,000,000 or more of any Group Member. Documents required to be delivered pursuant to this Section 6.3, if delivered electronically and notice is promptly provided to Administrative Agent, shall be deemed to be delivered on the date on which such documents are filed for public availability on the Securities and Exchange Commission’s Electronic Data Gathering, Analysis and Retrieval (EDGAR) system.

Section 6.4 Taxes. The Borrower shall give the Administrative Agent, for delivery to each Lender, notice of each of the following (which may be made by telephone if promptly confirmed in writing) within five (5) days after any Responsible Officer of any Group Member knows or has reason to know of it: (a) the creation, or filing with the IRS or any other Governmental Authority, of any Contractual Obligation or other document extending, or having the effect of extending, the period for assessment or collection of any taxes with respect to any Tax Affiliate and (b) the creation of any Contractual Obligation of any Tax Affiliate, or the receipt of any request directed to any Tax Affiliate, to make any adjustment under Section 481(a) of the Code, by reason of a change in accounting method or otherwise, which would have a Material Adverse Effect.

Section 6.5 Labor Matters. The Borrower shall give the Administrative Agent, for delivery to each Lender, notice of each of the following (which may be made by telephone if promptly confirmed in writing), promptly after, and in any event within 30 days after any Responsible Officer of any Group Member knows or has reason to know of it: (a) the commencement of any material labor dispute to which any Group Member is or may become a party, including any strikes, lockouts or other disputes relating to any of such Person’s plants and other facilities and (b) the incurrence by any Group Member of any Worker Adjustment and Retraining Notification Act or related or similar liability incurred with respect to the closing of any plant or other facility of any such Person (other than, in the case of this clause (b), those that would not, in the aggregate, have a Material Adverse Effect).

Section 6.6 ERISA Matters. The Borrower shall give the Administrative Agent, for delivery to each Lender, (a) on or prior to any filing by any ERISA Affiliate of any notice of intent to terminate any Title IV Plan, a copy of such notice and (b) promptly, and in any event within 10 days, after any Responsible Officer of any ERISA Affiliate knows or has reason to know that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Title IV Plan or Multiemployer Plan, a notice (which may be made by telephone if promptly confirmed in writing) describing such waiver request and any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notice filed with the PBGC or the IRS pertaining thereto.

Section 6.7 Environmental Matters. (a) The Borrower shall provide the Administrative Agent, for delivery to each Lender, notice of each of the following (which may be made by telephone if promptly confirmed by the Administrative Agent in writing) within five (5) days after any Responsible Officer of any Group Member knows or has reason to know of it (and, upon reasonable request of the Administrative Agent, or any Lender through the Administrative Agent, documents and information in connection therewith): (i)(A) unpermitted Releases, (B) the receipt by any Group Member of any notice of violation of or potential liability or similar notice under, or the existence of any condition that could reasonably be expected to result in violations of or liabilities under, any Environmental Law or (C) the commencement of, or any material change to, any action, investigation, suit, proceeding, audit, claim, demand, dispute alleging a violation of or liability under any Environmental Law, that, for each of clauses (A), (B) and (C) above (and, in the case of clause (C), if adversely determined), in the aggregate for each such clause, could reasonably be expected to result in Environmental Liabilities in excess of $500,000, (ii) the receipt by any Group Member of notification that any property of any Group Member is subject to any Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities and (iii) any proposed acquisition or lease of real property if such acquisition or lease would have a reasonable likelihood of resulting in aggregate Environmental Liabilities in excess of $500,000.

(b) Upon request of the Administrative Agent, or any Lender through the Administrative Agent, the Borrower shall provide the Administrative Agent, for delivery to each Lender, a report containing an update as to the status of any environmental, health or safety compliance, hazard or liability issue identified in any document delivered to any Secured Party pursuant to any Loan Document or as to any condition reasonably believed by the Administrative Agent to result in material Environmental Liabilities.

Section 6.8 Other Information. The Borrower shall provide the Administrative Agent, for delivery to each Lender, with such other documents and information with respect to the business, property, condition (financial or otherwise), legal, financial or corporate or similar affairs or operations of any Group Member as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request.

Section 6.9 Confidential Health Information. Notwithstanding anything in this Agreement to the contrary, the Loan Parties agree that they will not distribute or share confidential health information with the Administrative Agent or any Lender if the sharing or distribution of such information to the Administrative Agent or such Lender would be a violation of HIPAA and the Loan Parties further agree to identify any such health information and protect the Administrative Agent and the Lenders from the receipt thereof; provided that the Administrative Agent or any Lender shall have the right to receive confidential health information if the Administrative Agent or such Lender executes a business associate agreement in form and substance reasonably satisfactory to the Borrower and the Administrative Agent.

Section 6.10 Lender Meetings. Borrower and Holdings will and will cause their officers and advisors to, upon the reasonable request of Administrative Agent or upon the reasonable request from the Required Lenders, participate in a weekly meeting with the Administrative Agent, the Lenders and Alvarez & Marsal Holdings, LLC, to be held via telephone conference call or, if the Administrative Agent chooses in its sole discretion, at Borrower’s principal offices or (such other location as may be agreed to by Borrower and Administrative Agent).

ARTICLE VII

AFFIRMATIVE COVENANTS

Each of Holdings and the Borrower (and, to the extent set forth in any other Loan Document, each other Loan Party) agrees with the Lenders and the Administrative Agent to each of the following, as long as any Obligation or any Commitment remains outstanding:

Section 7.1 Maintenance of Corporate Existence. Each Group Member shall (a) preserve and maintain its legal existence, except in connection with the consummation of transactions expressly permitted by Sections 8.4 and 8.7, and (b) preserve and maintain its rights (charter and statutory), privileges, franchises and Permits necessary or desirable in the conduct of its business, except, in the case of this clause (b), where the failure to do so would not, in the aggregate, have a Material Adverse Effect.

Section 7.2 Compliance with Laws, Etc. Each Group Member shall comply with all applicable Requirements of Law, Contractual Obligations and Permits, except for such failures to comply that would not, in the aggregate, have a Material Adverse Effect.

Section 7.3 Payment of Obligations. Each Group Member shall pay or discharge before they become delinquent (a) all material claims, taxes, assessments, charges and levies imposed by any Governmental Authority on a date following the Petition Date, (b) all other material lawful claims that if unpaid would, by the operation of applicable Requirements of Law, become a Lien upon any property of any Group Member, except, in each case, for those whose amount or validity is being contested in good faith by proper proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Group Member in accordance with GAAP and (c) all obligations set forth for payment on the Budget in effect from time-to-time.

Section 7.4 Maintenance of Property. Each Group Member shall maintain and preserve (a) in good working order and condition all of its property necessary in the conduct of its business and (b) all rights, permits, licenses, approvals and privileges (including all Permits) necessary, used or useful, whether because of its ownership, lease, sublease or other operation or occupation of property or other conduct of its business, and shall make all necessary or appropriate filings with, and give all required notices to, Governmental Authorities, except for such failures to maintain and preserve the items or to make such filings and give such notices set forth in clauses (a) and (b) above that would not, in the aggregate, have a Material Adverse Effect.

Section 7.5 Maintenance of Insurance. Each Group Member shall (a) maintain or cause to be maintained in full force and effect policies of insurance of such kind with respect to the property and businesses of the Group Members (including policies of life, fire, theft, product liability, public liability, property damage, other casualty, employee fidelity, workers’ compensation, business interruption and employee health and welfare insurance) with financially sound and reputable insurance companies or associations (in each case that are not Affiliates of the Borrower) of a nature and providing such coverage as is customarily carried by businesses of the size and character of the business of the Group Members and (b) cause all such insurance relating to any property or business of any Loan Party to name the Administrative Agent on behalf of the Secured Parties as additional insured or loss payee, as appropriate, and to provide that no cancellation, material addition in amount or material change in coverage shall be effective until after 30 days’ notice thereof to the Administrative Agent.

Section 7.6 Keeping of Books. The Group Members shall keep proper books of record and account, in which full, true and correct entries shall be made in accordance with GAAP and all other applicable Requirements of Law of all financial transactions and the assets and business of each Group Member.

Section 7.7 Access to Books and Property; Inspections. Each Group Member shall permit (a) so long as no Default or Event of Default then exists, the Administrative Agent and any Related Person of the Administrative Agent and (b) during the continuance of a Default or Event of Default, the Administrative Agent, the Lenders, or any Related Person of any of them, at any reasonable time during normal business hours and with reasonable advance notice (except that, during the continuance of an Event of Default, no such notice shall be required) to (a) visit and inspect the property of each Group Member and examine and make copies of and abstracts from, the corporate (and similar), financial, operating and other books and records of each Group Member, (b) discuss the affairs, finances and accounts of each Group Member with any officer or director of any Group Member and (c) communicate directly with any registered certified public accountants (including the Group Members’ Accountants) of any Group Member; provided that all requests for documents, information, meetings and discussions shall initially be made through Robert Adamson, Kevin Little or Jeff Yesner, or through Loughlin Meghji & Co.; and provided, further, that excluding any such visits and inspections during the continuation of a Default or Event of Default (which shall be unlimited), the Administrative Agent and any Related Persons of the Administrative Agent shall not exercise such rights more often than one time in the aggregate in any Fiscal Year, which shall be at the Lenders’ expense so long as no Default or Event of Default then exists. Each Group Member shall authorize their respective registered certified public accountants (including the Group Members’ Accountants) to communicate directly with the Administrative Agent, the Lenders and their Related Persons, as applicable, and to disclose to the Administrative Agent, the Lenders and their Related Persons, as applicable, all financial statements and other documents and information as they might have and the Administrative Agent or any Lender reasonably requests with respect to any Group Member. For the avoidance of doubt, compliance with this Section 7.7 shall not be deemed to be a waiver of any applicable attorney-client or work product privilege.

Section 7.8 Environmental. Each Group Member shall comply with, and maintain its real property, whether owned, leased, subleased or otherwise operated or occupied, in compliance with, all applicable Environmental Laws (including by implementing any Remedial Action necessary to achieve such compliance or that is required by orders and directives of any Governmental Authority) except for failures to comply that would not, in the aggregate, have a Material Adverse Effect. Without limiting the foregoing, if an Event of Default is continuing or if the Administrative Agent at any time has a reasonable basis to believe that there exist violations of Environmental Laws by any Group Member or that there exist any Environmental Liabilities, in each case, that would have, in the aggregate, a Material Adverse Effect, then each Group Member shall, promptly upon receipt of request from the Administrative Agent, cause the performance of, and allow the Administrative Agent and its Related Persons access to such real property for the purpose of conducting, such environmental audits and assessments, including subsurface sampling of soil and groundwater, and cause the preparation of such reports, in each case as the Administrative Agent may from time to time reasonably request. Such audits, assessments and reports, to the extent not conducted by the Administrative Agent or any of its Related Persons, shall be conducted and prepared by reputable environmental consulting firms reasonably acceptable to the Administrative Agent and shall be in form and substance reasonably acceptable to the Administrative Agent.

Section 7.9 Use of Proceeds. The proceeds of the Loans shall be used by the Borrower (and, to the extent distributed to them by the Borrower, each other Group Member) solely for (a) working capital (excluding Capital Expenditures) to the extent set forth in the Budget, (b) Capital Expenditures to the extent set forth in the Budget and permitted by Article V hereto, (c) upon entry of the Final Order, payment of any Pre-Petition Protective Advances then remaining outstanding and (d) payment of such other obligations incurred before the Petition Date as are consented to by the Administrative Agent and the Required Lenders in their reasonable discretion and approved of by the Bankruptcy Court.

Section 7.10 Additional Collateral and Guaranties. To the extent not delivered to the Administrative Agent on or before the Closing Date (including in respect of after-acquired property and Persons that become Subsidiaries of any Loan Party after the Closing Date), each Group Member shall, promptly, do each of the following, unless otherwise agreed by the Administrative Agent:

(a) deliver to the Administrative Agent such modifications to the terms of the Loan Documents (or, to the extent applicable as determined by the Administrative Agent, such other documents), in each case in form and substance reasonably satisfactory to the Administrative Agent and as the Administrative Agent deems necessary or advisable in order to ensure the following:

(i) (A) each Subsidiary of any Loan Party that has entered into Guaranty Obligations with respect to any Indebtedness of the Borrower and (B) each Wholly Owned Subsidiary of any Loan Party shall guaranty, as primary obligor and not as surety, the payment of the Obligations of the Borrower; and

(ii) each Loan Party (including any Person required to become a Guarantor pursuant to clause (i) above) shall effectively grant to the Administrative Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in all of its property, including all of its Stock and Stock Equivalents and other Securities, as security for the Obligations of such Loan Party;

provided, however, that, unless the Borrower and the Administrative Agent otherwise agree, in no event shall (x) any Excluded Foreign Subsidiary be required to guaranty the payment of any Obligation, (y) the Loan Parties, individually or collectively, be required to pledge in excess of 66% of the outstanding Voting Stock of any Excluded Foreign Subsidiary or (z) a security interest be required to be granted on any property of any Excluded Foreign Subsidiary as security for any Obligation;

(b) deliver to the Administrative Agent all documents representing all Stock, Stock Equivalents and other Securities pledged pursuant to the documents delivered pursuant to clause (a) above, together with undated powers or endorsements duly executed in blank;

(c) upon request of the Administrative Agent, deliver to it a Mortgage on any real property owned by any Loan Party with a fair market value in excess of $250,000 and on any of its material leases, together with all Mortgage Supporting Documents relating thereto (or, if such real property or the real property subject to such lease is located in a jurisdiction outside the United States, similar documents deemed appropriate by the Administrative Agent to obtain the equivalent in such jurisdiction of a first-priority mortgage on such real property or lease);

(d) take all other actions necessary or advisable to ensure the validity or continuing validity of any guaranty for any Obligation or any Lien securing any Obligation, to perfect, maintain, evidence or enforce any Lien securing any Obligation or ensure such Liens have the same priority as that of the Liens on similar Collateral set forth in the Loan Documents executed on the Closing Date (or, for Collateral located outside the United States, a similar priority acceptable to the Administrative Agent), including the filing of UCC financing statements in such jurisdictions as may be required by the Loan Documents or applicable Requirements of Law or as the Administrative Agent may otherwise reasonably request; and

(e) deliver to the Administrative Agent legal opinions relating to the matters described in this Section 7.10, which opinions shall be as reasonably required by, and in form and substance and from counsel reasonably satisfactory to, the Administrative Agent.

Section 7.11 Deposit Accounts; Securities Accounts and Cash Collateral Accounts. (a) Each Group Member (other than Excluded Foreign Subsidiaries) shall (i) deposit all of its cash in deposit accounts that are Controlled Deposit Accounts, provided, however, that each Group Member may (A) maintain zero-balance accounts for the purpose of managing local disbursements and may maintain payroll, withholding tax and other fiduciary accounts, and (B) maintain funds on deposit in the escrow account established in connection with the Borrower’s vendor managed services business, which funds shall be remitted and deposited as provided in the Escrow Agreement and (ii) deposit all of its Cash Equivalents in securities accounts that are Controlled Securities Accounts, in each case except for cash and Cash Equivalents the aggregate value of which does not exceed $50,000 for more than two (2) consecutive Business Days.

(b) The Administrative Agent shall not have any responsibility for, or bear any risk of loss of, any investment or income of any funds in any Cash Collateral Account. From time to time after funds are deposited in any Cash Collateral Account, the Administrative Agent may apply funds then held in such Cash Collateral Account to the payment of Obligations in accordance with Section 2.12. To the extent an Event of Default shall have occurred and is continuing, no Group Member and no Person claiming on behalf of or through any Group Member shall have any right to demand payment of any funds held in any Cash Collateral Account at any time prior to the termination of (i) such Event of Default or (ii) of all Commitments and the payment in full of all Obligations.

(c) Holdings and the Borrower shall take all actions to ensure that all collections and proceeds from the Collateral shall be swept daily into an account held by the Administrative Agent or by another financial institution reasonably satisfactory to the Administrative Agent for application in accordance with Section 2.12.

Section 7.12 Compliance with Milestones. Each Loan Party shall:

(a) file the Cases on or prior to July 2, 2010;

(b) obtain entry of an order of the Bankruptcy Court approving the Interim Order within three (3) Business Days following the Petition Date;

(c) obtain entry of an order of the Bankruptcy Court approving the Final Order within 35 calendar days following the Petition Date;

(d) on the Petition Date, file a motion in form and substance satisfactory to the Pre-Petition First Lien Agent and the Pre-Petition Majority Consenting First Lien Lenders seeking approval of (i) the Bidding Procedures, (ii) the 363 Sale and (iii) the Loan Parties’ selection of the Credit Bid and the 363 Asset Purchase Agreement as the “stalking horse” bid;

(e) obtain entry of an order of the Bankruptcy Court approving the Bidding Procedures within 25 calendar days following the Petition Date;

(f) obtain entry of the Sale Order by the Bankruptcy Court within 55 calendar days following the Petition Date; and

(g) cause the “effective date” of the 363 Sale to occur within 10 calendar days after entry of the Sale Order by the Bankruptcy Court; provided that the Loan Parties shall only comply with this clause (g) if the Bankruptcy Court waives any stay in respect of the Sale Order pursuant to Rule 6004 of the Federal Rules of Bankruptcy Procedure (each of the actions or events set forth in subsections (a) through (g), a “Milestone” and collectively, the “Milestones”).

Section 7.13 Opposition to Certain Motions. Each Loan Party shall promptly and diligently oppose all motions filed by Persons in the Bankruptcy Court to lift the stay on the Collateral (other than motions filed by the Administrative Agent and the Required Lenders relating to the Facility), all motions filed by Persons in the Bankruptcy Court to terminate the exclusive ability of the Debtors to file a plan of reorganization, and all other motions filed by persons in the Bankruptcy Court that, if granted, could reasonably be expected to have a material adverse effect on the Administrative Agent or any Lender or any Collateral.

Section 7.14 Cooperation with Syndication Efforts. The Loan Parties shall comply with all reasonable requests made by the Administrative Agent or the Required Lenders pursuant to any effort to Sell any part of the Loan pursuant to Section 11.2.

Section 7.15 Further Assurances. At any time or from time to time upon the request of the Administrative Agent or the Required Lenders, at the expense of the Loan Parties, promptly execute, acknowledge and deliver such further documents and do such other acts and things as the Administrative Agent or the Required Lenders may reasonably request in order to effect fully the purposes of the Loan Documents or to more fully perfect or renew the rights of the Administrative Agent or the Lenders with respect to the Collateral.

Section 7.16 Post-Closing Delivery of Good Standing Certificates. Prior to entry of the Final Order (or such later date as the Administrative Agent may agree), each of the Loan Parties shall deliver certificates attesting to the good standing of such Loan Party in each jurisdiction where such Loan Party is qualified to do business as a foreign entity or where such qualification is necessary (and, if appropriate in any such jurisdiction, related tax certificates).

ARTICLE VIII

NEGATIVE COVENANTS

Each of Holdings and the Borrower (and, to the extent set forth in any other Loan Document, each other Loan Party) agrees with the Lenders and the Administrative Agent to each of the following, as long as any Obligation or any Commitment remains outstanding:

Section 8.1 Indebtedness. No Group Member shall, directly or indirectly, incur or otherwise remain liable with respect to or responsible for, any Indebtedness except for the following:

(a) the Obligations;

(b) Indebtedness existing on the date hereof and set forth on Schedule 8.1;

(c) Indebtedness consisting of Capitalized Lease Obligations (other than with respect to a lease entered into as part of a Sale and Leaseback Transaction) existing on the date hereof and purchase money Indebtedness existing on the date hereof and, in each case incurred by any Group Member (other than Holdings) to finance the acquisition, repair, improvement or construction of fixed or capital assets of such Group Member;

(d) intercompany loans owing to any Loan Party (or, in the ordinary course of business and, for the avoidance of doubt, in accordance with the Budget, to Intelistaf JV) and constituting Permitted Investments of a Group Member;

(e) obligations under other Hedging Agreements entered into for the sole purpose of hedging in the normal course of business and consistent with industry practices;

(f) Guaranty Obligations of any Group Member with respect to Permitted Indebtedness of any Loan Party (other than Indebtedness permitted hereunder in reliance upon clause (b) above) or with respect to any other obligation or liability of any Loan Party otherwise permitted to be incurred herein;

(g) Indebtedness in respect of performance, surety or appeal bonds in the ordinary course of business;

(h) Indebtedness to Bank of America, N.A. in respect of the Borrower’s corporate credit card issued by Bank of America, N.A. in the aggregate principal amount of not more than $165,000 plus accrued interest; and

(i) Indebtedness incurred under the Pre-Petition Credit Facilities in an aggregate principal amount not to exceed $126,319,763.20.

Section 8.2 Liens. No Group Member shall incur, maintain or otherwise suffer to exist any Lien upon or with respect to any of its property, whether now owned or hereafter acquired, or assign any right to receive income or profits, except for the following:

(a) Liens created pursuant to any Loan Document;

(b) Customary Permitted Liens of Group Members;

(c) Liens existing on the date hereof and set forth on Schedule 8.2;

(d) Liens existing on the date hereof on the property of the Borrower or any of its Subsidiaries securing Indebtedness permitted hereunder in reliance upon Section 8.1(c); provided, however, that (i) such Liens exist prior to the acquisition of, or attach substantially simultaneously with, or within 90 days after, the acquisition, repair, improvement or construction of, such property financed by such Indebtedness and (ii) such Liens do not extend to any property of any Group Member other than the property (and proceeds thereof) acquired or built, or the improvements or repairs, financed by such Indebtedness;

(e) Liens in favor of Bank of America, N.A. on the certificate of deposit and the cash represented thereby securing the Indebtedness permitted under Section 8.1(h); and

(f) Liens securing the Pre-Petition Credit Facilities.

Section 8.3 Investments. No Group Member shall make or maintain, directly or indirectly, any Investment except for the following:

(a) Investments existing on the date hereof and set forth on Schedule 8.3;

(b) Investments in cash and Cash Equivalents;

(c) (i) endorsements for collection or deposit in the ordinary course of business consistent with past practice, (ii) extensions of trade credit (other than to Affiliates of the Borrower) arising or acquired in the ordinary course of business, (iii) Investments received in settlements in the ordinary course of business of such extensions of trade credit and (iv) inventory, raw materials and general intangibles (to the extent such general intangibles are not a Capital Expenditure) acquired in the ordinary course of business;

(d) Investments by (i) Holdings in the Borrower or in any Holdings Entity, (ii) any Loan Party (other than Holdings) in any other Loan Party (other than Holdings), and (iii) any Loan Party (other than Holdings) in any joint venture in connection with a vendor managed services contract; provided, however, that the aggregate outstanding amount of all Investments permitted pursuant to this clause (iii) shall not exceed $1,000,000 at any time; and

(e) loans or advances to employees of the Borrower or any of its Subsidiaries to finance travel, entertainment and relocation expenses and other ordinary business purposes in the ordinary course of business as presently conducted; provided, however, that the aggregate outstanding principal amount of all loans and advances permitted pursuant to this clause (e) shall not exceed $250,000 at any time.

Section 8.4 Asset Sales. No Group Member shall Sell any of its property (other than cash) or issue shares of its own Stock, except for the following:

(a) in each case to the extent entered into in the ordinary course of business and made to a Person that is not an Affiliate of the Borrower, (i) Sales of Cash Equivalents, or inventory or property in the ordinary course of business or that has become obsolete or worn out and (ii) non-exclusive licenses of Intellectual Property;

(b) a true lease or sublease of real property not constituting Indebtedness and not entered into as part of a Sale and Leaseback Transaction; provided, however, that the aggregate fair market value (measured at the time of the applicable lease or sublease) of all property covered by any such lease or sublease at any time shall not exceed $100,000; and

(c) (i) any Sale of any property (other than their own Stock or Stock Equivalents) by any Group Member (other than Holdings) to any other Group Member (other than Holdings or InteliStaf JV) to the extent any resulting Investment constitutes a Permitted Investment and (ii) any Restricted Payment by any Group Member (other than Holdings) permitted pursuant to Section 8.5.

Section 8.5 Restricted Payments. No Group Member (other than Holdings) shall directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Payment except for the following (and Holdings shall not use the proceeds of any Restricted Payment made in reliance under clause (c) below other than as set forth in such clause (c)):

(a) (i) Restricted Payments (A) by any Group Member (other than Holdings) that is a Loan Party to any Loan Party other than Holdings and (B) by any Group Member that is not a Loan Party to any Group Member other than Holdings, (ii) dividends and distributions by any Subsidiary of the Borrower that is not a Loan Party to any holder of its Stock, to the extent made to all such holders ratably according to their ownership interests in such Stock and (iii) non-cash repurchases of warrants or options deemed to occur upon exercise thereof if such warrants or options represent a portion of the exercise thereof; and

(b) cash dividends on the Stock of the Borrower to Holdings paid and declared solely for the purpose of funding the following:

(i) payments by Holdings in respect of taxes owing by Holdings in respect of the other Group Members; and

(ii) ordinary course operating expenses of Holdings; provided, however, that the amount paid for ordinary course operating expenses following the Closing Date shall not exceed $500,000 in the aggregate;

provided, however, that no action that would otherwise be permitted hereunder in reliance upon this clause (c) (other than clause (i) or (ii) above) shall be permitted if (A) a Default is then continuing or would result therefrom or (B) such action is otherwise prohibited under any Loan Document or under the terms of any Indebtedness (other than the Obligations) of any Group Member.

Section 8.6 Prepayment of Indebtedness. No Group Member shall (w) prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof any Indebtedness, (x) set apart any property for such purpose, whether directly or indirectly and whether to a sinking fund, a similar fund or otherwise, (y) make any payment in violation of any subordination terms of any Indebtedness or (z) make any payment on any Indebtedness to the extent such payment is not contemplated to be made in the Budget; provided, however, that each Group Member may, to the extent otherwise permitted by the Loan Documents, and so long as no Default is continuing and such payment is contemplated by the Budget do each of the following:

(a) prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof (or set apart any property for such purpose) (A) in the case of any Group Member that is not a Loan Party, any Indebtedness owing by such Group Member to any other Group Member (other than Holdings) and (B) otherwise, any Indebtedness owing to any Loan Party (other than Holdings);

(b) prepay the Pre-Petition Protective Advances; or

(c) prepay the Obligations.

Section 8.7 Fundamental Changes. No Group Member shall (a) merge, consolidate or amalgamate with any Person, (b) acquire all or substantially all of the Stock or Stock Equivalents of any Person or (c) acquire any brand or all or substantially all of the assets of any Person or all or substantially all of the assets constituting any line of business, division, branch, operating division or other unit operation of any Person, in each case except for the following: (x) the merger, consolidation or amalgamation of any Holdings Entity into any other Holdings Entity, (y) the merger, consolidation or amalgamation of any Subsidiary of the Borrower into any Loan Party and (z) the merger, consolidation or amalgamation of any Group Member for the sole purpose, and with the sole material effect, of changing its State of organization within the United States; provided, however, that (A) in the case of any merger, consolidation or amalgamation involving the Borrower, the Borrower shall be the surviving Person and (B) in the case of any merger, consolidation or amalgamation involving any other Loan Party, a Loan Party shall be the surviving corporation and all actions required to maintain the perfection of the Lien of the Administrative Agent on the Stock or property of such Loan Party shall have been made.

Section 8.8 Change in Nature of Business. (a) No Group Member (other than Holdings) shall carry on any business, operations or activities (whether directly, through a joint venture or otherwise) substantially different from those carried on by the Borrower and its Subsidiaries at the date hereof and business, operations and activities reasonably related thereto or incidental thereto or a reasonable extension thereof.

(b) Holdings shall not engage in any business, operations or activity, or hold any property, other than (i) holding Stock and Stock Equivalents of the Borrower, (ii) issuing, selling and redeeming its own Stock, (iii) paying taxes, (iv) holding managers’, members’, directors’ and shareholders’ meetings, preparing corporate and similar records and other activities required to maintain its separate corporate or other legal structure, (v) preparing reports to, and preparing and making notices to and filings with, Governmental Authorities and to its holders of Stock and Stock Equivalents and (vi) receiving, and holding proceeds of, Restricted Payments from the Borrower and its Subsidiaries and distributing the proceeds thereof to the extent permitted in Section 8.5.

Section 8.9 Transactions with Affiliates. No Group Member shall, except as otherwise expressly permitted herein, enter into any other transaction directly or indirectly with, or for the benefit of, any Affiliate of the Borrower that is not a Loan Party (including Guaranty Obligations with respect to any obligation of any such Affiliate), except for (a) transactions in the ordinary course of business on a basis no less favorable to such Group Member as would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of the Borrower, (b) Restricted Payments, the proceeds of which, if received by Holdings, are used as required by Section 8.5 and (c) reasonable salaries and other reasonable director or employee compensation and benefit arrangements (including any indemnity obligations) to officers and directors of any Group Member and any employment agreement (including customary benefits thereunder) that is entered into in the ordinary course of business.

Section 8.10 Third-Party Restrictions on Indebtedness, Liens, Investments or Restricted Payments. No Group Member shall incur or otherwise suffer to exist or become effective or remain liable on or responsible for any Contractual Obligation limiting the ability of (a) any Subsidiary of the Borrower to make Restricted Payments to, or Investments in, or repay Indebtedness or otherwise Sell property to, any Group Member (other than Holdings) or (b) any Group Member to incur or suffer to exist any Lien upon any property of any Group Member, whether now owned or hereafter acquired, securing any of its Obligations (including any “equal and ratable” clause and any similar Contractual Obligation requiring, when a Lien is granted on any property, another Lien to be granted on such property or any other property), except, for each of clauses (a) and (b) above, (i) pursuant to the Loan Documents, (ii) pursuant to the Pre-Petition Loan Documents, (iii) limitations on Liens (other than those securing any Obligation) on any property whose acquisition, repair, improvement or construction is financed by purchase money Indebtedness or Capitalized Lease Obligations in reliance upon Section 8.1(c) or (d) set forth in the Contractual Obligations governing such Indebtedness or Capitalized Lease Obligations or Guaranty Obligations with respect thereto or (iv) Applicable Law.

Section 8.11 Modification of Certain Documents. No Group Member shall do any of the following:

(a) waive or otherwise modify Exhibit C to the Escrow Agreement or otherwise alter the instructions of Borrower provided in the Escrow Agreement regarding disposition of funds owed to Borrower without the prior written consent of the Administrative Agent;

(b) amend or otherwise modify any term of the Jefferies Engagement Letter without the prior written consent of the Administrative Agent;

(c) waive or otherwise modify any term of any Constituent Document of, or otherwise change the capital structure of, any Group Member (including the terms of any of their outstanding Stock or Stock Equivalents), in each case except for those modifications and waivers that (x) do not elect, or permit the election, to treat the Stock or Stock Equivalents of any limited liability company (or similar entity) as certificated unless the certificates issued thereunder to any Loan Party are delivered to the Administrative Agent and (y) do not materially adversely affect the rights and privileges of any Group Member and do not materially adversely affect the interests of any Secured Party under the Loan Documents or in the Collateral; or

(d) waive or otherwise modify any term of any Subordinated Debt held by a Person other than a Loan Party if the effect thereof on such Subordinated Debt is to (i) increase the interest rate, (ii) change the due dates for principal or interest, other than to extend such dates, (iii) modify any default or event of default, other than to delete it or make it less restrictive, (iv) add any covenant with respect thereto, (v) modify any subordination provision, (vi) modify any redemption or prepayment provision, other than to extend the dates therefor or to reduce the premiums payable in connection therewith or (vii) materially increase any obligation of any Group Member or confer additional material rights to the holder of such Subordinated Debt in a manner adverse to any Group Member or any Secured Party.

Section 8.12 Accounting Changes; Fiscal Year. No Group Member shall change its (a) accounting treatment or reporting practices, except as required by GAAP or any Requirement of Law, or (b) Fiscal Year or its method for determining Fiscal Quarters or Fiscal Months.

Section 8.13 Margin Regulations. No Group Member shall use all or any portion of the proceeds of any credit extended hereunder to purchase or carry margin stock (within the meaning of Regulation U of the Federal Reserve Board) in contravention of Regulation U of the Federal Reserve Board.

Section 8.14 Compliance with ERISA. No ERISA Affiliate shall cause or suffer to exist (a) any event that could result in the imposition of a Lien with respect to any Title IV Plan or Multiemployer Plan or (b) any other ERISA Event, that would, in the aggregate, have a Material Adverse Effect. No Group Member shall cause or suffer to exist any event that could result in the imposition of a Lien with respect to any Benefit Plan.

Section 8.15 Hazardous Materials. No Group Member shall cause or suffer to exist any Release of any Hazardous Material at, to or from any real property owned, leased, subleased or otherwise operated or occupied by any Group Member that would violate any Environmental Law, form the basis for any Environmental Liabilities or otherwise adversely affect the value or marketability of any real property (whether or not owned by any Group Member), other than such violations, Environmental Liabilities and effects that would not, in the aggregate, have a Material Adverse Effect.

Section 8.16 Bankruptcy Provisions. No Group Member shall: (a) file or approve a plan of reorganization or liquidation (unless the Obligations have been indefeasibly paid in full in cash) without the consent of the Administrative Agent; (b) seek or consummate a Sale of assets under Section 363(b) of the Bankruptcy Code without the consent of the Administrative Agent; (c) except for the Carve-Out, incur administrative expense claims pari passu with or senior to Obligations incurred hereunder; (d) seek confirmation of a plan of reorganization under which Pre-Petition First Lien Collateral is sold other than pursuant to Section 1129(b)(2)(A)(ii) of the Bankruptcy Code; (e) seek or consent to any modification, stay, vacation or amendment with respect to (i) any order made on the Petition Date (which order and motions in respect thereof shall be acceptable in form and substance to the Administrative Agent), (ii) the Interim Order, (iii) the Final Order or (iv) the Loan Documents, except in each case as agreed to by the Administrative Agent; or (f) make cash expenditures on account of claims incurred (i) by critical vendors prior to the Petition Date or (ii) pursuant to Section 503(b)(9) of the Bankruptcy Code, except in each case as agreed to by the Administrative Agent or as permitted by the Budget.

Section 8.17 Compliance with Budget. No Group Member shall make any cash disbursement that is not contemplated by the most recently approved Budget.

ARTICLE IX

EVENTS OF DEFAULT

Section 9.1 Definition. Each of the following shall be an Event of Default:

(a) the Borrower shall fail to pay (i) any principal of any Loan when the same becomes due and payable or (ii) any interest on any Loan, any fee under any Loan Document or any other Obligation (other than those set forth in clause (i) above) and, in the case of this clause (ii), such non-payment continues for a period of 3 Business Days after the due date therefor; or

(b) the Borrower shall fail to achieve any of the Milestones by the date that is three Business Days after the date set forth for each Milestone (regardless of whether or not the Borrower exercised its best efforts or other efforts to achieve the same in a timely manner); or

(c) any representation, warranty or certification made or deemed made by or on behalf of any Loan Party in any Loan Document or by or on behalf of any Loan Party (or any Responsible Officer thereof) in connection with any Loan Document (including in any document delivered in connection with any Loan Document) shall prove to have been incorrect in any material respect when made or deemed made; or

(d) any Loan Party shall fail to comply with (i) any provision of Article V (Financial Covenant), and such Event of Default under this clause (i) shall be deemed to occur on the last day of any specified measurement period, regardless of when the information reflecting such breach is delivered to Administrative Agent, (ii) Section 6.1 (Financial Covenant), (iii) 7.1(a) (Maintenance of Corporate Existence), (iv) 7.9 (Application of Loan Proceeds), (v) Article VIII (Negative Covenants) or (vi) any other provision of any Loan Document if, in the case of this clause (vi), such failure shall remain unremedied for 30 days after the earlier of (A) the date on which a Responsible Officer of the Borrower becomes aware of such failure and (B) the date on which notice thereof shall have been given to the Borrower by the Administrative Agent or the Required Lenders; or

(e)(i) any Foreign Subsidiary of any Group Member shall generally not pay its debts as such debts become due, shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors, (ii) any proceeding shall be instituted by or against any Foreign Subsidiary of any Group Member seeking to adjudicate it a bankrupt or insolvent or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, composition of it or its debts or any similar order, in each case under any Requirement of Law relating to bankruptcy, insolvency or reorganization or relief of debtors or seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee, conservator, liquidating agent, liquidator, other similar official or other official with similar powers, in each case for it or for any substantial part of its property and, in the case of any such proceedings instituted against (but not by or with the consent of) any Foreign Subsidiary of any Group Member, either such proceedings shall remain undismissed or unstayed for a period of 60 days or more or any action sought in such proceedings shall occur or (iii) any Group Member shall take any corporate or similar action or any other action to authorize any action described in clause (i) or (ii) above; or

(f) one or more judgments, orders or decrees (or other similar process) shall be rendered against any Group Member with respect to liabilities incurred or assumed after the Petition Date, (i)(A) in the case of money judgments, orders and decrees, involving an aggregate amount (excluding amounts adequately covered by insurance payable to any Group Member (“Threshold Amount”), to the extent the relevant insurer has not denied coverage therefor) in excess of $1,000,000 or (B) otherwise, that would have, in the aggregate, a Material Adverse Effect and (ii)(A) enforcement proceedings shall have been commenced by any creditor upon an aggregate of such judgments, orders or decrees in excess of the Threshold Amount or (B) an aggregate of such judgments, orders and decrees in excess of the Threshold Amount shall not have been vacated or discharged for a period of 30 consecutive days and there shall not be in effect (by reason of a pending appeal or otherwise) any stay of enforcement thereof; or

(g) except pursuant to a valid, binding and enforceable termination or release permitted under the Loan Documents and executed by the Administrative Agent or as otherwise expressly permitted under any Loan Document, (i) any provision of any Loan Document shall, at any time after the delivery of such Loan Document, fail to be valid and binding on, or enforceable against, any Loan Party party thereto or (ii) any Loan Document purporting to grant a Lien to secure any Obligation shall, at any time after the delivery of such Loan Document, fail to create a valid and enforceable Lien on any Collateral purported to be covered thereby or such Lien shall fail or cease to be a perfected Lien with the priority required in the relevant Loan Document or (iii) any Group Member shall state in writing that any of the events described in clause (i) or (ii) above shall have occurred;

(h) the Bankruptcy Court shall enter an order authorizing, approving or granting (or the Debtors shall file a motion seeking such authorization, approval or grant) of (i) additional post-Petition Date financing not otherwise permitted herein, (ii) any liens on the Collateral not otherwise permitted herein, (iii) dismissal of the Cases or conversion of any Case to one under Chapter 7 of the Bankruptcy Code, (iv) appointment of a Chapter 11 trustee in any of the Cases, (v) any other superpriority claim senior to or pari passu with superpriority claims of the Administrative Agent and the Lenders, (vi) modification of the Facility, the Interim Order or the Final Order, (vii) any action adverse to the Administrative Agent, the Lenders or their rights and remedies with respect to or interest in the Collateral, (viii) appointment of an examiner having powers beyond those set forth under Sections 1106(a)(3) and (4) of the Bankruptcy Code in any of the Cases, or (ix) relief from the automatic stay for the benefit of any creditor with a security interest in the Collateral without the consent of the Administrative Agent and the Required Lenders;

(i) the Borrower shall pay any claim accrued prior to the Petition Date without the prior written consent of the Administrative Agent or other than as permitted by the Budget;

(j) the Borrower shall commence any action against the Administrative Agent, the Pre-Petition Agents or any Pre-Petition Lender on behalf of itself or any of its affiliates, officers or employees;

(k) the Interim Order shall cease to be in full force and effect or shall have been reversed, stayed, vacated or subjected to a stay pending appeal or, without the prior written consent of the Administrative Agent and the Required Lenders, modified or amended;

(l) the Bankruptcy Court shall not enter the Final Order on or before a date that is 35 days after the entry of the Interim Order;

(m) the Final Order shall cease to be in full force and effect or shall have been reversed, stayed, vacated or subjected to a stay pending appeal or, without the prior written consent of the Administrative Agent and the Required Lenders, modified or amended;

(n) the Debtor shall breach any provision of the Interim Order or the Final Order;

(o) a claim under Section 506(c) of the Bankruptcy Code or otherwise shall have been allowed against any of all of the Administrative Agent, the Lenders and the Collateral, or against any Pre-Petition Agent or Pre-Petition Lender;

(p) the filing of any plan of reorganization or related disclosure statement or any direct or indirect amendment to such plan or disclosure statement, or the entry of an order confirming any such plan of reorganization or approving any such disclosure statement or approving any such amendment, in each case that either fails to provide for indefeasible payment in full in cash of the Facility (and termination of all Commitments) and the Facilities (as defined in the Pre-Petition First Lien Credit Agreement) or treats the claims of the Administrative Agent and Lenders in any manner to which they do not consent in their discretion;

(q) the Bankruptcy Court shall enter an order allowing a Sale of all or substantially all of the Debtors’ assets pursuant to Section 363(b) of the Bankruptcy Code without the written consent of the Administrative Agent and Required Lenders;

(r) the Bankruptcy Court shall enter an order that results in any termination or modification of the exclusivity periods set forth in Section 1121 of the Bankruptcy Code;

(s) the Bankruptcy Court shall enter an order resulting in the marshalling of all or any portion of the Collateral;

(t) the Debtor shall fail to retain Loughlin Meghji + Company to provide interim management and restructuring services on terms and conditions satisfactory to the Administrative Agent; or

(u) the Pre-Petition Second Lien Agent or any Pre-Petition Second Lien Lender shall commence an enforcement action or any other action against the Administrative Agent, any Lender, the First Lien Pre-Petition Agent or any Pre-Petition First Lien Lender.

Section 9.2 Remedies. (a) During the continuance of any Event of Default, the Administrative Agent may, and, at the request of the Required Lenders, shall, in each case by notice to the Borrower and in addition to any other right or remedy provided under any Loan Document or by any applicable Requirement of Law, do each of the following: (i) declare all or any portion of the Commitments terminated, whereupon the Commitments shall immediately be reduced by such portion or, in the case of a termination in whole, shall terminate together with any obligation any Lender may have hereunder to make any Loan, (ii) declare immediately due and payable all or part of any Obligation (including any accrued but unpaid interest thereon), whereupon the same shall become immediately due and payable, without presentment, demand, protest or further notice or other requirements of any kind, all of which are hereby expressly waived by Holdings and the Borrower (and, to the extent provided in any other Loan Document, other Loan Parties) and (iii) declare a termination, reduction or restriction on the ability of the Obligors to use any cash collateral (any such declaration shall be made to the Obligors, the official committee(s) of creditors of the Obligors and the United States Trustee, and shall be referred to herein as a “Termination Declaration” and the date which is the earliest to occur of any such Termination Declaration being herein referred to as the “Termination Declaration Date”); provided, however, that, effective immediately upon the occurrence of the Events of Default specified in Sections 9.1(d)(iii), (d)(iv), e(ii), (h), (j), (k), (m) or (p), (x) the Commitments of each Lender to make Loans shall automatically be terminated and (y) each Obligation (including in each case any accrued but unpaid interest thereon) shall automatically become and be due and payable, without presentment, demand, protest or further notice or other requirement of any kind, all of which are hereby expressly waived by Holdings and the Borrower (and, to the extent provided in any other Loan Document, any other Loan Party).

(b) On the third day following a Termination Declaration Date, the Administrative Agent shall have the right to seek relief from the automatic stay upon expedited notice to the Debtors, the Committee and the United States Trustee to foreclose on all or any portion of the Collateral, collect accounts receivable and apply the proceeds thereof to the Obligations, occupy the Debtors’ premises to sell or otherwise dispose of the Collateral or otherwise exercise remedies against the Collateral permitted by applicable nonbankruptcy law. At any hearing to consider the Administrative Agent’s request to terminate or modify the automatic stay, the Debtors and any statutory committee shall be entitled to contest whether an Event of Default has occurred, provided that neither the Debtors nor any Committee may invoke section 105 of the Bankruptcy Code in an effort to restrict or preclude the Administrative Agent or any Lender from exercising any rights or remedies. Unless during such hearing the Bankruptcy Court determines that an Event of Default has not occurred and/or is not continuing, the automatic stay, as to the Lenders and Administrative Agent, shall automatically terminate at the end of such hearing, without further notice or order. Notwithstanding the foregoing, nothing herein shall preclude the Administrative Agent from seeking an order from the Bankruptcy Court authorizing the Administrative Agent to exercise any enforcement rights or remedies with respect to the Collateral on less than three (3) Business Days’ notice.

ARTICLE X

THE ADMINISTRATIVE AGENT

Section 10.1 Appointment and Duties. (a) Appointment of Administrative Agent. Each Lender hereby appoints GE Capital (together with any successor Administrative Agent pursuant to Section 10.9) as the Administrative Agent hereunder and authorizes the Administrative Agent to (i) execute and deliver the Loan Documents and accept delivery thereof on its behalf from any Group Member, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to the Administrative Agent under such Loan Documents and (iii) exercise such powers as are reasonably incidental thereto.

(b) Duties as Collateral and Disbursing Agent. Without limiting the generality of clause (a) above, the Administrative Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection with the Loan Documents (including in any proceeding described in Section 9.1(e)(ii) or any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Loan Document to any Secured Party is hereby authorized to make such payment to the Administrative Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of the Secured Parties with respect to any Obligation in any proceeding described in Section 9.1(e)(ii) or any other bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Secured Party), (iii) act as collateral agent for each Secured Party for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (vi) except as may be otherwise specified in any Loan Document, exercise all remedies given to the Administrative Agent and the other Secured Parties with respect to the Collateral, whether under the Loan Documents, applicable Requirements of Law or otherwise and (vii) execute any amendment, consent or waiver under the Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided, however, that the Administrative Agent hereby appoints, authorizes and directs each Lender to act as collateral sub-agent for the Administrative Agent and the Lenders for purposes of the perfection of all Liens with respect to the Collateral, including any deposit account maintained by a Loan Party with, and cash and Cash Equivalents held by, such Lender, and may further authorize and direct the Lenders to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to the Administrative Agent, and each Lender hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.

(c) Limited Duties. Under the Loan Documents, the Administrative Agent (i) is acting solely on behalf of the Lenders (except to the limited extent provided in Section 2.14(b) with respect to the Register and in Section 10.11), with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Administrative Agent”, the terms “agent”, “administrative agent” and “collateral agent” and similar terms in any Loan Document to refer to the Administrative Agent, which terms are used for title purposes only, (ii) is not assuming any obligation under any Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender or any other Secured Party and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document, and each Lender hereby waives and agrees not to assert any claim against the Administrative Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (i) through (iii) above. Notwithstanding anything herein to the contrary, no Lender holding a title listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as Administrative Agent or a Lender hereunder.

Section 10.2 Binding Effect. Each Lender agrees that (i) any action taken by the Administrative Agent or the Required Lenders (or, if expressly required hereby, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents, (ii) any action taken by the Administrative Agent in reliance upon the instructions of Required Lenders (or, where so required, such greater proportion) and (iii) the exercise by the Administrative Agent or the Required Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Secured Parties.

Section 10.3 Use of Discretion. (a) No Action without Instructions. The Administrative Agent shall not be required to exercise any discretion or take, or to omit to take, any action, including with respect to enforcement or collection, except any action it is required to take or omit to take (i) under any Loan Document or (ii) pursuant to instructions from the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders).

(b) Right Not to Follow Certain Instructions. Notwithstanding clause (a) above, the Administrative Agent shall not be required to take, or to omit to take, any action (i) unless, upon demand, the Administrative Agent receives an indemnification satisfactory to it from the Lenders (or, to the extent applicable and acceptable to the Administrative Agent, any other Secured Party) against all Liabilities that, by reason of such action or omission, may be imposed on, incurred by or asserted against the Administrative Agent or any Related Person thereof or (ii) that is, in the opinion of the Administrative Agent or its counsel, contrary to any Loan Document or applicable Requirement of Law.

Section 10.4 Delegation of Rights and Duties. The Administrative Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Secured Party). Any such Person shall benefit from this Article X to the extent provided by the Administrative Agent.

Section 10.5 Reliance and Liability. (a) The Administrative Agent may, without incurring any liability hereunder, (i) treat the payee of any Note as its holder until such Note has been assigned in accordance with Section 11.2(e), (ii) rely on the Register to the extent set forth in Section 2.14, (iii) consult with any of its Related Persons and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, any Loan Party) and (iv) rely and act upon any document and information (including those transmitted by Electronic Transmission) and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.

(b) None of the Administrative Agent and its Related Persons shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document, and each Lender, Holdings and the Borrower hereby waive and shall not assert (and each of Holdings and the Borrower shall cause each other Loan Party to waive and agree not to assert) any right, claim or cause of action based thereon, except to the extent of liabilities resulting from the gross negligence or willful misconduct of the Administrative Agent or, as the case may be, such Related Person (each as determined in a final, non-appealable judgment by a court of competent jurisdiction) in connection with the duties expressly set forth herein. Without limiting the foregoing, the Administrative Agent:

(i) shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Required Lenders or for the actions or omissions of any of its Related Persons selected with reasonable care (other than employees, officers and directors of the Administrative Agent, when acting on behalf of the Administrative Agent);

(ii) shall not be responsible to any Secured Party for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment or priority of any Lien created or purported to be created under or in connection with, any Loan Document;

(iii) makes no warranty or representation, and shall not be responsible, to any Secured Party for any statement, document, information, representation or warranty made or furnished by or on behalf of any Related Person or any Loan Party in connection with any Loan Document or any transaction contemplated therein or any other document or information with respect to any Loan Party, whether or not transmitted or (except for documents expressly required under any Loan Document to be transmitted to the Lenders) omitted to be transmitted by the Administrative Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by the Administrative Agent in connection with the Loan Documents; and

(iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document, whether any condition set forth in any Loan Document is satisfied or waived, as to the financial condition of any Loan Party or as to the existence or continuation or possible occurrence or continuation of any Default or Event of Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from the Borrower, any Lender describing such Default or Event of Default clearly labeled “notice of default” (in which case the Administrative Agent shall promptly give notice of such receipt to all Lenders);

and, for each of the items set forth in clauses (i) through (iv) above, each Lender, Holdings and the Borrower hereby waives and agrees not to assert (and each of Holdings and the Borrower shall cause each other Loan Party to waive and agree not to assert) any right, claim or cause of action it might have against the Administrative Agent based thereon.

Section 10.6 Administrative Agent Individually. The Administrative Agent and its Affiliates may make loans and other extensions of credit to, acquire Stock and Stock Equivalents of, or engage in any kind of business with, any Loan Party or Affiliate thereof as though it were not acting as Administrative Agent and may receive separate fees and other payments therefor. To the extent the Administrative Agent or any of its Affiliates makes any Loan or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms “Lender” and “Required Lender” and any similar terms shall, except where otherwise expressly provided in any Loan Document, include, without limitation, the Administrative Agent or such Affiliate, as the case may be, in its individual capacity as Lender or as one of the Required Lenders.

Section 10.7 Lender Credit Decision. Each Lender acknowledges that it shall, independently and without reliance upon the Administrative Agent, any Lender or any of their Related Persons or upon any document (including the Disclosure Documents) solely or in part because such document was transmitted by the Administrative Agent or any of its Related Persons, conduct its own independent investigation of the financial condition and affairs of each Loan Party and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate. Except for documents expressly required by any Loan Document to be transmitted by the Administrative Agent to the Lenders, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Loan Party or any Affiliate of any Loan Party that may come in to the possession of the Administrative Agent or any of its Related Persons.

Section 10.8 Expenses; Indemnities. (a) Each Lender agrees to reimburse the Administrative Agent and each of its Related Persons (to the extent not reimbursed by any Loan Party) promptly upon demand for such Lender’s Pro Rata Share with respect to the Facilities of any reasonable out-of-pocket costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and Other Taxes paid in the name of, or on behalf of, any Loan Party) that may be incurred by the Administrative Agent or any of its Related Persons in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding or otherwise) of, or legal advice in respect of its rights or responsibilities under, any Loan Document.

(b) Each Lender further agrees to indemnify the Administrative Agent and each of its Related Persons (to the extent not reimbursed by any Loan Party), for such Lender’s aggregate Pro Rata Share with respect to the Facilities from and against the Liabilities (including taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to on or for the account of any Lender) that may be imposed on, incurred by or asserted against the Administrative Agent or any of its Related Persons to the extent related to or in its capacity as Administrative Agent, and relating to or arising out of, in connection with or as a result of any Loan Document, any Related Document or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by the Administrative Agent or any of its Related Persons under or with respect to any of the foregoing; provided, however, that no Lender shall be liable to the Administrative Agent or any of its Related Persons to the extent such liability has resulted from the gross negligence or willful misconduct of the Administrative Agent or, as the case may be, such Related Person, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.

Section 10.9 Resignation of Administrative Agent. (a) The Administrative Agent may resign at any time by delivering notice of such resignation to the Lenders and the Borrower, effective on the date set forth in such notice or, if not such date is set forth therein, upon the date such notice shall be effective. If the Administrative Agent delivers any such notice, the Required Lenders shall have the right to appoint a successor Administrative Agent. If, within 30 days after the retiring Administrative Agent having given notice of resignation, no successor Administrative Agent has been appointed by the Required Lenders that has accepted such appointment, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent from among the Lenders. Each appointment under this clause (a) shall be subject to the prior consent of the Borrower, which may not be unreasonably withheld but shall not be required during the continuance of a Default.

(b) Effective immediately upon its resignation, (i) the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents, (ii) the Lenders shall assume and perform all of the duties of the Administrative Agent until a successor Administrative Agent shall have accepted a valid appointment hereunder, (iii) the retiring Administrative Agent and its Related Persons shall no longer have the benefit of any provision of any Loan Document other than with respect to any actions taken or omitted to be taken while such retiring Administrative Agent was, or because such Administrative Agent had been, validly acting as Administrative Agent under the Loan Documents and (iv) subject to its rights under Section 10.3, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents. Effective immediately upon its acceptance of a valid appointment as Administrative Agent, a successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent under the Loan Documents.

Section 10.10 Release of Collateral or Guarantors. Each Lender hereby consents to the release and hereby directs the Administrative Agent to release (or, in the case of clause (b)(ii) below, release or subordinate) the following:

(a) any Subsidiary of the Borrower from its guaranty of any Obligation of any Loan Party if all of the Securities of such Subsidiary owned by any Group Member are Sold in a Sale permitted under the Loan Documents (including pursuant to a waiver or consent), to the extent that, after giving effect to such Sale, such Subsidiary would not be required to guaranty any Obligations pursuant to Section 7.10; and

(b) any Lien held by the Administrative Agent for the benefit of the Secured Parties against (i) any Collateral that is Sold by a Loan Party in a Sale permitted by the Loan Documents (including pursuant to a valid waiver or consent), to the extent all Liens required to be granted in such Collateral pursuant to Section 7.10 after giving effect to such Sale have been granted, (ii) any property subject to a Lien permitted hereunder in reliance upon Section 8.2(d) or (e) and (iii) all of the Collateral and all Loan Parties, upon (A) termination of the Commitments, (B) payment and satisfaction in full of all Loans and all other Obligations that the Administrative Agent has been notified in writing are then due and payable by the holder of such Obligation, (C) deposit of cash collateral with respect to all contingent Obligations, in amounts and on terms and conditions and with parties satisfactory to the Administrative Agent and each Indemnitee that is owed such Obligations and (D) to the extent requested by the Administrative Agent, receipt by the Secured Parties of liability releases from the Loan Parties each in form and substance acceptable to the Administrative Agent.

Each Lender hereby directs the Administrative Agent, and the Administrative Agent hereby agrees, upon receipt of reasonable advance notice from the Borrower, to execute and deliver or file such documents and to perform other actions reasonably necessary to release or subordinate the guaranties and Liens when and as directed in this Section 10.10.

Section 10.11 Additional Secured Parties. The benefit of the provisions of the Loan Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not a Lender as long as, by accepting such benefits, such Secured Party agrees, as among the Administrative Agent and all other Secured Parties, that such Secured Party is bound by (and, if requested by the Administrative Agent, shall confirm such agreement in a writing in form and substance acceptable to the Administrative Agent) this Article X, Section 11.9 (Right of Setoff), Section 11.10 (Sharing of Payments) and Section 11.21 (Confidentiality) and the decisions and actions of the Administrative Agent and the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders) to the same extent a Lender is bound; provided, however, that, notwithstanding the foregoing, (a) such Secured Party shall be bound by Section 10.8 only to the extent of Liabilities, costs and expenses with respect to or otherwise relating to the Collateral held for the benefit of such Secured Party, in which case the obligations of such Secured Party thereunder shall not be limited by any concept of Pro Rata Share or similar concept, (b) except as set forth specifically herein, each of the Administrative Agent and the Lenders shall be entitled to act at its sole discretion, without regard to the interest of such Secured Party, regardless of whether any Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Obligation and (c) except as set forth specifically herein, such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Loan Document.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Amendments, Waivers, Etc. (a) No amendment or waiver of any provision of any Loan Document (other than the Fee Letter and the Control Agreements) and no consent to any departure by any Loan Party therefrom shall be effective unless the same shall be in writing and signed (1) in the case of an amendment, consent or waiver to cure any ambiguity, omission, defect or inconsistency (to the extent such amendment, consent or waiver would not have a material effect on the Loans or any Lender) or granting a new Lien for the benefit of the Secured Parties or extending an existing Lien over additional property, by the Administrative Agent and the Borrower, (2) in the case of any other waiver or consent, by the Required Lenders (or by the Administrative Agent with the written consent of the Required Lenders) and (3) in the case of any other amendment, by the Required Lenders (or by the Administrative Agent with the written consent of the Required Lenders) and the Borrower; provided, however, that no amendment, consent or waiver described in clause (2) or (3) above shall, unless in writing and signed by each Lender directly affected thereby (or by the Administrative Agent with the consent of such Lender), in addition to any other Person the signature of which is otherwise required pursuant to any Loan Document, do any of the following:

(i) waive any condition specified in Section 3.1, except any condition referring to any other provision of any Loan Document;

(ii) increase the Commitment of such Lender or subject such Lender to any additional obligation;

(iii) reduce (including through release, forgiveness, assignment or otherwise) (A) the principal amount of, the interest rate on, or any obligation of the Borrower to repay (whether or not on a fixed date), any outstanding Loan owing to such Lender or (B) any fee or accrued interest payable to such Lender; provided, however, that this clause (iii) does not apply to (x) any change to any provision increasing any interest rate or fee during the continuance of an Event of Default or to any payment of any such increase, (y) any modification to any financial covenant set forth in Article V or in any definition set forth therein or principally used therein or (z) any change to mandatory prepayments, including those required under Section 2.8;

(iv) waive or postpone any Scheduled Termination Date (other than with respect to the 30-day extension described in the definition thereof) or other scheduled date fixed for the payment, in whole or in part, of principal of or interest on any Loan or fee owing to such Lender or for the reduction of such Lender’s Commitment; provided, however, that this clause (iv) does not apply to any waiver or postponement to mandatory prepayments, including those required under Section 2.8;

(v) except as provided in Section 10.10, release all or substantially all of the Collateral or any Guarantor from its guaranty of any Obligation of the Borrower;

(vi) reduce or increase the proportion of Lenders required for the Lenders (or any subset thereof) to take any action hereunder or change the definition of the terms “Required Lenders”, “Pro Rata Share” or “Pro Rata Outstandings”; or

(vii) amend Section 10.10 (Release of Collateral or Guarantor), Section 11.10 (Sharing of Payments) or this Section 11.1;

and provided, further, that (x) no amendment, waiver or consent shall affect the rights or duties under any Loan Document of, or any payment to, the Administrative Agent (or otherwise modify any provision of Article X or the application thereof) or any SPV that has been granted an option pursuant to Section 11.2(f) unless in writing and signed by the Administrative Agent or, as the case may be, such SPV in addition to any signature otherwise required and (y) the consent of the Borrower shall not be required to change any order of priority set forth in Section 2.12.

(b) Each waiver or consent under any Loan Document shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Loan Party shall entitle any Loan Party to any notice or demand in the same, similar or other circumstances. No failure on the part of any Secured Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

Section 11.2 Assignments and Participations; Binding Effect. (a) Binding Effect. This Agreement shall become effective when it shall have been executed by Holdings, the Borrower and the Administrative Agent and when the Administrative Agent shall have been notified by each Lender to be a party hereto on the Closing Date that such Lender has executed it. Thereafter, it shall be binding upon and inure to the benefit of, but only to the benefit of, Holdings, the Borrower (in each case except for Article X), the Administrative Agent, each Lender and, to the extent provided in Section 10.11, each other Indemnitee and Secured Party and, in each case, their respective successors and permitted assigns. Except as expressly provided in any Loan Document (including in Section 10.9), none of Holdings, the Borrower nor the Administrative Agent shall have the right to assign any rights or obligations hereunder or any interest herein.

(b) Right to Assign. Each Lender may sell, transfer, negotiate or assign all or a portion of its rights and obligations hereunder (including all or a portion of its Commitments and its rights and obligations with respect to Loans) to (i) any existing Lender, (ii) any Affiliate or Approved Fund of any existing Lender or (iii) any other Pre-Petition First Lien Lender that is acceptable (which acceptance shall not be unreasonably withheld or delayed) to the Administrative Agent and, as long as no Event of Default is continuing, the Borrower; provided, however, that (x) the aggregate outstanding principal amount (determined as of the effective date of the applicable Assignment) of the Loans and Commitments subject to any such Sale shall be in a minimum amount of $1,000,000, unless such Sale is made to an existing Lender or an Affiliate or Approved Fund of any existing Lender, is of the assignor’s (together with its Affiliates and Approved Funds) entire interest or is made with the prior consent of the Borrower and the Administrative Agent and (y) no such assignment shall be made to any Group Member or any Affiliate of any Group Member.

(c) Procedure. The parties to each Sale made in reliance on clause (b) above (other than those described in clause (e) or (f) below) shall execute and deliver to the Administrative Agent an Assignment via an electronic settlement system designated by the Administrative Agent (or if previously agreed with the Administrative Agent, via a manual execution and delivery of the assignment) evidencing such Sale, together with any existing Note subject to such Sale (or any affidavit of loss therefor acceptable to the Administrative Agent), any tax forms required to be delivered pursuant to Section 2.17(f) and payment of an assignment fee in the amount of $3,500, provided that (1) if a Sale by a Lender is made to an Affiliate or an Approved Fund of such assigning Lender, then no assignment fee shall be due in connection with such Sale, and (2) if a Sale by a Lender is made to an assignee that is not an Affiliate or Approved Fund of such assignor Lender, and concurrently to one or more Affiliates or Approved Funds of such assignee, then only one assignment fee of $3,500 shall be due in connection with such Sale. Upon receipt of all the foregoing, and conditioned upon such receipt and, if such assignment is made in accordance with Section 11.2(b)(iii), upon the Administrative Agent (and the Borrower, if applicable) accepting such assignee as provided in clause (b), from and after the effective date specified in such Assignment, the Administrative Agent shall record or cause to be recorded in the Register the information contained in such Assignment.

(d) Effectiveness. Subject to the recording of an Assignment by the Administrative Agent in the Register pursuant to Section 2.14(b), (i) the assignee thereunder shall become a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to such assignee pursuant to such Assignment, shall have the rights and obligations of a Lender, (ii) any applicable Note shall be transferred to such assignee through such entry and (iii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment, relinquish its rights (except for those surviving the termination of the Commitments and the payment in full of the Obligations) and be released from its obligations under the Loan Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment covering all or the remaining portion of an assigning Lender’s rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto except that each Lender agrees to remain bound by Article X, Section 11.9 (Right of Setoff) and Section 11.10 (Sharing of Payments) to the extent provided in Section 10.11 (Additional Secured Parties)).

(e) Grant of Security Interests. In addition to the other rights provided in this Section 11.2, each Lender may grant a security interest in, or otherwise assign as collateral, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Loans), without notice to the Administrative Agent, to (A) any federal reserve bank (pursuant to Regulation A of the Federal Reserve Board) or (B) any holder of, or trustee for the benefit of the holders of, such Lender’s Securities; provided, however, that no such holder or trustee, whether because of such grant or assignment or any foreclosure thereon (unless such foreclosure is made through an assignment in accordance with clause (b) above), shall substitute such holder or trustee for such Lender as a party hereto and no such Lender shall be relieved of any of its obligations hereunder.

(f) Participants and SPVs. In addition to the other rights provided in this Section 11.2, each Lender may, (x) with notice to the Administrative Agent, grant to an SPV the option to make all or any part of any Loan that such Lender would otherwise be required to make hereunder (and the exercise of such option by such SPV and the making of Loans pursuant thereto shall satisfy the obligation of such Lender to make such Loans hereunder) and such SPV may assign to such Lender the right to receive payment with respect to any Obligation and (y) without notice to or consent from the Administrative Agent or the Borrower, sell participations to one or more Persons in or to all or a portion of its rights and obligations under the Loan Documents (including all its rights and obligations with respect to the Loans); provided, however, that, whether as a result of any term of any Loan Document or of such grant or participation, (i) no such SPV or participant shall have a commitment, or be deemed to have made an offer to commit, to make Loans hereunder, and, except as provided in the applicable option agreement, none shall be liable for any obligation of such Lender hereunder, (ii) such Lender’s rights and obligations, and the rights and obligations of the Loan Parties and the Secured Parties towards such Lender, under any Loan Document shall remain unchanged and each other party hereto shall continue to deal solely with such Lender, which shall remain the holder of the Obligations in the Register, except that (A) each such participant and SPV shall be entitled to the benefit of Section 2.17 (Taxes), but only to the extent such participant or SPV delivers the tax forms such Lender is required to collect pursuant to Section 2.17(f) and then only to the extent of any amount to which such Lender would be entitled in the absence of any such grant or participation and (B) each such SPV may receive other payments that would otherwise be made to such Lender with respect to Loans funded by such SPV to the extent provided in the applicable option agreement and set forth in a notice provided to the Administrative Agent by such SPV and such Lender, provided, however, that in no case (including pursuant to clause (A) or (B) above) shall an SPV or participant have the right to enforce any of the terms of any Loan Document, and (iii) the consent of such SPV or participant shall not be required (either directly, as a restraint on such Lender’s ability to consent hereunder or otherwise) for any amendments, waivers or consents with respect to any Loan Document or to exercise or refrain from exercising any powers or rights such Lender may have under or in respect of the Loan Documents (including the right to enforce or direct enforcement of the Obligations), except for those described in clauses (iii) and (iv) of Section 11.1(a) with respect to amounts, or dates fixed for payment of amounts, to which such participant or SPV would otherwise be entitled and, in the case of participants, except for those described in Section 11.1(a)(v) (or amendments, consents and waivers with respect to Section 10.10 to release all or substantially all of the Collateral). No party hereto shall institute (and each of Borrower and Holdings shall cause each other Loan Party not to institute) against any SPV grantee of an option pursuant to this clause (f) any bankruptcy, reorganization, insolvency, liquidation or similar proceeding, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper of such SPV; provided, however, that each Lender having designated an SPV as such agrees to indemnify each Indemnitee against any Liability that may be incurred by, or asserted against, such Indemnitee as a result of failing to institute such proceeding (including a failure to get reimbursed by such SPV for any such Liability). The agreement in the preceding sentence shall survive the termination of the Commitments and the payment in full of the Obligations.

Section 11.3 [Reserved.]

Section 11.4 Costs and Expenses. Any action taken by any Loan Party under or with respect to any Loan Document, even if required under any Loan Document or at the request of any Secured Party, shall be at the expense of such Loan Party, and no Secured Party shall be required under any Loan Document to reimburse any Loan Party or Group Member therefore, except as expressly provided therein. In addition, except as expressly provided herein, the Borrower agrees to pay or reimburse upon demand (a) the Administrative Agent for all reasonable out-of-pocket costs and expenses incurred by it or any of its Related Persons in connection with the investigation, development, preparation, negotiation, syndication, execution, interpretation or administration of, any modification of any term of or termination of, any Loan Document, any commitment or proposal letter therefor, any other document prepared in connection therewith or the consummation and administration of any transaction contemplated therein (including periodic audits in connection therewith and environmental audits and assessments), in each case including the reasonable fees, charges and disbursements of legal counsel to the Administrative Agent or such Related Persons, fees, costs and expenses incurred in connection with Intralinks® or any other E-System and allocated to the Facilities by the Administrative Agent in its sole discretion and fees, charges and disbursements of the auditors, appraisers, printers and other of their Related Persons retained by or on behalf of any of them or any of their Related Persons, (b) the Administrative Agent for all reasonable costs and expenses incurred by it or any of its Related Persons in connection with internal audit reviews, field examinations and Collateral examinations (which shall be reimbursed, in addition to the out-of-pocket costs and expenses of such examiners, at the per diem rate per individual charged by the Administrative Agent for its examiners) and (c) each of the Administrative Agent, its Related Persons, and each Lender for all costs and expenses incurred in connection with (i) the enforcement or preservation of any right or remedy under any Loan Document, any Obligation, with respect to the Collateral or any other related right or remedy or (ii) the commencement, defense, conduct of, intervention in, or the taking of any other action with respect to, any proceeding (including any bankruptcy or insolvency proceeding) related to any Group Member, Loan Document or Obligation (or the response to and preparation for any subpoena or request for document production relating thereto), including fees and disbursements of counsel (including allocated costs of internal counsel).

Section 11.5 Indemnities. (a) To the extent permitted by applicable law, the Borrower agrees to indemnify, hold harmless and defend the Administrative Agent, each Lender and each of their respective Related Persons (each such Person being an “Indemnitee”) from and against all Liabilities (including brokerage commissions, fees and other compensation) that may be imposed on, incurred by or asserted against any such Indemnitee in any matter relating to or arising out of, in connection with or as a result of (i) any Loan Document, any Disclosure Document, any Obligation (or the repayment thereof), the use or intended use of the proceeds of any Loan or any securities filing of, or with respect to, any Group Member, (ii) any commitment letter, proposal letter or term sheet with any Person or any Contractual Obligation, arrangement or understanding with any broker, finder or consultant, in each case entered into by or on behalf of any Group Member or any Affiliate of any of them in connection with any of the foregoing and any Contractual Obligation entered into in connection with any E-Systems or other Electronic Transmissions, (iii) any actual or prospective investigation, litigation or other proceeding, whether or not brought by any Group Member, any such Indemnitee or any of its Related Persons, any holders of Securities or creditors (and including attorneys’ fees in any case), whether or not any such Group Member, Indemnitee, Related Person, holder or creditor is a party thereto, and whether or not based on any securities or commercial law or regulation or any other Requirement of Law or theory thereof, including common law, equity, contract, tort or otherwise, or (iv) any other act, event or transaction related, contemplated in or attendant to any of the foregoing (collectively, the “Indemnified Matters”); provided, however, that the Borrower shall not have any liability under this Section 11.5 to any Indemnitee with respect to any Indemnified Matter, and no Indemnitee shall have any liability with respect to any Indemnified Matter other than (to the extent otherwise liable), to the extent such liability has resulted primarily from the gross negligence or willful misconduct of such Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order. Furthermore, each of Holdings and the Borrower, to the extent permitted by applicable law, waives and agrees not to assert against any Indemnitee, and shall cause each other Loan Party to waive and not assert against any Indemnitee, any right of contribution with respect to any Liabilities that may be imposed on, incurred by or asserted against any Related Person.

(b) Without limiting the foregoing, “Indemnified Matters” includes all Environmental Liabilities, including those arising from, or otherwise involving, any property of any Group Member or any actual, alleged or prospective damage to property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such property or natural resource or any property on or contiguous to any real property of any Group Member, whether or not, with respect to any such Environmental Liabilities, any Indemnitee is a mortgagee pursuant to any leasehold mortgage, a mortgagee in possession, the successor-in-interest to any Group Member or the owner, lessee or operator of any property of any Group Member through any foreclosure action, in each case except to the extent such Environmental Liabilities (i) are incurred solely following foreclosure by any Secured Party or following any Secured Party having become the successor-in-interest to any Loan Party and (ii) are attributable solely to acts of such Indemnitee.

Section 11.6 Survival. Any indemnification or other protection provided to any Indemnitee pursuant to any Loan Document (including pursuant to Section 2.17 (Taxes), Section 2.16 (Capital Requirements), Article X (The Administrative Agent), Section 11.4 (Costs and Expenses), Section 11.5 (Indemnities) or this Section 11.6) and all representations and warranties made in any Loan Document shall (A) survive the termination of the Commitments and the payment in full of other Obligations and (B) inure to the benefit of any Person that at any time held a right thereunder (as an Indemnitee or otherwise) and, thereafter, its successors and permitted assigns.

Section 11.7 Limitation of Liability for Certain Damages. In no event shall any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings). Each of Holdings and the Borrower hereby waives, releases and agrees (and shall cause each other Loan Party to waive, release and agree) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 11.8 Lender-Creditor Relationship. The relationship between the Lenders and the Administrative Agent, on the one hand, and the Loan Parties, on the other hand, is solely that of lender and creditor. No Secured Party has any fiduciary relationship or duty to any Loan Party arising out of or in connection with, and there is no agency, tenancy or joint venture relationship between the Secured Parties and the Loan Parties by virtue of, any Loan Document or any transaction contemplated therein.

Section 11.9 Right of Setoff. Each of the Administrative Agent, each Lender and each Affiliate (including each branch office thereof) of any of them is hereby authorized, without notice or demand (each of which is hereby waived by Holdings and the Borrower), at any time and from time to time during the continuance of any Event of Default and to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (whether general or special, time or demand, provisional or final) at any time held and other Indebtedness, claims or other obligations at any time owing by the Administrative Agent, such Lender or any of their respective Affiliates to or for the credit or the account of Holdings or the Borrower against any Obligation of any Loan Party now or hereafter existing, whether or not any demand was made under any Loan Document with respect to such Obligation and even though such Obligation may be unmatured. Each of the Administrative Agent and each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights under this Section 11.9 are in addition to any other rights and remedies (including other rights of setoff) that the Administrative Agent, the Lenders and their respective Affiliates and other Secured Parties may have.

Section 11.10 Sharing of Payments, Etc. If any Lender, directly or through an Affiliate or branch office thereof, obtains any payment of any Obligation of any Loan Party (whether voluntary, involuntary or through the exercise of any right of setoff or the receipt of any Collateral or “proceeds” (as defined under the applicable UCC) of Collateral) other than pursuant to Sections 2.16 (Breakage Costs; Increased Costs; Capital Requirements), 2.17 (Taxes) and 2.18 (Substitution of Lenders) and such payment exceeds the amount such Lender would have been entitled to receive if all payments had gone to, and been distributed by, the Administrative Agent in accordance with the provisions of the Loan Documents, such Lender shall purchase for cash from other Secured Parties such participations in their Obligations as necessary for such Lender to share such excess payment with such Secured Parties to ensure such payment is applied as though it had been received by the Administrative Agent and applied in accordance with this Agreement (or, if such application would then be at the discretion of the Borrower, applied to repay the Obligations in accordance herewith); provided, however, that (a) if such payment is rescinded or otherwise recovered from such Lender in whole or in part, such purchase shall be rescinded and the purchase price therefor shall be returned to such Lender without interest and (b) such Lender shall, to the fullest extent permitted by applicable Requirements of Law, be able to exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

Section 11.11 Marshaling; Payments Set Aside. No Secured Party shall be under any obligation to marshal any property in favor of any Loan Party or any other party or against or in payment of any Obligation. To the extent that any Secured Party receives a payment from the Borrower, from the proceeds of the Collateral, from the exercise of its rights of setoff, any enforcement action or otherwise, and such payment is subsequently, in whole or in part, invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not occurred.

Section 11.12 Notices. (a) Addresses. All notices, demands, requests, directions and other communications required or expressly authorized to be made by this Agreement shall, whether or not specified to be in writing but unless otherwise expressly specified to be given by any other means, be given in writing and (i) addressed to (A) if to Holdings or the Borrower, to Medical Staffing Network, Inc., 901 Yamato Road, Suite 110, Boca Raton, Florida 33431, Attention: Kevin Little, Tel: (561) 322-1301, Fax: (561) 322-1201, with copy to (x) Akerman Senterfitt, One Southeast Third Avenue, 25th Floor, Miami, Florida 33131, Attention: Philip B. Schwartz, Esq. and Kim Hines, Esq., Tel: (561) 671-3610, Fax: (561) 659-6313 and (y) Berger Singerman, 200 South Biscayne Boulevard, Suite 1000, Miami, Florida, 33131, Attention: Paul Steven Singerman, Esq. and Jordi Guso, Esq., Tel.: (305) 755-9500, Fax: (305) 714-4340, and (B) if to the Administrative Agent, to General Electric Capital Corporation, 2 Bethesda Metro Center, Suite 600, Bethesda, Maryland 20814, Attention: Medical Staffing Network Account Manager, Tel: (301) 664-9872, Fax: (866) 206-5048, with copy to General Electric Capital Corporation, 2 Bethesda Metro Center, Suite 600, Bethesda, Maryland 20814, Attention: General Counsel, Tel: (301) 634-3260, Fax: (301) 664-9866 and (C) otherwise to the party to be notified at its address specified opposite its name on Schedule II to the Existing Credit Agreement or on the signature page of any applicable Assignment, (ii) posted to Intralinks® (to the extent such system is available and set up by or at the direction of the Administrative Agent prior to posting) in an appropriate location by uploading such notice, demand, request, direction or other communication to www.intralinks.com, faxing it to (866) 545-6600 with an appropriate bar-coded fax coversheet or using such other means of posting to Intralinks® as may be available and reasonably acceptable to the Administrative Agent prior to such posting, (iii) posted to any other E-System set up by or at the direction of the Administrative Agent in an appropriate location or (iv) addressed to such other address as shall be notified in writing (A) in the case of the Borrower, the Administrative Agent, to the other parties hereto and (B) in the case of all other parties, to the Borrower and the Administrative Agent. Transmission by electronic mail (including E-Fax, even if transmitted to the fax numbers set forth in clause (i) above) shall not be sufficient or effective to transmit any such notice under this clause (a) unless such transmission is an available means to post to any E-System.

(b) Effectiveness. All communications described in clause (a) above and all other notices, demands, requests and other communications made in connection with this Agreement shall be effective and be deemed to have been received (i) if delivered by hand, upon personal delivery, (ii) if delivered by overnight courier service, one Business Day after delivery to such courier service, (iii) if delivered by mail, when deposited in the mails, (iv) if delivered by facsimile (other than to post to an E-System pursuant to clause (a)(ii) or (a)(iii) above), upon sender’s receipt of confirmation of proper transmission, and (v) if delivered by posting to any E-System, on the later of the date of such posting in an appropriate location and the date access to such posting is given to the recipient thereof in accordance with the standard procedures applicable to such E-System; provided, however, that no communications to the Administrative Agent pursuant to Article II or Article X shall be effective until received by the Administrative Agent.

Section 11.13 Electronic Transmissions. (a) Authorization. Subject to the provisions of Section 11.12(a), each of the Administrative Agent, the Borrower and the Lenders and each of their Related Persons is authorized (but not required) to transmit, post or otherwise make or communicate, in its sole discretion, Electronic Transmissions in connection with any Loan Document and the transactions contemplated therein. Each of Holdings, the Borrower and each Secured Party hereby acknowledges and agrees, and each of Holdings and the Borrower shall cause each other Group Member to acknowledge and agree, that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the transmission of Electronic Transmissions.

(b) Signatures. Subject to the provisions of Section 11.12(a), (i)(A) no posting to any E-System shall be denied legal effect merely because it is made electronically, (B) each E-Signature on any such posting shall be deemed sufficient to satisfy any requirement for a “signature” and (C) each such posting shall be deemed sufficient to satisfy any requirement for a “writing”, in each case including pursuant to any Loan Document, any applicable provision of any UCC, the federal Uniform Electronic Transactions Act, the Electronic Signatures in Global and National Commerce Act and any substantive or procedural Requirement of Law governing such subject matter, (ii) each such posting that is not readily capable of bearing either a signature or a reproduction of a signature may be signed, and shall be deemed signed, by attaching to, or logically associating with such posting, an E-Signature, upon which each Secured Party and Loan Party may rely and assume the authenticity thereof, (iii) each such posting containing a signature, a reproduction of a signature or an E-Signature shall, for all intents and purposes, have the same effect and weight as a signed paper original and (iv) each party hereto or beneficiary hereto agrees not to contest the validity or enforceability of any posting on any E-System or E-Signature on any such posting under the provisions of any applicable Requirement of Law requiring certain documents to be in writing or signed; provided, however, that nothing herein shall limit such party’s or beneficiary’s right to contest whether any posting to any E-System or E-Signature has been altered after transmission.

(c) Separate Agreements. All uses of an E-System shall be governed by and subject to, in addition to Section 11.12 and this Section 11.13, separate terms and conditions posted or referenced in such E-System and related Contractual Obligations executed by Secured Parties and Group Members in connection with the use of such E-System.

(d) Limitation of Liability. All E-Systems and Electronic Transmissions shall be provided “as is” and “as available”. None of Administrative Agent or any of its Related Persons warrants the accuracy, adequacy or completeness of any E-Systems or Electronic Transmission, and each disclaims all liability for errors or omissions therein. No warranty of any kind is made by the Administrative Agent or any of its Related Persons in connection with any E-Systems or Electronic Transmission, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects. Each of Holdings, the Borrower and each Secured Party agrees (and each of Holdings and the Borrower shall cause each other Loan Party to agree) that the Administrative Agent has no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System.

Section 11.14 Governing Law. This Agreement, each other Loan Document that does not expressly set forth its applicable law, and the rights and obligations of the parties hereto and thereto shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

Section 11.15 Jurisdiction. (a) Submission to Jurisdiction. Any legal action or proceeding with respect to any Loan Document may be brought in the Bankruptcy Court or, if the Bankruptcy Court does not have or does not exercise jurisdiction, the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States of America for the Southern District of New York and, by execution and delivery of this Agreement, each of the parties hereto hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The parties hereto (and, to the extent set forth in any other Loan Document, each other Loan Party) hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.

(b) Service of Process. Each of Holdings and Borrower (and, to the extent set forth in any other Loan Document, each other Loan Party) hereby irrevocably waives personal service of any and all legal process, summons, notices and other documents and other service of process of any kind and consents to such service in any suit, action or proceeding brought in the United States of America with respect to or otherwise arising out of or in connection with any Loan Document by any means permitted by applicable Requirements of Law, including by the mailing thereof (by registered or certified mail, postage prepaid) to the address of Borrower specified in Section 11.12 (and shall be effective when such mailing shall be effective, as provided therein). Each of Holdings and the Borrower (and, to the extent set forth in any other Loan Document, each other Loan Party) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) Non-Exclusive Jurisdiction. Nothing contained in this Section 11.15 shall affect the right of the Administrative Agent or any Lender to serve process in any other manner permitted by applicable Requirements of Law or commence legal proceedings or otherwise proceed against any Loan Party in any other jurisdiction.

Section 11.16 Waiver of Jury Trial. Each party hereto hereby irrevocably waives trial by jury in any suit, action or proceeding with respect to, or directly or indirectly arising out of, under or in connection with, any Loan Document or the transactions contemplated therein or related thereto (whether founded in contract, tort or any other theory). Each party hereto (A) certifies that no other party and no Related Person of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (B) acknowledges that it and the other parties hereto have been induced to enter into the Loan Documents, as applicable, by the mutual waivers and certifications in this Section 11.16.

Section 11.17 Severability. Any provision of any Loan Document being held illegal, invalid or unenforceable in any jurisdiction shall not affect any part of such provision not held illegal, invalid or unenforceable, any other provision of any Loan Document or any part of such provision in any other jurisdiction.

Section 11.18 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart. Delivery of an executed signature page of this Agreement by facsimile transmission or Electronic Transmission shall be as effective as delivery of a manually executed counterpart hereof.

Section 11.19 Entire Agreement. The Loan Documents embody the entire agreement of the parties and supersede all prior agreements and understandings relating to the subject matter thereof and any prior letter of interest, commitment letter, fee letter, and confidentiality and similar agreements involving any Loan Party and any of the Administrative Agent or any Lender or any of their respective Affiliates relating to a financing of substantially similar form, purpose or effect. In the event of any conflict between the terms of this Agreement and any other Loan Document, the terms of this Agreement shall govern (unless such terms of such other Loan Documents are necessary to comply with applicable Requirements of Law, in which case such terms shall govern to the extent necessary to comply therewith).

Section 11.20 Use of Name. Each of Holdings and the Borrower agrees, and shall cause each other Loan Party to agree, that it shall not, and none of its Affiliates shall, issue any press release or other public disclosure (other than any document filed with any Governmental Authority relating to a public offering of the Securities of any Loan Party) using the name, logo or otherwise referring to GE Capital or of any of its Affiliates, the Loan Documents or any transaction contemplated therein to which the Secured Parties are party without at least 2 Business Days’ prior notice to GE Capital and without the prior consent of GE Capital except to the extent required to do so under applicable Requirements of Law and then, only after consulting with GE Capital prior thereto; provided that such consultation shall not be required for filing documents with the Securities and Exchange Commission.

Section 11.21 Non-Public Information; Confidentiality. (a) Each Lender acknowledges and agrees that it may receive material non-public information hereunder concerning the Loan Parties and their Affiliates and Securities and agrees to use such information in compliance with all relevant policies, procedures and Contractual Obligations and applicable Requirements of Laws (including United States federal and state security laws and regulations).

(b) Each Lender and the Administrative Agent agrees to use all reasonable efforts to maintain, in accordance with its customary practices, the confidentiality of information obtained by it pursuant to any Loan Document and designated in writing by any Loan Party as confidential, except that such information may be disclosed (i) with the Borrower’s consent, (ii) to Related Persons of such Lender or the Administrative Agent, as the case may be, that are advised of the confidential nature of such information and are instructed to keep such information confidential, (iii) to the extent such information presently is or hereafter becomes available to such Lender or the Administrative Agent, as the case may be, on a non-confidential basis from a source other than any Loan Party, (iv) to the extent disclosure is required by applicable Requirements of Law or other legal process or requested or demanded by any Governmental Authority, (v) to the extent necessary or customary for inclusion in league table measurements or in any tombstone or other advertising materials (and the Loan Parties consent to the publication of such tombstone or other advertising materials by the Administrative Agent, any Lender or any of their Related Persons), (vi) to the National Association of Insurance Commissioners or any similar organization, any examiner or any nationally recognized rating agency or otherwise to the extent consisting of general portfolio information that does not identify borrowers, (vii) to current or prospective assignees, SPV grantees of any option described in Section 11.2(f) or participants, direct or contractual counterparties to any Hedging Agreement permitted hereunder and to their respective Related Persons, in each case to the extent such assignees, participants, counterparties or Related Persons agree to be bound by provisions substantially similar to the provisions of this Section 11.21 and (viii) in connection with the exercise of any remedy under any Loan Document. In the event of any conflict between the terms of this Section 11.21 and those of any other Contractual Obligation entered into with any Loan Party (whether or not a Loan Document), the terms of this Section 11.21 shall govern.

Section 11.22 Patriot Act Notice. Each Lender subject to the USA Patriot Act of 2001 (31 U.S.C. §§ 5318 et seq.) hereby notifies the Borrower that, pursuant to Section 326 thereof, it is required to obtain, verify and record information that identifies the Borrower, including the name and address of the Borrower and other information allowing such Lender to identify the Borrower in accordance with such act.

Section 11.23 Releasing and Released Parties. The Borrower and each Guarantor hereby acknowledge, effective upon entry of the Interim Order, that the Borrower and such Guarantor and any of their respective Subsidiaries have no defense, counterclaim, offset, recoupment, cross-complaint, claim or demand of any kind or nature whatsoever that can be asserted to reduce or eliminate all or any part of the Borrower’s or such Guarantor’s or their respective Subsidiaries’ liability to repay the Administrative Agent or any Lender as provided in this Agreement or to seek affirmative relief or damages of any kind or nature from the Administrative Agent or any Lender (in their respective capacities as such). The Borrower and each Guarantor, in each case on behalf of their respective bankruptcy estates, and on behalf of all their respective successors, assigns, Subsidiaries and any Affiliates and any Person acting for and on behalf of, or claiming through the Borrower or such Guarantor (collectively, the “Releasing Parties”), hereby fully, finally and forever releases and discharges the Administrative Agent and the Lenders (solely in their respective capacities as such as not as Pre-Petition Lenders) and all of the Administrative Agent’s and the Lenders’ past and present officers, directors, servants, agents, attorneys, other professionals, assigns, heirs, parents, subsidiaries, and each Person acting for or on behalf of any of them (collectively, the “Released Parties”) of and from any and all past and present actions, causes of action, demands, suits, claims, liabilities, Liens, lawsuits, adverse consequences, amounts paid in settlement, costs, damages, debts, deficiencies, diminution in value, disbursements, expenses, losses and other obligations of any kind or nature whatsoever, whether in law, equity or otherwise (including, without limitation, those arising under Sections 541 through 550 of the Bankruptcy Code and interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses, and incidental, consequential and punitive damages payable to third parties), whether known or unknown, fixed or contingent, direct, indirect, or derivative, asserted or unasserted, foreseen or unforeseen, suspected or unsuspected, now existing, heretofore existing or which may heretofore accrue against any of the Released Parties, whether held in a personal or representative capacity, and which are based on any act, fact, event or omission or other matter, cause or thing occurring at or from any time prior to and including the date hereof in any way, directly or indirectly arising out of, connected with or relating to this Agreement, the Final Order, and the transactions contemplated thereby and all other agreements, certificates, instruments and other documents and statements (whether written or oral) related to any of the foregoing.

Section 11.24 Parties Including Trustees; Bankruptcy Court Proceedings. This Agreement, the other Loan Documents, and all Liens and other rights and privileges created hereby or pursuant hereto or to any other Loan Document shall be binding upon each Loan Party, the estate of each Debtor, and any trustee, other estate representative or any successor in interest of any Debtor in any Case or any subsequent case commenced under Chapter 7 of the Bankruptcy Code, and shall not be subject to Section 365 of the Bankruptcy Code. This Agreement and the other Loan Documents shall be binding upon, and inure to the benefit of, the successors of the Administrative Agent and Lenders and their respective assigns, transferees and endorsees. The Liens created by this Agreement and the other Loan Documents shall be and remain valid and perfected in the event of the substantive consolidation or conversion of any Case or any other bankruptcy case of any Loan Party to a case under Chapter 7 of the Bankruptcy Code or in the event of dismissal of any Case or the release of any Collateral from the jurisdiction of the Bankruptcy Court for any reason, without the necessity that the Administrative Agent file financing statements or otherwise perfect its Liens under applicable law. No Loan Party may assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder or under any of the other Loan Documents without the prior express written consent of the Administrative Agent and Lenders. Any such purported assignment, transfer, hypothecation or other conveyance by any Loan Party without the prior express written consent of the Administrative Agent and Lenders shall be void. The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of each Loan Party, Administrative Agent and Lenders with respect to the transactions contemplated hereby and no Person shall be a third party beneficiary of any of the terms and provisions of this Agreement or any of the other Loan Documents.

Section 11.25 No Implied Waivers. Except as expressly provided in any Loan Document, this Agreement is limited as written and is not a consent to any other modification of any term or condition of any Loan Document, each of which shall remain in full force and effect.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

MEDICAL STAFFING NETWORK, INC., AS BORROWER

By:	/s/ Kevin Little
Name:	Kevin Little
Title:	President

MEDICAL STAFFING HOLDINGS, LLC, AS HOLDINGS

By:	MEDICAL STAFFING NETWORK HOLDINGS, INC., its Sole Member

By:	/s/ Kevin Little
Name:	Kevin Little
Title:	President

MEDICAL STAFFING NETWORK HOLDINGS, INC., AS HOLDINGS

By:	/s/ Kevin Little
Name:	Kevin Little
Title:	President

GENERAL ELECTRIC CAPITAL CORPORATION, AS ADMINISTRATIVE AGENT AND LENDER

By:	/s/ Jennifer Aghazadeh
Name:	Jennifer Aghazadeh Duly Authorized Signatory
Title:

GE CAPITAL MARKETS, INC., AS SOLE LEAD ARRANGER AND SOLE BOOKRUNNER

By:	/s/ Jennifer Aghazadeh
Name:	Jennifer Aghazadeh
Title:	Duly Authorized Signatory